UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INTRA-CELLULAR THERAPIES, INC.

(Name of Registrant as Specified in its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

Intra-Cellular Therapies, Inc.

135 Route 202/206, Suite 6, Bedminster, NJ 07921

[ ], 2025

Dear Intra-Cellular Therapies, Inc. Stockholder:

You are cordially invited to attend a special meeting of stockholders (which, together with any adjournments or postponements thereof, we refer to as the “Company Stockholders’ Meeting”) of Intra-Cellular Therapies, Inc., a Delaware corporation (which we refer to as “ITI,” “we,” “us” or “our”) to be held virtually via live webcast on [ ], 2025, at [ ], Eastern Time (unless the Company Stockholders’ Meeting is adjourned or postponed). You may attend the Company Stockholders’ Meeting virtually via the Internet at [ ], where you will also be able to vote. Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. For purposes of attendance at the Company Stockholders’ Meeting, all references in the enclosed proxy statement to “attendance at the Company Stockholders’ Meeting” or “present at the Company Stockholders’ Meeting” mean virtually present at the Company Stockholders’ Meeting. Formal notice of the Company Stockholders’ Meeting, a proxy statement, and a proxy card accompany this letter.

At the Company Stockholders’ Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger (which we refer to, as it may be amended from time to time, as the “Merger Agreement”), dated January 10, 2025, by and among ITI, Johnson & Johnson, a New Jersey corporation (which we refer to as “Johnson & Johnson”), and Fleming Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Johnson & Johnson (which we refer to as “Merger Sub”) (we refer to such proposal as the “Merger Proposal”), (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to ITI’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Compensation Proposal”), and (iii) a proposal to adjourn the Company Stockholders’ Meeting to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting (which we refer to as the “Adjournment Proposal”).

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into ITI (which we refer to as the “Merger,” which, together with each of the other transactions contemplated by the Merger Agreement, we refer to as the “Transactions”), with ITI surviving the Merger as a wholly owned subsidiary of Johnson & Johnson. If you are an ITI stockholder and the Merger is completed, each of your shares of ITI common stock, par value $0.0001 per share (which we refer to as the “common stock”), will be converted into the right to receive $132.00 in cash (which we refer to as the “Merger Consideration”), without interest and less any applicable withholding of taxes (unless you have properly demanded, and not subsequently withdrawn, failed to perfect or otherwise lost, your appraisal rights under Section 262 of the Delaware General Corporation Law (which we refer to as the “DGCL”)).

ITI’s board of directors (the “Board of Directors”), after careful consideration, including considering the factors more fully described in the enclosed proxy statement, has unanimously (1) determined that the Merger Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, ITI and its stockholders; (2) declared it advisable for ITI to enter into the Merger Agreement and consummate the Transactions; (3) approved the execution and delivery by ITI of the Merger Agreement, the performance by ITI of its covenants and agreements contained therein and the consummation of the Transactions upon the terms and subject to the conditions contained therein;

i

(4) resolved that the Merger Agreement be submitted to ITI’s stockholders for approval and adoption at the Company Stockholders’ Meeting; and (5) subject to the provisions of the Merger Agreement, recommended that ITI’s stockholders approve and adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

The enclosed proxy statement provides detailed information about the Company Stockholders’ Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.

Whether or not you plan to attend the Company Stockholders’ Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone by following the instructions on the enclosed proxy card. If you attend the Company Stockholders’ Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.

If you hold your shares of our common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

Your vote is very important, regardless of the number of shares of our common stock that you own. We cannot complete the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

If you have any questions or need assistance voting your shares of our common stock, please contact our Proxy Solicitor:

Alliance Advisors, LLC

Stockholders May Call Toll-Free: 833-215-7308

Email: ITCI@allianceadvisors.com

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

By:
Sharon Mates, Ph.D.
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the adoption of the Merger Agreement or any other transaction described in the accompanying proxy statement, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [ ], 2025 and, together with the enclosed form of proxy card, is first being mailed on or about [ ], 2025.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

Intra-Cellular Therapies, Inc.

135 Route 202/206, Suite 6

Bedminster, NJ 07921

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD VIRTUALLY VIA THE INTERNET ON [ ], 2025

Notice is hereby given that a special meeting of stockholders (including any adjournments or postponements thereof, which we refer to as the “Company Stockholders’ Meeting”) of Intra-Cellular Therapies, Inc., a Delaware corporation (which we refer to as “ITI,” “we,” “us” or “our”), will be held on [ ], 2025, at [ ], Eastern Time (unless the Company Stockholders’ Meeting is adjourned or postponed). ITI stockholders will be able to attend the Company Stockholders’ Meeting via the Internet virtually via live webcast at [ ], where you will be also able to vote. Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. For purposes of attendance at the Company Stockholders’ Meeting, all references in the enclosed proxy statement to “attendance at the Company Stockholders’ Meeting” or “present at the Company Stockholders’ Meeting” mean virtually present at the Company Stockholders’ Meeting. The Company Stockholders’ Meeting is being held for the following purposes:

1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger (which we refer to, as it may be amended from time to time, as the “Merger Agreement”), dated January 10, 2025, by and among ITI, Johnson & Johnson, a New Jersey corporation (which we refer to as “Johnson & Johnson”), and Fleming Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Johnson & Johnson (which we refer to as “Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into ITI (which we refer to as the “Merger”), with ITI surviving the Merger as a wholly owned subsidiary of Johnson & Johnson (we refer to this proposal as the “Merger Proposal”);

2. To consider and vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to ITI’s named executive officers that is based on or otherwise relates to the Merger and/or the other transactions contemplated by the Merger Agreement (which, together with the Merger, we refer to as the “Transactions”) (we refer to this proposal as the “Compensation Proposal”); and

3. To consider and vote on a proposal to adjourn the Company Stockholders’ Meeting to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting (we refer to this proposal as the “Adjournment Proposal”).

Only ITI stockholders of record as of the close of business on [ ], 2025 are entitled to notice of the Company Stockholders’ Meeting and to vote at the Company Stockholders’ Meeting or any adjournment, postponement or other delay thereof.

Your vote is very important, regardless of the number of shares of our common stock that you own. We cannot complete the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of ITI’s common stock.

The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Whether or not you plan to attend the Company Stockholders’ Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone by following the instructions on the enclosed proxy card. If you are a stockholder of record, and you attend the Company Stockholders’ Meeting and vote online during the Company Stockholders’ Meeting, your vote will revoke any proxy that you have previously submitted. If you hold your shares of our common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

By the Order of the Board of Directors:

By:
Sharon Mates, Ph.D.
Chairman and Chief Executive Officer
Dated: [ ], 2025

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE COMPANY STOCKHOLDERS’ MEETING VIRTUALLY, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED; (2) OVER THE INTERNET; OR (3) BY TELEPHONE. You may revoke your proxy or change your vote at any time before it is voted at the Company Stockholders’ Meeting.

If you hold your shares of our common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

If you are a stockholder of record, voting online during the Company Stockholders’ Meeting will revoke any proxy that you previously submitted.

If you hold your shares of our common stock through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote online at the Company Stockholders’ Meeting.

If you fail to (1) return your signed proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Company Stockholders’ Meeting and vote online during the meeting, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the Company Stockholders’ Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal.

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Company Stockholders’ Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

Alliance Advisors, LLC

Stockholders May Call Toll-Free: 833-215-7308

Email: ITCI@allianceadvisors.com

v

Annex A – Agreement and Plan of Merger

Annex B – Opinion of Centerview Partners LLC

Annex C – Opinion of Jefferies LLC

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Fleming Merger Sub, Inc. with and into Intra-Cellular Therapies, Inc., which we refer to as the “Merger,” (which, together with each of the other transactions contemplated by the Merger Agreement, we refer to as the “Transactions”) and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”

Except as otherwise specifically noted in this proxy statement, “ITI,” “we,” “us” or “our” and similar words refer to Intra-Cellular Therapies, Inc., a Delaware corporation, including, in certain cases, our subsidiaries.

Throughout this proxy statement, we refer to Johnson & Johnson, a New Jersey corporation, as “Johnson & Johnson,” and Fleming Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Johnson & Johnson, as “Merger Sub.”

In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated January 10, 2025, by and among ITI, Johnson & Johnson and Merger Sub, as it may be amended from time to time, as the “Merger Agreement.” The Merger Agreement is attached as Annex A to this proxy statement. You should read and consider the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Parties Involved in the Merger (see page 33)

Intra-Cellular Therapies, Inc.

ITI is a biopharmaceutical company focused on the discovery, clinical development and commercialization of innovative, small molecule drugs that address underserved medical needs primarily in psychiatric and neurological disorders. In December 2019, CAPLYTA (lumateperone) was approved by the U.S. Food and Drug Administration (which we refer to as the “FDA”), for the treatment of schizophrenia in adults (42 mg/day) and ITI initiated the commercial launch of CAPLYTA in March 2020. In December 2021, CAPLYTA was approved by the FDA for the treatment of bipolar depression in adults (42 mg/day). ITI initiated the commercial launch of CAPLYTA for the treatment of bipolar depression in December 2021. Additionally, in April 2022, the FDA approved two additional dosage strengths of CAPLYTA, 10.5 mg and 21 mg capsules, to provide dosage recommendations for patients concomitantly taking strong or moderate CYP3A4 inhibitors, and 21 mg for patients with moderate or severe hepatic impairment (Child-Pugh class B or C). ITI initiated the commercial launch of these special population doses in August 2022. As used in this proxy statement, “CAPLYTA” refers to lumateperone approved by the FDA for the treatment of schizophrenia in adults and for the treatment of bipolar depression in adults, and “lumateperone” refers to, where applicable, CAPLYTA as well as lumateperone for the treatment of indications beyond schizophrenia and bipolar depression.

ITI’s pipeline includes several product candidates in clinical development and additional product candidates in non-clinical testing. These include (1) ITI’s lumateperone development program, whereby lumateperone may represent a potential treatment across additional therapeutic indications in adults or pediatric patients, and (2) other product candidates, such as ITI’s ITI-1284 development program, PDE1 program, and other development programs. In the fourth quarter of 2024, ITI submitted a supplemental New Drug Application

(“sNDA”) to the FDA for lumateperone for major depressive disorder (“MDD”) in adults, as adjunctive therapy to antidepressants.

ITI’s common stock is listed on The Nasdaq Global Select Market (which we refer to as “Nasdaq”) under the symbol “ITCI.”

For more information, please see the section of this proxy statement captioned “The Merger — Parties Involved in the Merger.”

Johnson & Johnson

Johnson & Johnson is a holding company, with operating companies conducting business in virtually all countries of the world. Johnson & Johnson’s primary focus is products related to human health and well-being. Johnson & Johnson and its subsidiaries have approximately 138,100 employees worldwide engaged in the research and development, manufacture and sale of a broad range of products in the healthcare field.

Johnson & Johnson’s common stock, par value $1.00, is listed on the New York Stock Exchange under the symbol “JNJ.”

For more information, please see the section of this proxy statement captioned “The Merger — Parties Involved in the Merger.”

Fleming Merger Sub, Inc.

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Johnson & Johnson that was formed solely for the purpose of entering into the Merger Agreement and consummating the Transaction. Merger Sub has not conducted any business operations other than in connection with its formation, the maintenance of its existence and the Transactions. Upon the consummation of the Transactions, Merger Sub will cease to exist.

For more information, please see the section of this proxy statement captioned “The Merger — Parties Involved in the Merger.”

The Merger (see page 33)

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), if the Merger is completed, Merger Sub will merge with and into ITI, and ITI will continue as the surviving corporation (which we refer to as the “Surviving Corporation”) as a wholly owned subsidiary of Johnson & Johnson. As a result of the Merger, our common stock will no longer be publicly traded, will be delisted from Nasdaq and will be deregistered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and ITI will no longer file periodic reports with the United States Securities and Exchange Commission (which we refer to as the “SEC”). In addition, each outstanding share of our common stock (excluding shares held by (1) Johnson & Johnson, Merger Sub or ITI, or by any direct or indirect wholly owned subsidiary of Johnson & Johnson or Merger Sub, immediately prior to the Effective Time (as defined below) and (2) stockholders who are entitled to demand and who properly and validly demand (and do not subsequently withdraw or fail to perfect) their statutory rights of appraisal in respect of such shares in compliance in all respects with Section 262 of the DGCL (which we refer to as “Section 262”)) will be automatically converted into the right to receive $132.00 in cash (which we refer to as the “Merger Consideration”), without interest and less any applicable withholding of taxes. We refer to the shares of our common stock described in clause (1) of the preceding sentence as “Canceled Shares” and we refer to the shares of our common stock described in clause (2) of the preceding sentence as “Dissenting Shares.” Following the Merger, you will not own any shares of the capital stock of the Surviving Corporation.

After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder, except that stockholders who properly demand, and do not subsequently withdraw, fail to perfect or lose, their appraisal rights under Section 262 will have the right to receive a payment for the “fair value” of their shares of our common stock as determined pursuant to an appraisal proceeding as contemplated by Section 262, as described in the section of this proxy statement captioned “The Merger —Appraisal Rights.”

The time and day at which the Merger becomes effective will occur upon the filing and acceptance of the certificate of merger with the Secretary of State of the State of Delaware, or at such later time and day as is agreed upon in writing by the parties and specified in the certificate of merger (which we refer to as the “Effective Time”).

For more information, see the section of this proxy statement captioned “The Merger.”

Treatment of Company Options, Company RSU Awards and Company PSU Awards (see page 63)

At the Effective Time, each then-outstanding compensatory option to purchase shares of our common stock (which we refer to as a “Company Option”) that is unexercised as of immediately prior to the Effective Time (whether vested or unvested) will be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (1) the aggregate number of shares of our common stock underlying such Company Option, and (2) the excess of (a) the Merger Consideration over (b) the per share exercise price of such Company Option (which we refer to as the “Option Consideration”).

At the Effective Time, each then-outstanding restricted stock unit with respect to shares of our common stock (which we refer to as a “Company RSU Award”), other than Interim Equity Awards (as defined below), will be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (1) the aggregate number of shares of our common stock underlying such Company RSU Award and (2) the Merger Consideration (which we refer to as the “RSU Consideration”).

At the Effective Time, each then-outstanding performance stock unit with respect to shares of our common stock (which we refer to as a “Company PSU Award”) will be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (1) the aggregate number of shares of our common stock underlying such Company PSU Award determined by treating all applicable performance measures as satisfied at the target level of performance and (2) the Merger Consideration (which we refer to as the “PSU Consideration”).

At the Effective Time, each Company RSU Award that is granted during the period between the date of the Merger Agreement and the Effective Time (in accordance with the terms and conditions of the Merger Agreement) (which we refer to as an “Interim Equity Award”), to the extent unvested immediately prior to the Effective Time, will be converted to a time-vesting deferred cash award that will vest and be paid in accordance with its original vesting schedule, subject to full acceleration upon the occurrence of certain specified events.

For more information, please see the section of this proxy statement captioned “The Merger — Interests of ITI’s Directors and Executive Officers in the Merger.”

Financing of the Merger (see page 68)

The Merger is not conditioned on any financing arrangements or contingencies. Johnson & Johnson and Merger Sub have represented in the Merger Agreement that Johnson & Johnson, as of the date of the Merger Agreement had and at all times from the date of the Merger Agreement through the Effective Time will have (and Merger Sub will have as of the Effective Time) sufficient funds for the satisfaction of all of Johnson & Johnson’s and Merger Sub’s obligations under the Merger Agreement, including the payment of the aggregate

Merger Consideration, Option Consideration, PSU Consideration and RSU Consideration, and to pay all related fees and expenses required to be paid by Johnson & Johnson or Merger Sub pursuant to the terms of the Merger Agreement.

For more information, please see the section of this proxy statement captioned “The Merger — Financing of the Merger.”

Conditions to the Closing of the Merger (see page 94)

The obligations of ITI, Johnson & Johnson and Merger Sub, as applicable, to effect the Merger are subject to the satisfaction or waiver of certain conditions, including (as described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”), the following:

•

no governmental authority of competent jurisdiction where Johnson & Johnson or any of its subsidiaries, or ITI or any of its subsidiaries, has substantial operations or owns any material assets has (1) enacted, issued or promulgated any law or (2) issued or granted any order, in each of the case of (1) and (2), that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or imposing a Burdensome Condition (as defined below) as a result of the consummation of the Merger that was not agreed to by Johnson & Johnson or Merger Sub;

•

the expiration or termination without the imposition of a Burdensome Condition that was not agreed to by Johnson & Johnson or Merger Sub, of (1) the waiting period (and any extensions thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), and (2) any voluntary agreement not to consummate, or to delay the consummation of, the Merger until a specified time between Johnson & Johnson and ITI, on the one hand, and the U.S. Federal Trade Commission (which we refer to as “FTC”) and U.S. Department of Justice (which we refer to as the “DOJ”), on the other hand (as more fully described in the section of this proxy statement captioned “The Merger — Regulatory Approval Required for the Merger”);

•

the adoption of the Merger Agreement by the affirmative vote of holders of a majority of our outstanding common stock as of the Record Date (which we define in the section of this proxy statement captioned “The Company Stockholders’ Meeting — Record Date; Shares of our Common Stock Entitled to Vote”). For more information, please see the section of this proxy statement captioned “The Company Stockholders’ Meeting”;

•

since the date of the Merger Agreement, there not having arisen or occurred any Company Material Adverse Effect (which we define in the section of this proxy statement captioned “The Merger Agreement — Representations and Warranties”) that is continuing as of immediately prior to the Closing;

•	the accuracy of the representations and warranties of ITI, Johnson & Johnson and Merger Sub in the Merger Agreement, subject to specified materiality standards;

•	ITI, Johnson & Johnson and Merger Sub having complied with or performed in all material respects their respective obligations under the Merger Agreement at or prior to the Closing;

•

the receipt by Johnson & Johnson of a certificate executed by ITI’s Chief Executive Officer certifying that the conditions described in the preceding three bullets have been satisfied, and the receipt by ITI of a certificate executed by an executive officer of Johnson & Johnson certifying that the conditions described in the preceding two bullets have been satisfied.

For more information, please see the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger.”

Regulatory Approval Required for the Merger (see page 76)

The completion of the Merger is subject to, among other conditions described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”, the expiration or termination of (1) the waiting period (and any extensions thereof) applicable to the Merger under the HSR Act and (2) any voluntary agreement not to consummate, or to delay the consummation of, the Merger until a specified time between Johnson & Johnson and ITI, on the one hand, and the FTC and the DOJ, on the other hand. For more information, please see the section of this proxy statement captioned “The Merger — Regulatory Approval Required for the Merger.”

Under the Merger Agreement, and subject to the paragraph immediately below, Johnson & Johnson, Merger Sub and ITI have agreed to use their reasonable best efforts to take all actions that are necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Transactions, so as to enable the closing of the Merger (which we refer to as the “Closing”) to occur as promptly as reasonably practicable.

Johnson & Johnson, Merger Sub and their affiliates are not required under the Merger Agreement to (1) agree to, or proffer to, sell, divest, license or hold separate any rights or other assets or any portion of any business of (a) ITI or any of its affiliates or (b) Johnson & Johnson or any of its affiliates (other than ITI and its subsidiaries) or (2) agree to, or proffer to, other restrictions or limitations on any business, operations, assets, properties or contractual freedoms of any such businesses or operations of Johnson & Johnson and the Surviving Corporation, including ITI and its and their respective subsidiaries and affiliates, in the case of (1)(a) or (2), if the taking of such action is or would reasonably be expected to, individually or in the aggregate, result in a material impairment to the overall benefits expected to be realized from the consummation of the Transactions (we refer to any such requirement as a “Burdensome Condition”). ITI and its subsidiaries are not permitted to agree or proffer to take any of such actions without the prior written consent of Johnson & Johnson. However, if requested by Johnson & Johnson, ITI will agree to take any such action that is conditioned upon the Closing.

Johnson & Johnson (and its subsidiaries) may not enter into a definitive agreement after the date of the Merger Agreement, providing for, or consummate, any acquisition, merger, joint venture, partnership, licensing agreement, collaboration, or any other similar type of transaction, in each case, that would reasonably be expected to prevent or materially delay any required approvals or the expiration or termination of the applicable waiting period under the HSR Act or any other antitrust laws applicable to the Transactions.

Recommendation of the Board of Directors (see page 41)

ITI’s Board of Directors (which we refer to as the “Board of Directors”), after careful consideration, including considering the various factors described in the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of ITI and its stockholders; (2) declared it advisable for ITI to enter into the Merger Agreement and consummate the Transactions; (3) approved the execution and delivery by ITI of the Merger Agreement, the performance by ITI of its covenants and agreements contained therein and the consummation of the Transactions upon the terms and subject to the conditions contained therein; (4) resolved that the Merger Agreement be submitted to ITI’s stockholders for approval and adoption at the Company Stockholders’ Meeting; and (5) subject to the provisions of the Merger Agreement, recommended that ITI’s stockholders approve and adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote (1) “FOR” the proposal to adopt the Merger Agreement (which we refer to as the “Merger Proposal”), (2) “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to ITI’s named executive officers that is based on or otherwise relates to the Transactions (which we refer to as the

“Compensation Proposal”) and (3) “FOR” the proposal to adjourn the Company Stockholders’ Meeting to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting (which we refer to as the “Adjournment Proposal”).

Opinions of ITI’s Financial Advisors – Opinion of Centerview Partners LLC (see page 46)

ITI retained Centerview Partners LLC (which we refer to as “Centerview”), as financial advisor to the Board of Directors in connection with the Transactions. In connection with this engagement, the Board of Directors requested that Centerview evaluate the fairness, from a financial point of view, to the holders of our common stock (other than Canceled Shares, Dissenting Shares, and any shares of our common stock held by any affiliate of ITI or Johnson & Johnson, which we refer to collectively as “Excluded Shares”) of the Merger Consideration proposed to be paid to such holders pursuant to the Merger Agreement. On January 10, 2025, Centerview rendered to the Board of Directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated January 10, 2025 that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration to be paid to the holders of our common stock (other than Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated January 10, 2025, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board of Directors (in the directors’ capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Merger and the other Transactions and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of our common stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement, the Merger or the other Transactions and does not constitute a recommendation to any stockholder of ITI or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Merger and the other Transactions or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

Opinions of ITI’s Financial Advisors – Opinion of Jefferies LLC (see page 53)

ITI retained Jefferies LLC (which we refer to as “Jefferies”) as one of its financial advisors in connection with a possible sale, disposition or other business transaction involving ITI. In connection with this engagement, ITI requested that Jefferies evaluate the fairness, from a financial point of view, to holders of shares of our common stock (other than Excluded Shares) of the Merger Consideration to be received by such holders pursuant to the Merger Agreement. At a meeting of the Board of Directors held on January 10, 2025, Jefferies rendered its oral opinion to the Board of Directors, which was subsequently confirmed by delivery of a written opinion dated January 10, 2025, to the effect that, as of the date of such opinion and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger Consideration to be received by the holders of shares of our common stock (other than Excluded Shares) was fair, from a financial point of view, to such holders.

The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex

C to this proxy statement and is incorporated herein by reference. ITI encourages you to read the opinion carefully and in its entirety. Jefferies’ opinion was provided for the use and benefit of the Board of Directors in its consideration of the Merger. Jefferies’ opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to ITI, nor did it address the underlying business decision by ITI to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Jefferies’ opinion did not constitute a recommendation as to how any holder of shares of our common stock should vote on the Merger or any matter related thereto. The summary of Jefferies’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Jefferies’ opinion, which is attached hereto as Annex C and is incorporated herein by reference.

For more information, please see the section of this proxy statement captioned “The Merger – Opinions of ITI’s Financial Advisors – Opinion of Jefferies.”

Interests of ITI’s Directors and Executive Officers in the Merger (see page 62)

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder generally, as more fully described below. In (1) evaluating and negotiating the Merger Agreement; (2) approving the Merger Agreement and the Transactions; and (3) recommending that ITI’s stockholders approve the Merger Proposal, the Board of Directors was aware of and considered, among other matters, these interests (to the extent that they existed at that time). These interests include the following:

•

the accelerated vesting of Company Options, Company RSU Awards (other than Interim Equity Awards) and Company PSU Awards held by such individuals and the cancellation of such awards in exchange for upfront cash payments;

•

the eligibility of executive officers to receive severance payments and benefits pursuant to employment arrangements with ITI in connection with a qualifying termination of employment following the Effective Time;

•	the possibility of continued employment of ITI’s executive officers with the Surviving Corporation following the Effective Time; and

•	the continuation of indemnification and directors’ and officers’ liability insurance by the Surviving Corporation following the Effective Time and for at least six years thereafter.

If the Merger Proposal is approved, the shares of our common stock held by our directors and executive officers as of the Effective Time will be treated in the same manner as outstanding shares of our common stock held by all other stockholders. For more information, see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement — Interests of ITI’s Directors and Executive Officers in the Merger” and “Proposal 2: Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements.”

Appraisal Rights (see page 68)

If the Merger is completed, record holders or beneficial owners of our common stock who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our common stock and otherwise comply fully with Section 262 will be entitled to appraisal rights in connection with the Merger.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Throughout this summary of appraisal rights and the other descriptions of appraisal rights throughout this proxy statement, we refer to both record holders of our common stock and beneficial owners of our common stock collectively as “stockholders.” If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee.

Under Section 262, stockholders who (1) do not vote in favor of the adoption of the Merger Agreement; (2) continuously are stockholders through the Effective Time; and (3) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the Merger Consideration, payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of their shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the Delaware Court of Chancery, so long as they comply fully with the procedures established by Section 262. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of our common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration.

Stockholders wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•	the stockholder must deliver to ITI a written demand for appraisal before the vote on the Merger Agreement at the Company Stockholders’ Meeting;

•

the stockholder must continuously hold the shares of our common stock that are subject to the demand from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers such shares of our common stock before the Effective Time); and

•

the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of our common stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

Your failure to follow exactly the procedures specified under Section 262 will result in the loss of your appraisal rights. The Section 262 requirements for exercising appraisal rights are described in further detail in this proxy statement. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

For more information, please see the section of this proxy statement captioned “The Merger — Appraisal Rights.”

U.S. Federal Income Tax Considerations of the Merger (see page 73)

The receipt of cash by a holder in exchange for such holder’s shares of our common stock in the Merger generally will be a taxable transaction for U.S. federal income tax purposes. Such receipt of cash by an ITI stockholder that is a U.S. Holder (which we define in the section of this proxy statement captioned “The Merger—U.S. Federal Income Tax Considerations of the Merger—U.S. Holders”) generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered in the Merger.

Except in specific circumstances described below under “The Merger—U.S. Federal Income Tax Considerations of the Merger—Non-U.S. Holders,” Non-U.S. Holders generally will not be subject to U.S. federal income tax.

For more information, see the section of this proxy statement captioned “The Merger—U.S. Federal Income Tax Considerations of the Merger.” Stockholders should consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Acquisition Proposals (see page 86)

Under the Merger Agreement, during the period from the execution and delivery of the Merger Agreement and until the earlier of the Effective Time and the valid termination of the Merger Agreement, ITI has agreed that it and its subsidiaries will not, and will not authorize or permit any of their representatives to, directly or indirectly:

•

solicit, initiate, knowingly encourage, or knowingly facilitate or assist, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, that constitutes or would reasonably be expected to lead to an Acquisition Proposal (which we define in the section of this proxy statement captioned “The Merger Agreement — Acquisition Proposals”);

•

furnish to any third party any non-public information relating to ITI or its subsidiaries, or afford to any third party access to the business, properties, assets, books, records or other non-public information, or to any personnel, of ITI or its subsidiaries, in any such case in connection with, in response to or with the intent to encourage, facilitate or assist the making, submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

•

participate or engage in any discussions or negotiations with any third party with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•

adopt, approve or enter into any merger agreement, purchase agreement, letter of intent, memorandum of understanding or similar agreement or contract with respect to an Acquisition Transaction (which we define in the section of this proxy statement captioned “The Merger Agreement — Acquisition Proposals”); or

•	resolve or agree to do any of the foregoing.

Notwithstanding the restrictions described above, if at any time prior to obtaining the required ITI stockholder approval, ITI receives a written, bona fide Acquisition Proposal from any third party after the date of the Merger Agreement that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, and the Board of Directors determines in good faith that the Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (which we define in the section of this proxy statement captioned “The Merger Agreement — Acquisition Proposals”) and that the failure to take the actions described in the three bullets below would be inconsistent with its fiduciary duties under applicable law, then ITI may, as applicable:

•

enter into an Acceptable Confidentiality Agreement (which we define in the section of this proxy statement captioned “The Merger Agreement — Acquisition Proposals”) with the third party in accordance with the terms of the Merger Agreement;

•	subject to certain conditions, furnish information with respect to ITI to the third party making the Acquisition Proposal and its representatives; and

•

participate and engage in discussions or negotiations about the Acquisition Proposal with the applicable third party and its representatives (and waive such third party’s noncompliance with the provisions of any “standstill” agreement solely to the extent necessary to permit such discussions or negotiations).

For more information, see the section of this proxy statement captioned “The Merger Agreement —Acquisition Proposals.”

Company Board Recommendation Change (see page 89)

The Board of Directors has unanimously recommended that you vote “FOR” the Merger Proposal.

The Merger Agreement provides that the Board of Directors may not change its recommendation, or take other actions constituting a Company Board Recommendation Change (which we define in the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Company Board Recommendation Change”), except in certain specified circumstances relating to:

•	our receipt of a Superior Proposal (which we define in the section of this proxy statement captioned “The Merger Agreement — Acquisition Proposals”);

•

or the occurrence of an Intervening Event (which we define in the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Company Board Recommendation Change”).

For more information, see the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Company Board Recommendation Change.”

Termination of the Merger Agreement (see page 95)

The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time in the following ways:

•	By mutual written agreement of Johnson & Johnson and ITI;

•	By either ITI or Johnson & Johnson:

•

if the Effective Time shall not have occurred on or before July 10, 2025, which period may be extended automatically for two automatic 6-month periods if, at the end of the prior period, any of the conditions to closing the Merger relating to (1) approval of the Transactions pursuant to the HSR Act or (2) the absence of certain legal restraints making illegal or otherwise preventing the consummation of the Merger (solely in respect of any antitrust law) have not been satisfied or waived (we refer to such date as the “Termination Date”); provided, however, that the right to terminate the Merger Agreement pursuant to this bullet point will not be available to any party whose material breach of its representations, warranties or obligations under the Merger Agreement has been a principal cause of or resulted in the failure of the Effective Time to occur on or before the date of such termination;

•

if there exists any law or order which has become final and non-appealable that has the effect of causing the Legal Prohibition Condition (which we define in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”) to not be satisfied; except the right to so terminate the Merger Agreement will not be available to any party whose material breach of its representations, warranties or obligations under the Merger Agreement has been the principal cause of or resulted in the existence of such law or order, or to any party that has failed to use its reasonable best efforts in accordance with the terms of the Merger Agreement to remove such law or order; or

•	if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) will have concluded and the requisite ITI stockholder approval was not obtained;

•	By ITI:

•

if (1) ITI is not in breach of the Merger Agreement such that Johnson & Johnson has the right to terminate the Merger Agreement under its termination right relating to ITI’s failure to perform any covenant, agreement or obligation and the inaccuracy of its representations or warranties, (2) there has been a failure to perform any covenant, agreement or obligation in the Merger Agreement of Johnson & Johnson or Merger Sub or any of the representations and warranties of Johnson & Johnson and Merger Sub set forth in the Merger Agreement are inaccurate, in each case, such that failure to perform or inaccuracy would result in the failure to satisfy the closing conditions relating to their performance of any covenant, agreement or obligation and the accuracy of their representation and warranties, and (3) such breach, failure to perform or inaccuracy cannot be cured by the Termination Date or is not cured within 20 business days of the date ITI provides written notice to Johnson & Johnson of such breach, failure to perform or inaccuracy; or

•

if prior to the receipt of the requisite ITI stockholder approval, the Board of Directors has determined to terminate the Merger Agreement in accordance and in compliance with its terms in order to concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal, provided that (1) ITI has complied in all material respects with the terms of the Merger Agreement relating to alternative acquisition proposals and (2) ITI has paid the $475,500,000 termination fee concurrently with such termination.

•	By Johnson & Johnson:

•

if (1) Johnson & Johnson and Merger Sub are not in breach of the Merger Agreement such that ITI has the right to terminate the Merger Agreement under its termination right relating Johnson & Johnson’s or Merger Sub’s failure to perform any covenant, agreement or obligation and the inaccuracy of their representations or warranties, (2) there has been a failure to perform any covenant, agreement or obligation in the Merger Agreement of ITI or any of the representations and warranties of ITI set forth in the Merger Agreement are inaccurate, in each case, such that the failure to perform or inaccuracy would result in the failure to satisfy the closing conditions relating to its performance of any covenant, agreement or obligation and the accuracy of its representation and warranties and (3) and such failure to perform or inaccuracy cannot be cured by the Termination Date or is not cured within 20 business days of the date Johnson & Johnson provides written notice to ITI of such failure to perform or inaccuracy; or

•

if (1) a Company Board Recommendation Change has occurred (which we define in the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Company Board Recommendation Change”); or (2) following the receipt of an Acquisition Proposal that is publicly announced or otherwise publicly known, ITI fails to publicly reaffirm the Company Board Recommendation (which we define in the section of this proxy statement captioned “The Merger Agreement — Acquisition Proposals”) within ten business days after receipt of a written request by Johnson & Johnson to do so.

For more information, please see the section of this proxy statement captioned “The Merger Agreement  —Termination of the Merger Agreement.”

Expenses; Termination Fees (see page 97)

Except in specified circumstances, whether or not the Merger is completed, ITI, on the one hand, and Johnson & Johnson and Merger Sub, on the other hand, are each responsible for all of their respective fees and expenses incurred in connection with the Transactions.

ITI will be required to pay to Johnson & Johnson a termination fee of $475,500,000 if the Merger Agreement is terminated under specified circumstances.

For more information on the termination fee, see the section of this proxy statement captioned “The Merger Agreement — Expenses; Termination Fee.”

Effect on ITI if the Merger is Not Completed (see page 34)

If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of our common stock. Instead, ITI will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Under specified circumstances, ITI will be required to pay Johnson & Johnson a termination fee of $475,500,000 upon the termination of the Merger Agreement. For more details, see the section of this proxy statement captioned “The Merger —  Effect on ITI if the Merger is Not Completed.”

The Company Stockholders’ Meeting (see page 24)

Date, Time and Place

A special meeting of stockholders of ITI (which we refer to as the “Company Stockholders’ Meeting”) will be held virtually via live webcast on [ ], 2025, at [ ], Eastern Time (unless the Company Stockholders’ Meeting is adjourned or postponed). You may attend the Company Stockholders’ Meeting via the Internet at [ ], where you will also be able to vote. Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. For purposes of attendance at the Company Stockholders’ Meeting, all references in this proxy statement to “attendance at the Company Stockholders’ Meeting” or “present at the Company Stockholders’ Meeting” mean virtually present at the Company Stockholders’ Meeting.

Record Date; Shares of our Common Stock Entitled to Vote

You are entitled to vote at the Company Stockholders’ Meeting if you owned shares of ITI common stock at the close of business on [ ], 2025 (which we refer to as the “Record Date”). You will have one vote at the Company Stockholders’ Meeting for each share of our common stock that you owned at the close of business on the Record Date.

Purpose

At the Company Stockholders’ Meeting, we will ask stockholders to vote on proposals to approve (1) the Merger Proposal, (2) the Compensation Proposal and (3) the Adjournment Proposal.

Quorum

As of the Record Date, there were [ ] shares of our common stock outstanding and entitled to vote at the Company Stockholders’ Meeting. The presence, in person (which would include presence at a virtual meeting) or by proxy, of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote at the Company Stockholders’ Meeting is necessary to constitute a quorum at the Company Stockholders’ Meeting.

Votes Required

The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote as of the close of business on the Record Date. As of the Record Date, [ ] votes constitute a majority of the outstanding shares of our common stock entitled to vote on the Merger Proposal.

The approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively for this proposal.

The approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote of a majority of the votes cast affirmatively or negatively for this proposal.

Share Ownership of Our Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [ ] shares of our common stock, representing approximately [ ]% of the shares of our common stock outstanding on the Record Date.

We currently expect that our directors and executive officers will vote all of their respective shares of our common stock: (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Voting and Proxies

Any stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote online during the Company Stockholders’ Meeting. If you are a beneficial owner and hold your shares of our common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of our common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. However, the proposals to be considered at the Company Stockholders’ Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares of our common stock.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Company Stockholders’ Meeting by (1) signing another proxy card with a later date and returning it prior to the Company Stockholders’ Meeting; (2) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation, prior to the Company Stockholders’ Meeting, to our Corporate Secretary at 135 Route 202/206, Suite 6, Bedminster, NJ 07921; or (4) attending the Company Stockholders’ Meeting virtually and voting.

If you hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote online at the Company Stockholders’ Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

For more information, see the section of this proxy statement captioned “The Company Stockholders’ Meeting.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Company Stockholders’ Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement and the full text of the annexes to this proxy statement and the documents we refer to in this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the Merger, the Merger Agreement and the Company Stockholders’ Meeting. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”

Q: Why am I receiving these materials?

A:

On January 10, 2025, ITI entered into an agreement that, if adopted by ITI’s stockholders (and subject to other conditions contained therein), will result in ITI becoming a wholly owned subsidiary of Johnson & Johnson. The Board of Directors is furnishing this proxy statement and form of proxy card to our stockholders in connection with the solicitation of votes to adopt the Merger Agreement and approve related proposals.

Q: What am I being asked to vote on at the Company Stockholders’ Meeting?

A:	You are being asked to vote on the following proposals:

(1) To adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into ITI, and ITI will become a wholly owned subsidiary of Johnson & Johnson;

(2) To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to ITI’s named executive officers that is based on or otherwise relates to the Transactions; and

(3) To adjourn the Company Stockholders’ Meeting to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting.

Q: Why am I being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?

A:

The Exchange Act and applicable SEC rules thereunder require ITI to seek an advisory (non-binding) vote with respect to certain payments that could become payable to its named executive officers that are based on or otherwise relate to the Transactions.

Q: When and where is the Company Stockholders’ Meeting?

A:

The Company Stockholders’ Meeting will take place on [ ], 2025, at [ ], Eastern Time (unless the Company Stockholders’ Meeting is adjourned or postponed), virtually via live webcast. You may attend the Company Stockholders’ Meeting via the Internet at [ ], where you will also be able to vote. Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. You will need the control number included on your proxy card in order to be able to vote your shares of our common stock on the Company Stockholders’ Meeting website. If you are a registered stockholder, your control number is included on your proxy card. If you are a beneficial owner and hold your shares of our common stock in “street name” through a bank, broker or other nominee, you will need to register in advance for a control number in order to vote on the Company Stockholders’ Meeting website. Instructions on how to attend and participate online are on the proxy card. We expect check-in to be available starting around [ ], Eastern Time, on the day of the Company Stockholders’ Meeting, and you should allow ample time for check-in proceedings. We will have technicians standing by and ready to assist you with any technical difficulties you may have in accessing the virtual live webcast. If you encounter any difficulties accessing the virtual live webcast during the check-in or meeting time, please call the support team at [ ].

Q: What constitutes a quorum for the Company Stockholders’ Meeting?

A:

The presence, in person (which would include presence at a virtual meeting) or by proxy, of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote at the Company Stockholders’ Meeting is necessary to constitute a quorum at the Company Stockholders’ Meeting. As of the Record Date, there were [ ] shares of our common stock outstanding and entitled to vote at the Company Stockholders’ Meeting.

Q: Who is entitled to vote at the Company Stockholders’ Meeting?

A:

Stockholders as of the close of business on [ ], 2025, which is the Record Date, are entitled to notice of the Company Stockholders’ Meeting and to vote at the Company Stockholders’ Meeting (and at any adjournment or postponement thereof). Each holder of shares of our common stock is entitled to cast one vote on each matter properly brought before the Company Stockholders’ Meeting for each share of our common stock owned as of the close of business on the Record Date.

Q: What is the proposed Merger and what effects will it have on ITI?

A:

The proposed Merger is the acquisition of ITI by Johnson & Johnson. If the Merger Proposal is approved by our stockholders and the other closing conditions under the ITI Agreement are satisfied or otherwise waived, Merger Sub will merge with and into ITI, with ITI continuing as the Surviving Corporation. As a result of the Merger, ITI will become a wholly owned subsidiary of Johnson & Johnson, and our common stock will no longer be publicly traded, and you will no longer have any interest in ITI’s future earnings or growth. In addition, our common stock will be delisted from Nasdaq, deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC, in each case in accordance with applicable law, rules and regulations.

Q: What will I receive for my shares of common stock if the Merger is completed?

A:

Upon completion of the Merger, you will be entitled to receive the Merger Consideration, which consists of $132.00 in cash, without interest and subject to any required tax withholding, for each share of our common stock that you own, unless you have properly demanded and not subsequently withdrawn, failed to perfect, or lost your appraisal rights under Section 262. For example, if you own 100 shares of our common stock, you will receive $13,200.00 in cash (subject to any required tax withholding) in exchange for your shares of our common stock.

Q: What will the holders of Company Options, Company RSU Awards and Company PSU Awards receive in the Merger?

A:

At the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested) will be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (1) the aggregate number of shares of our common stock underlying such Company Option, and (2) the excess of (a) the Merger Consideration over (b) the per share exercise price of such Company Option.

With respect to Company RSU Awards, at the Effective Time, each then-outstanding Company RSU Award, other than Interim Equity Awards, will be canceled and the holder thereof will be entitled to receive an amount in cash (without interest) equal to the product of (1) the aggregate number of shares of our common stock underlying such Company RSU Award and (2) the Merger Consideration.

With respect to Company PSU Awards, at the Effective Time, each then-outstanding Company PSU Award will be canceled and the holder thereof will be entitled to receive an amount in cash (without interest) equal to the product of (1) the aggregate number of shares of our common stock underlying such Company PSU Award determined by treating all applicable performance measures as satisfied at the target level of performance and (2) the Merger Consideration.

With respect to Interim Equity Awards, at the Effective Time, each Interim Equity Award that is unvested immediately prior to the Effective Time will be converted to a deferred cash award that will vest and be paid in accordance with its original vesting schedule, subject to full acceleration upon the occurrence of certain specified events.

Q: How does the Merger Consideration compare to the market price of the common stock?

A:

The $132.00 Merger Consideration represents a premium of approximately 60% to the closing price of $82.56 per share of our common stock on January 8, 2025 (the last full trading day prior to the date on which the Board of Directors met to approve the Merger) and a premium of approximately 57% to ITI’s 30-day VWAP as of the close of trading on January 8, 2025.

On [ ], 2025, the most recent practicable date before this proxy statement was first mailed to our stockholders, the closing price for our common stock on Nasdaq was $[ ] per share of our common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

Q: What do I need to do now?

A:

We encourage you to read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone, so that your shares of our common stock can be voted at the Company Stockholders’ Meeting. A failure to vote your shares of ITI common stock or an abstention from voting will have the same effect as a vote “AGAINST” the Merger Proposal. If you are a beneficial owner and hold your shares of our common stock in “street name” through a bank, broker or other nominee, please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares of our common stock.

Q: What happens if I sell or otherwise transfer my shares of ITI common stock after the Record Date but before the Company Stockholders’ Meeting?

A:

The Record Date for the Company Stockholders’ Meeting is earlier than the date of the Company Stockholders’ Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of our common stock after the Record Date but before the Company Stockholders’ Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of our common stock and each of you notifies ITI in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote those shares at the Company Stockholders’ Meeting. Even if you sell or otherwise transfer your shares of our common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.

Q: How does the Board of Directors recommend that I vote?

A:

The Board of Directors, after careful consideration, including considering the various factors described in the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors

and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of ITI and its stockholders; (2) declared it advisable for ITI to enter into the Merger Agreement and consummate the Transactions; (3) approved the execution and delivery by ITI of the Merger Agreement, the performance by ITI of its covenants and agreements contained therein and the consummation of the Transactions upon the terms and subject to the conditions contained therein; (4) resolved that the Merger Agreement be submitted to ITI’s stockholders for approval and adoption at the Company Stockholders’ Meeting; and (5) subject to the provisions of the Merger Agreement, recommended that ITI’s stockholders approve and adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Q: What happens if the Merger is not completed?

A:	If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of our common stock.

Instead, ITI will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Upon the termination of the Merger Agreement under specified circumstances, ITI may be required to pay Johnson & Johnson a termination fee of $475,500,000, as further described in the section of this proxy statement captioned “The Merger Agreement — Expenses; Termination Fee.”

Q: What happens if the stockholders do not approve the Compensation Proposal?

A:

The approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on ITI. Therefore, if the other requisite stockholder approvals are obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to ITI’s named executive officers in accordance with the terms and conditions of the applicable agreements.

Q: What vote is required to approve the Merger Proposal?

A:

The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote as of the close of business on the Record Date. The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote online during the Company Stockholders’ Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares of our common stock in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares of our common stock will have the same effect as a vote “AGAINST” the Merger Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.

Q: What vote is required to approve the Compensation Proposal?

A:

The approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively for this proposal. Assuming a quorum is present at the Company Stockholders’ Meeting, the failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote online during the Company Stockholders’ Meeting will not have any effect on the Compensation Proposal. If you hold your shares of our common stock in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares of our common stock will have no effect on the Compensation Proposal. Abstentions will have no effect on the Compensation Proposal.

Q: What vote is required to approve the Adjournment Proposal?

A:

The approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote of a majority of the votes cast affirmatively or negatively for this proposal. Assuming a quorum is present at the Company Stockholders’ Meeting, the failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote online during the Company Stockholders’ Meeting will not have any effect on the Adjournment Proposal. If you hold your shares of our common stock in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares of our common stock will have no effect on the Adjournment Proposal. Abstentions will have no effect on the Adjournment Proposal.

Q: What is the difference between holding shares of ITI common stock as a stockholder of record and as a beneficial owner?

A:

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of our common stock, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by ITI.

If your shares of our common stock are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of our common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares of our common stock, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares of our common stock by following their instructions for voting. You are also invited to attend the Company Stockholders’ Meeting. However, because you are not the stockholder of record, you may not vote your shares of our common stock virtually at the Company Stockholders’ Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q: How may I vote?

A:	If you are a stockholder of record (that is, if your shares of our common stock are registered in your name with Computershare Trust Company, N.A., our transfer agent), there are four ways to vote:

•

You may vote over the Internet prior to the Company Stockholders’ Meeting. You may vote your shares of our common stock over the Internet prior to 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card. If you vote over the Internet prior to the Company Stockholders’ Meeting, you do not need to vote during the Company Stockholders’ Meeting or by telephone or by mail.

•

You may vote by telephone prior to the Company Stockholders’ Meeting. You may vote your shares of our common stock by calling the phone number on the proxy card prior to 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting. If you vote by telephone, you do not need to vote over the Internet or by mail.

•

You may vote by mail prior to the Company Stockholders’ Meeting. If you wish to vote your shares of our common stock by mail, please sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope. If you vote by mail, you do not need to vote over the Internet or by telephone and your mailing must be received prior to the Company Stockholders’ Meeting.

•

You may vote over the Internet during the Company Stockholders’ Meeting. You may vote your shares of our common stock over the Internet during the Company Stockholders’ Meeting by accessing the Company Stockholders’ Meeting website by following the instructions provided on the proxy card. You can then cast your votes by following the prompts provided by the website. If you attend the Company Stockholders’ Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.

If your shares of our common stock are held in “street name” through a bank, broker or other nominee, you may vote:

•	through your bank, broker or other nominee, by completing and returning the voting form provided by your bank, broker or other nominee;

•	by attending the Company Stockholders’ Meeting and voting online with a “legal proxy” from your bank, broker or other nominee; or

•

if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone by the deadline provided by your bank, broker or other nominee. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Even if you plan to attend the Company Stockholders’ Meeting virtually, you are strongly encouraged to vote your shares of our common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote your shares of our common stock that you beneficially own, you may still vote your shares of our common stock online at the Company Stockholders’ Meeting even if you have previously voted by proxy. If you are present at the Company Stockholders’ Meeting virtually and vote online during the Company Stockholders’ Meeting, your vote will revoke any proxy that you have previously submitted.

Q: If my broker holds my shares of ITI common stock in “street name,” will my broker vote my shares of ITI common stock for me?

A:

No. Your bank, broker or other nominee is only permitted to vote your shares of our common stock on any proposal currently scheduled to be considered at the Company Stockholders’ Meeting if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares of our common stock. Without instructions, your shares of our common stock will not be voted on such proposals, which will have the same effect as if you voted “AGAINST” the Merger Proposal, but, assuming a quorum is present at the Company Stockholders’ Meeting, will have no effect on the Compensation Proposal and the Adjournment Proposal.

Q: May I change my vote after I have mailed my signed proxy card or voted over the Internet or by telephone prior to the Company Stockholders’ Meeting?

A:

Yes. After you have mailed your signed proxy card or voted over the Internet or by telephone prior to the Company Stockholders’ Meeting, you may still change your vote and revoke your proxy by doing any one of the following things:

•	voting online at the Company Stockholders’ Meeting;

•	submitting a new proxy by telephone prior to 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting;

•	submitting a new proxy over the Internet prior to 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card;

•	signing a new proxy card with a date later than the date of the previously submitted proxy card and returning it to us by mail, which must be received prior to the Company Stockholders’ Meeting; or

•

giving our Corporate Secretary a written notice that you want to revoke your proxy via mail at 135 Route 202/206, Suite 6, Bedminster, NJ 07921 prior to 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting.

Your attendance at the Company Stockholders’ Meeting alone will not revoke your proxy.

Q: What is a proxy?

A;

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the Company Stockholders’ Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.” Our Board of Directors has designated Michael I. Halstead, our President, and John P. Condon, our Corporate Secretary, and each or any of them, with full power of substitution, as the proxy holders for the Company Stockholders’ Meeting.

Q: If a stockholder gives a proxy, how are the shares of ITI common stock voted?

A:

Regardless of the method you choose to vote, the proxy holders will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares of our common stock should be voted “FOR” or “AGAINST” or to abstain from voting on all, some or none of the specific items of business to come before the Company Stockholders’ Meeting. If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Q: What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of our common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of our common stock. If you are a stockholder of record and your shares of our common stock are registered in more than one name, you will receive more than one proxy card. Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction card that you receive, in order to vote all shares of ITI’s common stock that you own.

Q: Where can I find the voting results of the Company Stockholders’ Meeting?

A:

If available, ITI may announce preliminary voting results at the conclusion of the Company Stockholders’ Meeting. ITI intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Company Stockholders’ Meeting. All reports that ITI files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information.”

Q: Will I be subject to U.S. federal income tax upon the exchange of shares of ITI common stock for cash pursuant to the Merger?

A:

The receipt of cash by a holder in exchange for such holder’s shares of our common stock in the Merger generally will be a taxable transaction for U.S. federal income tax purposes. Such receipt of cash by an ITI stockholder that is a U.S. Holder (which we define in the section of this proxy statement captioned “The Merger—U.S. Federal Income Tax Considerations of the Merger—U.S. Holders”) generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered in the Merger (as further discussed in the section of this proxy statement captioned “The Merger—U.S. Federal Income Tax Considerations of the Merger”). Except in certain specific circumstances described below under “The Merger—U.S. Federal Income Tax Considerations of the Merger—Non-U.S. Holders,” non-U.S. Holders generally will not be subject to U.S. federal income tax.

The U.S. federal income tax consequences described above may not apply to all holders of our common stock. You should read the section titled “The Merger—U.S. Federal Income Tax Considerations of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the Merger. The tax consequences of the Merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the applicable U.S. federal, state, local and non-U.S. tax consequences of the Merger to you.

Q: When do you expect the Merger to be completed?

A:

We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in 2025. However, the exact timing of completion of the Merger, and if it occurs at all, cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control. For more information, please see the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger.”

Q: Am I entitled to appraisal rights under the DGCL?

A:

If the Merger is completed, our stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our common stock will be entitled to appraisal rights in connection with the Merger under Section 262. This means that stockholders are entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of our common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the court, so long as they fully comply with the procedures established by Section 262. Due to the complexity of the appraisal process, our stockholders who wish to seek appraisal of their shares of our common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. The DGCL requirements for exercising appraisal rights are described in additional detail in the section of this proxy statement captioned “The Merger — Appraisal Rights,” and Section 262 regarding appraisal rights may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Q: Do any of ITI’s directors or officers have interests in the Merger that may differ from those of ITI stockholders generally?

A:

In considering the recommendation of the Board of Directors with respect to the Merger Proposal, you should be aware that ITI’s directors and executive officers have certain interests in the Merger that may be different from, or in addition to, the interests of ITI stockholders generally. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be approved by the ITI stockholders. See the section captioned “Proposal 1: Adoption of the Merger Agreement — Interests of ITI’s Directors and Executive Officers in the Merger” and “Proposal 2: Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements.”

Q: Who will solicit and pay the cost of soliciting proxies?

A:

We have retained Alliance Advisors, LLC, a proxy solicitation firm (which we refer to as the “Proxy Solicitor”), to solicit proxies in connection with the Company Stockholders’ Meeting at a cost of approximately $30,000 and expenses, as well as additional fees in certain circumstances, including for the provision of other ancillary services. The expense of soliciting proxies will be borne by ITI. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Q: What is householding and how does it affect me?

A:

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

We will promptly deliver a separate copy of these proxy materials to any stockholder upon request submitted in writing to us at our principal offices at 135 Route 202/206, Suite 6, Bedminster, NJ 07921 Attn: Investor Relations. You may also orally submit your request by calling (646) 440-9333.

If two or more stockholders sharing the same address are currently receiving multiple copies of proxy materials and would like to receive only one copy for their household, the stockholders should contact their bank, broker or other nominee record holder, or contact us as instructed above.

Q: Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Company Stockholders’ Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

Alliance Advisors, LLC

Stockholders May Call Toll-Free: 833-215-7308

Email: ITCI@allianceadvisors.com

FORWARD-LOOKING STATEMENTS

This proxy statement may include “forward-looking statements” within the meaning of, and subject to the safe harbor created by, the federal securities laws, including statements related to the proposed Transactions, including financial estimates and statements as to the expected timing, completion and effects of the transaction. These forward-looking statements are based on ITI’s current expectations, estimates and projections regarding, among other things, the expected date of closing of the transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by ITI, all of which are subject to change. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “aims,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “considered,” “potential,” “estimate,” “continue,” “likely,” “expect,” “target,” “project,” or similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the consummation of the Transactions and the anticipated benefits thereof. These and other forward-looking statements, as well as any related oral statements, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the transaction on anticipated terms and timing, including obtaining required stockholder and regulatory approvals, and the satisfaction of other conditions to the completion of the transaction; (ii) potential litigation relating to the transaction that could be instituted by or against ITI, Johnson & Johnson, or their respective affiliates, directors or officers, including the effects of any outcomes related thereto; (iii) the risk that disruptions from the transaction will harm ITI’s business, including current plans and operations; (iv) the ability of ITI to retain and hire key personnel; (v) potential adverse reactions or changes to business or governmental relationships resulting from the announcement or completion of the transaction; (vi) continued availability of capital; (vii) legislative, regulatory and economic developments affecting ITI’s business; (viii) general economic and market developments and conditions; (ix) certain restrictions during the pendency of the transaction that may impact ITI’s ability to pursue certain business opportunities or strategic transactions; (x) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as ITI’s response to any of the aforementioned factors; (xi) significant transaction costs associated with the transaction; (xii) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xiii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances requiring ITI to pay a termination fee or other expenses; (xiv) competitive responses to the transaction; (xv) ITI’s management response to any of the aforementioned factors; and (xvi) the risks and uncertainties pertaining to ITI’s business, including those set forth in ITI’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed or furnished by ITI with the SEC. While the list of factors presented here and elsewhere in this proxy statement are considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on ITI’s financial condition, results of operations, or liquidity. These forward-looking statements speak only as of the date they are made, and ITI does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future event or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

THE COMPANY STOCKHOLDERS’ MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Company Stockholders’ Meeting.

Date, Time and Place

We will hold the Company Stockholders’ Meeting on [ ], 2025, at [ ], Eastern Time (unless the Company Stockholders’ Meeting is adjourned or postponed). You can virtually attend, and vote in the Company Stockholders’ Meeting by accessing a virtual live website using the Internet at [ ]. Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. Instructions on how to attend and participate online are provided on the proxy card. We expect check-in to be available starting around [ ], Eastern Time, on the day of the Company Stockholders’ Meeting, [ ], 2025, and you should allow ample time for online check-in proceedings. We will have technicians standing by and ready to assist you with any technical difficulties you may have in accessing the virtual live webcast. If you encounter any difficulties accessing the virtual live webcast during the check-in or meeting time, please call the support team at [ ].

Purpose of the Company Stockholders’ Meeting

At the Company Stockholders’ Meeting, we will ask stockholders to vote to approve (1) the Merger Proposal, (2) the Compensation Proposal and (3) the Adjournment Proposal.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the Record Date are entitled to notice of the Company Stockholders’ Meeting and to vote at the Company Stockholders’ Meeting. As of the Record Date, there were [ ] shares of our common stock outstanding and entitled to vote at the Company Stockholders’ Meeting. A complete list of registered stockholders as of the close of business on the Record Date will be available for inspection during ordinary business hours by stockholders of record ten days prior to the Company Stockholders’ Meeting at our principal business offices at 135 Route 202/206, Suite 6, Bedminster, NJ 07921 and during the entirety of the Company Stockholders’ Meeting online at [ ].

The presence, in person (which would include presence at a virtual meeting) or by proxy, of the holders of a majority of the voting power of all shares of our stock entitled to vote at the Company Stockholders’ Meeting is necessary to constitute a quorum at the Company Stockholders’ Meeting. In the event that a quorum is not present at the Company Stockholders’ Meeting, it is expected that the meeting will be adjourned to solicit additional votes.

Votes Required; Abstentions and Broker Non-Votes

Each ITI stockholder will be entitled to one vote for each share of our common stock that such stockholder owns at the close of business on the Record Date on each proposal to be acted upon at the Company Stockholders’ Meeting. The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote as of the close of business on the Record Date. As of the Record Date, [ ] votes constitute a majority of the outstanding shares of our common stock entitled to vote on the Merger Proposal. Shares deemed not in attendance at the Company Stockholders’ Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal. Approval of the Merger Proposal by our stockholders is a condition to the closing of the Transactions.

The approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively for this proposal. Accordingly, shares deemed not in attendance at the Company Stockholders’ Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have no effect on the outcome of the Compensation Proposal.

The approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote of a majority of the votes cast affirmatively or negatively for this proposal. Accordingly, shares deemed not in attendance at the Company Stockholders’ Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have no effect on the outcome of the Adjournment Proposal.

If you fail to (1) return your signed proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Company Stockholders’ Meeting and vote online during the meeting, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the Company Stockholders’ Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Compensation Proposal and the Adjournment Proposal.

ITI does not expect any broker non-votes at the Company Stockholders’ Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Company Stockholders’ Meeting is considered non-routine. As a result, no broker will be permitted to vote your shares of our common stock at the Company Stockholders’ Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares of our common stock will have the same effect as a vote “AGAINST” the Merger Proposal, but, assuming a quorum is present at the Company Stockholders’ Meeting, will not have any effect on the Compensation Proposal and the Adjournment Proposal.

Shares of our Common Stock Held by ITI’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [ ] shares of our common stock, representing approximately [ ]% of the shares of our common stock outstanding on the Record Date.

We currently expect that our directors and executive officers will vote all of their respective shares of our common stock: (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Voting and Proxies

If you are a stockholder of record (that is, if your shares of our common stock are registered in your name with Computershare Trust Company, N.A., our transfer agent), there are four ways to vote:

•

You may vote over the Internet prior to the Company Stockholders’ Meeting. You may vote your shares of our common stock over the Internet prior to 11:59 p.m., Eastern Time, on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card. If you vote over the Internet prior to the Company Stockholders’ Meeting, you do not need to vote during the Company Stockholders’ Meeting or by telephone or by mail.

•

You may vote by telephone prior to the Company Stockholders’ Meeting. You may vote your shares of our common stock by calling the phone number on the proxy card prior to 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting. If you vote by telephone, you do not need to vote over the Internet or by mail.

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You may vote by mail prior to the Company Stockholders’ Meeting. If you wish to vote your shares of our common stock by mail, please sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope. If you vote by mail, you do not need to vote over the Internet or by telephone and your mailing must be received prior to the Company Stockholders’ Meeting.

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You may vote over the Internet during the Company Stockholders’ Meeting. You may vote your shares of our common stock over the Internet during the Company Stockholders’ Meeting by accessing the Company Stockholders’ Meeting website by following the instructions provided on the proxy card.

You can then cast your votes by following the prompts provided by the website. If you attend the Company Stockholders’ Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.

You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares of our common stock according to your directions.

Voting instructions are included on your proxy card. All shares of our common stock represented by properly signed and dated proxies received in time for the Company Stockholders’ Meeting will be voted at the Company Stockholders’ Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

If you are a beneficial owner and your shares of our common stock are held in “street name” through a bank, broker or other nominee, you may vote:

•	through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee;

•	by attending the Company Stockholders’ Meeting and voting online with a “legal proxy” from your bank, broker or other nominee; or

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if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone by the deadline provided by your bank, broker or other nominee. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Company Stockholders’ Meeting and vote online with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the Merger Proposal, but, assuming a quorum is present at the Company Stockholders’ Meeting, will not have any effect on the Compensation Proposal and the Adjournment Proposal.

Even if you plan to attend the Company Stockholders’ Meeting virtually, you are strongly encouraged to vote your shares of our common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote your shares of our common stock that you beneficially own, you may still vote your shares of our common stock online at the Company Stockholders’ Meeting even if you have previously voted by proxy. If you are present at the Company Stockholders’ Meeting virtually and vote online during the Company Stockholders’ Meeting, your previous vote by proxy will not be counted.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Company Stockholders’ Meeting by:

•	voting online at the Company Stockholders’ Meeting;

•	submitting a new proxy by telephone prior to 11:59 p.m. Eastern Time on the day preceding the Company Stockholders’ Meeting;

•	submitting a new proxy over the Internet prior to 11:59 p.m. Eastern Time on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card;

•	signing a new proxy card with a date later than the date of the previously submitted proxy card and returning it to us by mail, which must be received prior to the Company Stockholders’ Meeting; or

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giving our Corporate Secretary a written notice that you want to revoke your proxy via mail at 135 Route 202/206, Suite 6, Bedminster, NJ 07921 prior to 11:59 p.m. Eastern Time on the day preceding the Company Stockholders’ Meeting.

If you have submitted a proxy, your appearance at the Company Stockholders’ Meeting virtually, in the absence of voting online during the Company Stockholders’ Meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you are a beneficial owner and hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote online at the Company Stockholders’ Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Company Stockholders’ Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Company Stockholders’ Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

The Board of Directors, after careful consideration, including considering various factors described in the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of ITI and its stockholders; (2) declared it advisable for ITI to enter into the Merger Agreement and consummate the Transactions; (3) approved the execution and delivery by ITI of the Merger Agreement, the performance by ITI of its covenants and agreements contained therein and the consummation of the Transactions upon the terms and subject to the conditions contained therein; (4) resolved that the Merger Agreement be submitted to ITI’s stockholders for approval and adoption at the Company Stockholders’ Meeting; and (5) subject to the provisions of the Merger Agreement, recommended that ITI’s stockholders approve and adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Solicitation of Proxies

The expense of soliciting proxies will be borne by ITI. We have retained Alliance Advisors, LLC, a proxy solicitation firm, to solicit proxies in connection with the Company Stockholders’ Meeting at a cost of approximately $30,000 and expenses, as well as additional fees in certain circumstances, including for the provision of ancillary services. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the Merger Proposal, we anticipate, but cannot guarantee, that the Merger will be consummated in 2025.

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our common stock will be entitled to appraisal rights in connection with the Merger so long as they comply fully with Section 262. This means that stockholders are entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of their shares of our common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the court, so long as they comply fully with the procedures established by Section 262. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of our common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as determined pursuant to Section 262 could be more than, the same as or less than the value of the Merger Consideration.

Stockholders wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following:

•	the stockholder must not vote in favor of the Merger Proposal;

•	the stockholder must deliver to ITI a written demand for appraisal before the vote on the Merger Agreement at the Company Stockholders’ Meeting;

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the stockholder must continuously hold the shares of our common stock that are subject to the demand from the date of making the demand through the Effective Time (a stockholder or beneficial owner will lose appraisal rights if the stockholder or beneficial owner transfers such shares of our common stock before the Effective Time); and

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the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of our common stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Merger — Appraisal Rights,” and Section 262, the relevant section of the DGCL regarding appraisal rights, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures.

Other Matters

At this time, we know of no other matters to be voted on at the Company Stockholders’ Meeting. If any other matters properly come before the Company Stockholders’ Meeting, your shares of our common stock will be voted in accordance with the discretion of the appointed proxy holders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on [ ], 2025.

The proxy statement is available at https://ir.intracellulartherapies.com/financials-and-filings.

Householding of Company Stockholders’ Meeting Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

We will promptly deliver a separate copy of these proxy materials to any stockholder upon request submitted in writing to us at our principal offices at 135 Route 202/206, Suite 6, Bedminster, NJ 07921 Attn: Investor Relations. You may also orally submit your request by calling (646) 440-9333.

If two or more stockholders sharing the same address are currently receiving multiple copies of proxy materials and would like to receive only one copy for their household, the stockholders should contact their bank, broker or other nominee record holder, or contact us as instructed above.

Questions and Additional Information

If you have any questions concerning the Merger, the Company Stockholders’ Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

Alliance Advisors, LLC

Stockholders May Call Toll-Free: 833-215-7308

Email: ITCI@allianceadvisors.com

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

We are asking you to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into ITI, and ITI will become a wholly owned subsidiary of Johnson & Johnson.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections of this proxy statement captioned “The Merger” and “The Merger Agreement.” This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law, we cannot complete the Merger without the affirmative vote in favor of this Merger Proposal by the holders of a majority of the total outstanding shares of our common stock as of the Record Date. If you abstain from voting, fail to cast your vote (online during the Company Stockholders’ Meeting or by proxy), or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the Merger Proposal.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION ARRANGEMENTS

We are asking you to cast a vote, on an advisory (non-binding) basis, to approve the compensation payments that may be paid or become payable by ITI to its named executive officers, as determined in accordance with Item 402(t) of Regulation S-K, in connection with the Transactions as disclosed in the section titled “Proposal 1: Adoption of the Merger Agreement—Interests of ITI’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to ITI Named Executive Officers in Connection with the Merger,” including the table titled “Golden Parachute Compensation” and the accompanying footnotes, and the related narrative disclosure (the “golden parachute” compensation), as required by Section 14A of the Exchange Act.

Through this proposal, ITI is asking you to indicate your approval, on an advisory (non-binding) basis, of the compensation that ITI named executive officers will or may be eligible to receive in connection with the Transactions as described in the sections of this proxy statement referred to above.

You should carefully review the golden parachute compensation information disclosed in the sections of this proxy statement referred to above. The Board of Directors unanimously recommends that you approve the following resolution:

“RESOLVED, that the stockholders of ITI approve, solely on an advisory, non-binding basis, the golden parachute compensation that will or may be paid or become payable to ITI named executive officers in connection with the pending Merger transaction, as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the proxy statement mailed to stockholders in connection with such Merger titled “Proposal 1: Adoption of the Merger Agreement—Interests of ITI’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to ITI Named Executive Officers in Connection with the Merger,” including the table titled “Golden Parachute Compensation” and the accompanying footnotes, and the related narrative disclosure.”

The vote on the Merger-related compensation proposal is a vote separate and apart from the vote on the Merger Proposal and the Adjournment Proposal. Accordingly, you may vote to approve the Merger Proposal and/or the Adjournment Proposal and vote not to approve the Merger-related compensation proposal and vice versa. The approval of this Compensation Proposal by holders of ITI common stock is not a condition to the completion of the Merger. Because the vote on this Compensation Proposal is advisory only, it will not be binding on either ITI or Johnson & Johnson. Accordingly, if the Merger Proposal is approved and the Merger is completed, the Merger-related compensation will be paid to ITI named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of ITI common stock fail to approve the advisory vote regarding this Compensation Proposal.

Approval, on an advisory (non-binding) basis, of this Compensation Proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively at the Company Stockholders’ Meeting or by proxy for this proposal. Failures to vote, abstentions and broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present).

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE COMPANY STOCKHOLDERS’ MEETING

We are asking you to approve a proposal to adjourn the Company Stockholders’ Meeting to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting. If stockholders approve this Adjournment Proposal, we could adjourn the Company Stockholders’ Meeting and any adjourned session of the Company Stockholders’ Meeting and use the additional time to solicit additional votes, including proxies from stockholders that have previously returned properly executed proxies voting against approval of the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Merger Proposal such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Company Stockholders’ Meeting without a vote on the approval of the Merger Proposal and seek to convince the stockholders of those shares of our common stock to change their votes to votes in favor of approval of the Merger Proposal. Additionally, we could seek to adjourn the Company Stockholders’ Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Company Stockholders’ Meeting.

Approval of this Adjournment Proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively at the Company Stockholders’ Meeting or by proxy for this proposal. Failures to vote, abstentions and broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present).

We do not anticipate calling a vote on this proposal if the Merger Proposal is approved by a majority of the outstanding shares of our common stock as of the Record Date.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER

This discussion of the Merger Agreement and the Merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A, which is incorporated into this proxy statement by reference. You should read and consider the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Parties Involved in the Merger

Intra-Cellular Therapies, Inc.

135 Route 202/206, Suite 6

Bedminster, NJ 07921

(646) 440-9333

ITI is a biopharmaceutical company focused on the discovery, clinical development and commercialization of innovative, small molecule drugs that address underserved medical needs primarily in psychiatric and neurological disorders by. In December 2019, CAPLYTA (lumateperone) was approved by the FDA for the treatment of schizophrenia in adults (42 mg/day) and ITI initiated the commercial launch of CAPLYTA in March 2020. In December 2021, CAPLYTA was approved by the FDA for the treatment of bipolar depression in adults (42 mg/day). ITI initiated the commercial launch of CAPLYTA for the treatment of bipolar depression in December 2021. Additionally, in April 2022, the FDA approved two additional dosage strengths of CAPLYTA, 10.5 mg and 21 mg capsules, to provide dosage recommendations for patients concomitantly taking strong or moderate CYP3A4 inhibitors, and 21 mg for patients with moderate or severe hepatic impairment (Child-Pugh class B or C). ITI initiated the commercial launch of these special population doses in August 2022.

ITI’s pipeline includes several product candidates in clinical development and additional product candidates in non-clinical testing. These include (1) ITI’s lumateperone development program, whereby lumateperone may represent a potential treatment across additional therapeutic indications in adults or pediatric patients, and (2) other product candidates, such as ITI’s ITI-1284 development program, PDE1 program, and other development programs. In the fourth quarter of 2024, ITI submitted an sNDA to the FDA for lumateperone for MDD in adults, as adjunctive therapy to antidepressants.

ITI’s principal executive offices are located at 135 Route 202/206, Suite 6, Bedminster, NJ 07921, and its telephone number is (646) 440-9333. ITI maintains a website at https://www.intracellulartherapies.com/. Information included on or accessible through ITI’s website does not constitute a part of this proxy statement and, therefore, is not incorporated herein by reference.

ITI’s common stock is listed on Nasdaq under the symbol “ITCI.”

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, New Jersey 08933

(732) 524-0400

Johnson & Johnson is a holding company, with operating companies conducting business in virtually all countries of the world. Johnson & Johnson’s primary focus is products related to human health and well-being. Johnson & Johnson and its subsidiaries have approximately 138,100 employees worldwide engaged in the research and development, manufacture and sale of a broad range of products in the healthcare field.

Johnson & Johnson’s principal executive offices are located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, and its telephone number is (732) 524-0400. Johnson & Johnson maintains a website at www.jnj.com. Information included on or accessible through Johnson & Johnson’s website does not constitute a part of this proxy statement and, therefore, is not incorporated herein by reference.

Johnson & Johnson’s common stock, par value $1.00, is listed on the New York Stock Exchange under the symbol “JNJ.”

Fleming Merger Sub, Inc.

One Johnson & Johnson Plaza

New Brunswick, New Jersey 08933

(732) 524-0400

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Johnson & Johnson that was formed solely for the purpose of entering into the Merger Agreement and consummating the Transaction. Merger Sub has not conducted any business operations other than in connection with its formation, the maintenance of its existence and the Transactions. Upon the consummation of the Transactions, Merger Sub will cease to exist.

Merger Sub’s principal executive offices are located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, and its telephone number is (732) 524-0400.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, at the Effective Time, Merger Sub will merge with and into ITI, and ITI will continue as the Surviving Corporation and a wholly owned subsidiary of Johnson & Johnson. As a result of the Merger, our common stock will no longer be publicly traded, will be delisted from Nasdaq and will be deregistered under the Exchange Act, and ITI will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing and acceptance of the certificate of merger with the Secretary of State of the State of Delaware, or at such later date and time as is agreed upon in writing by the parties and specified in the certificate of merger.

Effect on ITI if the Merger is Not Completed

If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, ITI will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which ITI operates and risks related to commercialization and clinical development of our products and product candidates.

Upon termination of the Merger Agreement under specified circumstances, ITI will be required to pay Johnson & Johnson a termination fee of $475,500,000. For more information please see the section of this proxy statement captioned “The Merger Agreement — Expenses; Termination Fees.”

Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, it is likely that the price of our common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. If the Merger is not completed, the Board of Directors will continue to evaluate and review ITI’s business operations, strategic direction and capitalization, among other things, and will make such changes, if any, as are deemed appropriate. If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board of Directors will be offered or that ITI’s business, prospects or results of operation will not be adversely impacted.

Merger Consideration

At the Effective Time, each outstanding share of our common stock (other than the Canceled Shares and the Dissenting Shares) will be converted into the right to receive the Merger Consideration, without interest and subject to any required tax withholding.

After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly demand, and do not subsequently withdraw, fail to perfect, or lose, their appraisal rights will have the right to receive a payment for the “fair value” of their shares of our common stock as determined pursuant to an appraisal proceeding as contemplated by Section 262, as described in the section of this proxy statement captioned “— Appraisal Rights”).

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among members of the Board of Directors, Johnson & Johnson, ITI’s representatives, Johnson & Johnson’s representatives and other parties. Other than as described below, there have been no material contacts between ITI and Johnson & Johnson in the past two years.

The Board of Directors and ITI’s management regularly review ITI’s operations, performance, strategic direction, opportunities and risks in light of the business, competitive, regulatory, financing and economic environment and developments in the life sciences, pharmaceutical and biotechnology industries. These reviews have included discussions, in concert with ITI’s financial and legal advisors, regarding long-term strategic plans and various strategic opportunities available to ITI as well as ways to enhance shareholder value and ITI’s performance and prospects. As a result, members of ITI’s management have, from time to time, engaged in discussions with representatives of other companies that operate in the life sciences, pharmaceutical and biotechnology industries regarding such opportunities.

On April 16, 2024, ITI announced a proposed offering (the “Offering”) of shares of common stock in an underwritten public offering of $500 million, with an option for underwriters to purchase up to an additional 15% of the shares of common stock offered in the Offering. ITI’s closing share price on April 15, 2024, the last trading day prior to the announcement of the Offering, was $64.76. On the same day, ITI announced positive topline results from a Phase 3 study evaluating CAPLYTA (lumateperone) 42 mg as an adjunctive therapy to antidepressants for the treatment of MDD.

On April 17, 2024, ITI announced the pricing of the Offering at $73.00 per share of common stock.

On April 24, 2024, ITI announced the completion of the Offering and the full exercise of the underwriters’ option to purchase up to an additional 15% of the shares of common stock offered in the Offering, resulting in gross proceeds to ITI of approximately $575 million, before deducting underwriting discounts and commissions and offering expenses.

On June 18, 2024, ITI announced positive topline results from a second study evaluating CAPLYTA (lumateperone) 42 mg as an adjunctive therapy to antidepressants for the treatment of MDD.

On November 5, 2024, ITI announced positive topline results from a study evaluating CAPLYTA (lumateperone) for the prevention of relapse in patients with schizophrenia.

On December 3, 2024, ITI announced that it submitted a supplemental New Drug Application (sNDA) to the FDA for CAPLYTA (lumateperone) for the treatment of MDD in adults, as adjunctive therapy to antidepressants, based on positive results from two Phase 3 global, double-blind, placebo-controlled studies in patients with a primary diagnosis of MDD.

On December 6, 2024, Nauman Shah, Global Head of Innovative Medicine Business Development for Johnson & Johnson, reached out to ITI’s Chief Executive Officer and Chairman, Sharon Mates, Ph.D., requesting a meeting between Dr. Mates and representatives of Johnson & Johnson.

On December 13, 2024, Jennifer Taubert, Executive Vice President and Worldwide Chairman of Innovative Medicine for Johnson & Johnson, and Mr. Shah met with Dr. Mates to present a letter containing a non-binding proposal to acquire all of the shares of ITI common stock at a price of $115 per share in an all-cash transaction (the “December 13 Offer”). The December 13 Offer represented a 33% premium to the 30-day VWAP and a 37% premium to ITI’s closing share price on December 11, 2024. The letter stated that entry into definitive agreements would be subject to completion of satisfactory due diligence and approval of the board of directors of Johnson & Johnson and that the transaction would not require a shareholder vote at Johnson & Johnson and would not be subject to any financing condition. In addition, the letter provided that Johnson & Johnson was prepared to dedicate all resources necessary to complete due diligence expeditiously and would focus on CAPLYTA and ITI-1284. At the meeting, the representatives of Johnson & Johnson indicated that Johnson & Johnson was prepared to move expeditiously to negotiate a transaction, with the goal of announcing a transaction in advance of the 43rd Annual J.P. Morgan Healthcare Conference scheduled to begin on January 13, 2025. Following the meeting, Johnson & Johnson’s Chairman and Chief Executive Officer, Joaquin Duato, called Dr. Mates to affirm Johnson & Johnson’s interest in acquiring ITI. ITI’s closing share price on December 13, 2024 was $83.03.

On December 16, 2024, the Board of Directors held a meeting to discuss the December 13 Offer. ITI’s management and representatives of Centerview Partners LLC (“Centerview”) and Jefferies LLC (“Jefferies”), each a financial advisor that ITI consulted from time to time, and Davis Polk & Wardwell LLP, outside counsel to ITI (“Davis Polk”), were present at the meeting. A representative from Davis Polk made a presentation to the Board of Directors regarding directors’ fiduciary duties and roles under Delaware law in the context of evaluating a business combination transaction, including in connection with a potential decision to approve a sale of the company. The Board of Directors and ITI’s management discussed the December 13 Offer, ITI’s strategy and performance and valuation considerations, and Centerview and Jefferies presented certain preliminary perspectives, such as ITI’s stock price performance and analyst views on ITI’s expected financial performance, with respect to the December 13 Offer. The Board of Directors concluded that the December 13 Offer significantly undervalued ITI and that the Board of Directors was not interested in a transaction at the value offered by Johnson & Johnson in the December 13 Offer, but that it would be in the best interests of ITI and its stockholders to provide limited due diligence information to Johnson & Johnson in order to allow Johnson & Johnson to refine its views of ITI and potentially increase its offer. The Board of Directors directed ITI’s management to convey such determination by the Board of Directors to Johnson & Johnson following the meeting and to provide Johnson & Johnson with certain high-priority due diligence information requested by Johnson & Johnson such that Johnson & Johnson could refine its views of ITI, subject to entry into a confidentiality agreement. Representatives from Centerview and Jefferies also presented for the Board of Directors’ consideration three other strategic counterparties that Centerview and Jefferies believed to be the most likely to be interested in, and capable of, acquiring ITI. The representatives of Centerview and Jefferies discussed with the Board of Directors the possibility of beginning outreach to these potential strategic counterparties to gauge their interest in a potential strategic transaction with ITI, but the Board of Directors determined that, given that ITI was not otherwise running a sale process, the financial advisors should not reach out to any such counterparties at that time. Following the meeting, Dr. Mates had a telephonic call with Mr. Shah to deliver the message that while the Board of Directors believed that the December 13 Offer significantly undervalued ITI it would nonetheless allow for limited due diligence to allow Johnson & Johnson to refine its view of ITI and potentially increase its offer.

Later that day, Michael Halstead, President of ITI, had a telephonic call with Mr. Shah to coordinate the provision of certain high-priority due diligence information to Johnson & Johnson.

On December 17, 2024, ITI and Johnson & Johnson negotiated and executed a confidentiality agreement, which included customary standstill provisions.

On December 18, 2024, as directed by the Board of Directors, ITI’s management provided certain high-priority due diligence information to representatives of Johnson & Johnson in respect of CAPLYTA, including in respect of the sNDA for CAPLYTA that was publicly announced on December 3, 2024, and certain other matters as requested by Johnson & Johnson, and participated in due diligence sessions with representatives of Johnson & Johnson with respect thereto.

On December 19, 2024, ITI’s management participated in an additional virtual due diligence session with representatives of Johnson & Johnson with respect to ITI-1284.

On December 19, 2024, Mr. Halstead had a telephonic call with Mr. Shah to note his understanding that the diligence sessions had been productive and to reiterate the Board of Directors’ views regarding the December 13 Offer. As part of this conversation, Mr. Halstead conveyed that Johnson & Johnson would need to increase its offer price before ITI would be willing to provide any further diligence information.

On December 20, 2024, Mr. Shah had a telephonic call with Mr. Halstead to convey that Johnson & Johnson was not prepared to increase its offer price without access to additional due diligence information and requested from representatives of ITI’s management additional due diligence information to help refine its views of ITI.

On December 21, 2024, ITI’s management reiterated to representatives of Johnson & Johnson the Board of Directors’ position that the December 13 Offer significantly undervalued ITI and that ITI was not willing to provide access to further due diligence information on the basis of the December 13 Offer.

On December 27, 2024, Joaquin Duato, Chief Executive Officer and President of Johnson & Johnson, spoke with Dr. Mates regarding the ongoing discussions. During this initial December 27, 2024 discussion, Mr. Duato provided assurance that Johnson & Johnson was prepared to engage in further discussions regarding the purchase price once it had completed additional due diligence. Following such communication from Mr. Duato and over the course of the next three days, Dr. Mates discussed with certain members of the Board of Directors providing additional due diligence information to Johnson & Johnson on the expectation of receiving an improved offer from Johnson & Johnson, and the members of the Board of Directors indicated their support for providing additional due diligence information to Johnson & Johnson on that basis.

On December 31, 2024, Dr. Mates spoke with Mr. Duato and confirmed that the Board of Directors was willing to provide further diligence information to Johnson & Johnson. Later on the same day, ITI’s management granted representatives of Johnson & Johnson access to a virtual data room containing additional due diligence information. From December 31, 2024 through January 10, 2025, ITI continued to provide due diligence information requested by Johnson & Johnson and its advisors, including through virtual management meetings.

From December 31, 2024 through January 8, 2025, Dr. Mates provided updates to other members of the Board of Directors regarding the status of discussions with Johnson & Johnson. Among other topics, such updates included discussion of whether ITI should contact other potential counterparties to determine their interest in a transaction involving ITI for which the members of the Board of Directors were supportive.

On January 3, 2025, Cravath, Swaine and Moore LLP (“Cravath”), outside M&A counsel to Johnson & Johnson, provided to Davis Polk an initial draft of the Merger Agreement. The initial draft provided for, among other things, a termination fee payable by ITI under certain circumstances equal to 3.75% of ITI’s fully diluted equity value implied by the deal price.

On January 5, 2025, Davis Polk sent to Cravath a revised draft of the Merger Agreement. The revised draft included, among other things, a termination fee payable by ITI under certain circumstances equal to 2.5% of ITI’s fully diluted equity value implied by the deal price. From January 5, 2025 through January 10, 2025, Davis Polk and Cravath continued to negotiate the terms of the Merger Agreement.

Also on January 5, 2025, Mr. Duato spoke with Dr. Mates indicating that based on the due diligence information provided to date, Johnson & Johnson would be prepared to propose an updated purchase price on January 9, 2025.

On January 6, 2025, at the instruction of ITI’s management following discussions with certain members of the Board of Directors, representatives of Centerview and Jefferies reached out to the three potential strategic counterparties identified during the December 16, 2024 Board of Directors meeting as the most likely to be interested in, and capable of, acquiring ITI. Over the next two days, each of the three contacted counterparties indicated that it was not interested in engaging in discussions regarding a potential transaction with ITI.

On January 6, 2025, the Board of Directors received Centerview’s written disclosures regarding its prior relationships with Johnson & Johnson. On January 7, 2025, the Board of Directors received Jefferies’ written disclosures regarding its prior relationships with Johnson & Johnson.

On January 7, 2025, Mr. Duato spoke with Dr. Mates indicating that Johnson & Johnson would be providing a revised proposal of the purchase price on January 8, 2025. On the same day, Cravath sent to Davis Polk a revised draft of the Merger Agreement. The revised draft, among other things, increased the termination fee payable by ITI under certain circumstances to 3.5% of ITI’s fully diluted equity value implied by the deal price.

Beginning on January 8, 2025, representatives of Johnson & Johnson were contacted by certain media publications and industry participants regarding a potential transaction involving ITI, none of which identified Johnson & Johnson as the potential acquiror.

On January 8, 2025, Mr. Duato spoke with Dr. Mates and delivered a revised proposal for the purchase price of $126.50 (the “January 8 Offer”). Dr. Mates indicated to Mr. Duato that, based on prior discussions with the Board of Directors, the purchase price of $126.50 was inadequate and would not receive the support of the Board of Directors. ITI’s closing share price on January 7, 2025, the last trading day prior to the delivery of the revised proposal, was $83.23.

Later on the same day, the Board of Directors held a meeting to discuss the January 8 Offer. Also at the meeting were members of ITI’s management and representatives of Centerview, Jefferies and Davis Polk. The Board of Directors and ITI’s management discussed the January 8 Offer, including the fact that it represented a premium of approximately 50% to ITI’s 30-day VWAP and approximately 52% to ITI’s closing share price of $83.23 on January 7, 2025. At the meeting, at the direction of ITI’s management, representatives of each of Centerview and Jefferies presented to the Board of Directors proposed long-range projections for ITI prepared by ITI’s management, taking into account, among other factors, management’s views on the probability of success with respect to each of ITI’s product candidates, the expected loss of exclusivity dates with respect to each of ITI’s products and product candidates and the projected revenues expected to be generated by each of ITI’s products and product candidates, including certain sensitivities based on such probabilities of success, loss of exclusivity dates and projected revenues. The Board of Directors discussed the long-range projections and the assumptions underlying the long-range projections and certain sensitivities of the long-range projections in respect of the assumptions underlying the long-range projections. At the meeting, representatives of Centerview and Jefferies discussed certain preliminary financial analyses relating to ITI prepared by each of such advisors based on the proposed long-range projections prepared by ITI’s management. Representatives of Centerview and Jefferies also notified the Board of Directors that each of the potential strategic counterparties contacted on January 6, 2025 had indicated that it was not interested in pursuing a potential acquisition of ITI. Also at the meeting, ITI’s management provided an update to the Board of Directors regarding the potential settlement with Sandoz Inc. (“Sandoz”) in respect of the submission by Sandoz of an Abbreviated New Drug Application to the FDA seeking approval to market a generic equivalent of CAPLYTA in the United States and the parties’ agreement with respect to an entry date for Sandoz’s generic version of CAPLYTA of July 1, 2040 (the “Sandoz Settlement”), of which Johnson & Johnson had been made aware of as part of its due diligence process. Also at the meeting, representatives of Davis Polk discussed the key open issues on the Merger Agreement. Following the discussion at the meeting, the Board of Directors determined that the January 8 Offer was insufficient and undervalued ITI and directed ITI’s management to convey to Johnson & Johnson such determination and that the Board of Directors would further engage based on an offer with a purchase price closer to $140 per share of ITI’s common stock. Also at the meeting and after representatives of Centerview and Jefferies left the meeting, the Board of Directors reviewed the relationship disclosure provided by each of Centerview and Jefferies and determined that neither Centerview nor Jefferies had any material relationships with Johnson & Johnson that would impact its ability to act as financial advisor to ITI in connection with the proposed transaction. Following the review of such relationships disclosure, the Board of Directors authorized ITI management to formally engage each of Centerview and Jefferies as financial advisors to the Company for the proposed transaction.

On January 9, 2025, Dr. Mates spoke with Mr. Duato and conveyed the Board of Directors’ determination that the January 8 Offer was insufficient and undervalued ITI, and Dr. Mates indicated to Mr. Duato that an offer price closer to $140 per share would be necessary to obtain the support of the Board of Directors.

Later on the same day, Mr. Duato spoke with Dr. Mates and delivered a revised proposal for the purchase price of $132 per share of ITI’s common stock (the “January 9 Offer”). Mr. Duato indicated that the January 9 Offer was Johnson & Johnson’s best and final offer. ITI’s closing share price on January 8, 2025, the last trading day prior to the delivery of the January 9 Offer, was $82.56.

Later on the same day, the Board of Directors held a meeting to discuss the January 9 Offer. Also present at the meeting were ITI’s management and representatives of Centerview, Jefferies and Davis Polk. During the meeting, representatives of Davis Polk discussed the Board of Directors’ fiduciary duties, including in connection with a potential decision to approve a sale of the company. The Board of Directors and ITI’s management discussed the January 9 Offer, including the fact that it represented a premium of approximately 57% to ITI’s 30-day VWAP and approximately 60% to ITI’s closing share price of $82.56 on January 8, 2025 and that Johnson & Johnson had indicated that it was Johnson & Johnson’s best and final offer. The Board of Directors discussed whether to make a further counterproposal to Johnson & Johnson and determined that, in light of the fact that Johnson & Johnson had increased its offer by 15% from its initial offer and had indicated that the January 9 Offer was its best and final offer, that Johnson & Johnson was unlikely to further increase its price and that making a counterproposal could cause Johnson & Johnson to withdraw its offer. In addition, during the meeting, the Board of Directors discussed the long-term prospects of ITI on a standalone basis, the lack of interest from the other three potential strategic counterparties approached by Centerview and Jefferies, none of whom indicated that they would be interested in engaging in discussions regarding a potential transaction, and the risks of achieving such prospects and reviewed the long-range projections presented at the January 8, 2025 Board of Directors meeting and certain sensitivities of the long-range projections in respect of the assumptions underlying the long-range projections prepared by ITI’s management. Following the discussions with ITI’s management, the Board of Directors approved the long-range projections as ITI’s standalone long-range projections and directed Centerview and Jefferies to use the long-range projections in their respective financial analysis of the proposed transaction. For more information on the long-range projections, see the section of this proxy statement captioned “ —Certain Financial Projections.”

Following the meeting, Dr. Mates reached out to Mr. Duato to convey that the Board of Directors was willing to hold a meeting the following day to consider for approval the January 9 Offer and the final terms of the Merger Agreement subject to completion of negotiation between the parties.

Also on January 9, 2025, the Board of Directors received Jefferies’ updated written disclosures regarding its prior relationships with Johnson & Johnson.

On January 10, 2025, ITI publicly announced the entry into the Sandoz Settlement.

Over the course of January 10, 2025, Davis Polk and Cravath continued to negotiate and finalize the terms of the Merger Agreement, including the termination fee payable by ITI under certain circumstances, as described in further detail in the section of the proxy statement captioned “ —The Merger Agreement.”

In the afternoon of January 10, 2025, ITI entered into engagement letters with each of Centerview and Jefferies.

Also that same afternoon, the Board of Directors held a meeting to further review the potential transaction. Also present at the meeting were ITI’s management and representatives of Centerview, Jefferies and Davis Polk. Centerview and Jefferies then presented their financial analysis of the proposed transaction. Centerview delivered to the Board of Directors an opinion, which opinion was confirmed by delivery of a written opinion dated January 10, 2025, to the effect that, as of that date and based upon, and subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Centerview in connection with the opinion, the Merger Consideration to be paid to the holders of shares of ITI’s common stock (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Jefferies then delivered to the Board of Directors an opinion, which opinion was confirmed by delivery of a written opinion dated January 10, 2025, to the effect that, as of that date and based upon, and subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Jefferies in connection with the opinion, the Merger Consideration to be received by holders of shares of ITI’s common stock (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For a detailed discussion of Centerview’s and Jefferies’ opinions, please see below under “—Opinions of the Company’s Financial Advisors.” Davis Polk reviewed with the Board of Directors the proposed terms of the Merger Agreement and the resolution of the key open issues discussed during the meeting on January 8, 2025. After further discussion with respect to the potential transaction, the Board of Directors unanimously: (1) determined that the Merger Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, ITI and its stockholders; (2) declared it advisable for ITI to enter into the Merger Agreement and consummate the Transactions; (3) approved the execution and delivery by ITI of the Merger Agreement, the performance by ITI of its covenants and agreements contained therein and the consummation of the Transactions upon the terms and subject to the conditions contained therein; (4) resolved that the Merger Agreement be submitted to ITI’s stockholders for approval and adoption at the Company Stockholders’ Meeting; and (5) subject to the provisions of the Merger Agreement, recommended that ITI’s stockholders approve and adopt the Merger Agreement.

On the evening of January 10, 2025, ITI, Johnson & Johnson and Merger Sub executed and delivered the Merger Agreement.

On the morning of January 13, 2025, ITI and Johnson & Johnson issued a joint press release announcing the execution of the Merger Agreement.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors has unanimously (1) determined that the Merger Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of ITI and its stockholders; (2) declared it advisable for ITI to enter into the Merger Agreement and consummate the Transactions; (3) approved the execution and delivery by ITI of the Merger Agreement, the performance by ITI of its covenants and agreements contained therein and the consummation of the Transactions upon the terms and subject to the conditions contained therein; (4) resolved that the Merger Agreement be submitted to ITI’s stockholders for approval and adoption at the Company Stockholders’ Meeting; and (5) subject to the provisions of the Merger Agreement, recommended that ITI’s stockholders approve and adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Reasons for the Merger

In evaluating the Merger Agreement and the Transactions, including the Merger, the Board of Directors consulted with ITI’s outside legal counsel, financial advisors and senior management. In reaching its decision to approve the Merger Agreement, and in recommending that ITI’s stockholders vote in favor of the adoption of the Merger Agreement, the Board of Directors considered numerous positive factors relating to the Merger Agreement, the Merger and the other Transactions, including the following material factors (which factors are not necessarily presented in order of relative importance):

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Business, Financial Condition and Prospects. The Board of Directors considered ITI’s current and historical financial condition and results of operations, competitive position, assets, business and prospects, including certain long-term financial projections for ITI prepared by members of its senior management and which the Board of Directors reviewed and approved (as discussed in the section of this proxy statement captioned “ —Certain Financial Projections”). The Board of Directors weighed the certainty of realizing in the Transactions the $132.00 per share cash consideration, compared to the uncertainty that trading values would approach an amount comparable to the Merger Consideration in the foreseeable future. The Board of Directors also considered the potential opportunity to create value through continued execution of ITI’s stand-alone plan, the execution risks and uncertainties associated with executing ITI’s stand-alone plan and the other risk factors described in ITI’s other filings with the SEC, as listed in the section of this proxy statement captioned “Where You Can Find More Information”. The Board of Directors also considered the uncertainty related to future commercialization of product candidates, continuing commercialization of existing products, the probability of success associated with regulatory approvals and market exclusivity and patent exclusivity with respect to its products and its product candidates, as well as uncertainty and risks around clinical development and commercialization of its products and product candidates, the fact that successful and timely completion of any of ITI’s current or future clinical trials would depend on a variety of factors including patient qualification and enrollment, the risk of adverse effects and regulatory interventions and the fact that ITI has incurred net losses and that it could continue to incur such losses in the foreseeable future.

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Attractive Value. The Board of Directors considered the fact that the Merger Consideration represented an attractive value for the shares of ITI common stock, and after its review, believed that the Merger Consideration represented the best value reasonably available for ITI stockholders, while providing an opportunity, in certain circumstances, to consider an unsolicited Superior Proposal (as defined in the section of this proxy statement captioned “The Merger Agreement — Acquisition Proposals”) made after the signing of the Merger Agreement.

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Implied Premium. The Board of Directors considered the current and historical market prices, volatility and trading information with respect to shares of ITI common stock, including the fact that the $132.00 cash consideration represented (1) a premium of approximately 60% over the closing price of $82.56 per share of our common stock on January 8, 2025 (the last full trading day prior to the date on which the Board of Directors met to approve the Transactions) and (2) a premium of approximately 57% over the volume-weighted average closing share price of $84.24 over the 30-calendar day period preceding and including January 8, 2025.

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Competition. The Board of Directors considered competitive considerations, including that well-financed pharmaceutical companies are discovering, developing, marketing, and selling product candidates competing with ITI’s products and product candidates; that ITI may not be able to develop, market or sell its own products at an equivalent pace with its available capital; and that ITI may not be able to maintain market or patent exclusivity with respect to its products and product candidates.

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Certainty of Value. The Board of Directors considered the fact that the cash consideration provides our stockholders with immediate liquidity and certainty of value. The Board of Directors believed this certainty of value was compelling, especially when viewed against the risks and uncertainties associated with ITI’s stand-alone strategy and the potential impact of such risks and uncertainties on the trading price of ITI’s common stock.

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Interactions with Potentially Interested Counterparties. Taking into account the outreach made to three potential strategic counterparties in January 2025 and each such potential strategic counterparty indicating that it was not interested in pursuing an acquisition of ITI, the Board of Directors considered that further outreach to other counterparties could jeopardize a potential transaction with Johnson & Johnson and result in risk of leaks or market rumors, disruption to interactions with Johnson & Johnson and distraction for ITI’s employees, that it was unlikely that any other potential acquiror would be willing and able to acquire ITI at a price in excess of the Merger Consideration even if ITI were to conduct additional outreach, and that it was unlikely that any other potential counterparties would be willing and able to consummate a transaction with ITI that the Board of Directors would view as more value-maximizing for ITI’s stockholders than the proposed transaction with Johnson & Johnson. The Board of Directors also considered that, prior to obtaining the requisite ITI stockholder approval for the Merger, in the event a third party became interested in pursuing a transaction on terms more favorable to ITI and its stockholders than those contemplated by the Merger Agreement, such third party would be able to pursue such a transaction despite Johnson & Johnson and ITI having entered into the Merger Agreement due to the Merger Agreement’s customary “fiduciary out” provisions. The Board of Directors further considered that any standstill provisions in confidentiality agreements with potential counterparties had expired, thereby allowing for proposals to be submitted to the Board of Directors following the execution of the Merger Agreement and announcement of the transactions contemplated by the Merger Agreement. For more details on ITI’s interactions with potential counterparties, please see the section of this proxy statement captioned “—Background of the Merger.”

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Negotiation Process. The Board of Directors considered the fact that the terms of the Merger were the result of robust, arm’s length negotiations conducted by ITI at the direction of the Board of Directors and with the assistance of independent financial advisors and outside legal counsel. The Board of Directors also considered the enhancements that ITI and its advisors were able to obtain as a result of negotiations with Johnson & Johnson and its financial and legal advisors, including the increase in Johnson & Johnson’s proposed acquisition price from its December 13, 2024 proposal for $115.00 per share in cash to $132.00 per share in cash and is further described in the section of this proxy statement captioned “ —Background of the Merger,” and improvement in the terms and conditions of the Merger Agreement from the terms and conditions originally sought by Johnson & Johnson. The Board of Directors believed, after consultation with representatives of Centerview and Jefferies, that the Merger Consideration was the maximum price at which Johnson & Johnson would conduct the acquisition of ITI and that further negotiations would have created a risk of causing Johnson & Johnson to abandon the Transactions altogether or materially delaying the entry into definitive transaction agreements with respect to the Transactions.

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Strategic Alternatives. The Board of Directors considered the risks and potential benefits associated with other strategic alternatives and the potential for stockholder value creation associated with those alternatives. As part of these evaluations, the Board of Directors considered continuing to execute ITI’s strategy on a stand-alone basis as well as pursuing other strategic or financial alternatives, and the desirability and perceived risks of those alternatives, as well as the potential benefits and risks to the holders of our common stock of those alternatives and the timing and likelihood of effecting such alternatives. After a thorough review of strategic alternatives and discussions with management and ITI’s financial and legal advisors, the Board of Directors determined that the Merger Consideration is more favorable to ITI stockholders than the potential value that might result from other available strategic options.

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Fairness Opinion of Financial Advisors. The Board of Directors considered (i) the opinion of Centerview, rendered on January 10, 2025, which was subsequently confirmed by delivery of a written opinion dated such date that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration to be paid to the holders of shares of our common stock (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, and (ii) the opinion of Jefferies, rendered on January 10, 2025, which was subsequently confirmed by delivery of a written opinion dated such date that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Jefferies in preparing its opinion, the Merger Consideration to be received by the holders of shares of our common stock (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For a more detailed discussion of Centerview’s opinion and Jefferies’ opinion, please see the sections of this proxy statement captioned “ —Opinions of ITI’s Financial Advisors – Opinion of Centerview Partners LLC” and “ —Opinions of ITI’s Financial Advisors – Opinion of Jefferies LLC”, respectively.

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Timing and Likelihood of Consummation. The Board of Directors considered the timing and likelihood that the Merger would be consummated based on, among other things (not in any relative order of importance):

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the fact that, under the Merger Agreement, subject to the limitations therein, Johnson & Johnson has committed to cooperate with ITI to (i) jointly direct, devise and implement the strategy to obtain regulatory approvals, including antitrust approvals, and (ii) use reasonable best efforts to take all actions that are necessary or advisable to consummate the Transactions as promptly as reasonably practicable, including using reasonable best efforts to avoid any impediment to the consummation of the Transactions under antitrust laws (as more fully described in the section of this proxy statement captioned “The Merger – Regulatory Approval Required for the Merger”);

•	Johnson & Johnson’s ability to fund the Merger Consideration and the fact that there is no financing condition to the consummation of the Merger;

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the business reputation, capabilities and financial condition of Johnson & Johnson, and the Board of Directors’ perception, based on discussions with ITI’s management, its financial advisors and outside legal counsel, that Johnson & Johnson is willing and able to devote the resources necessary to complete the Merger in an expeditious and efficient manner; and

•	the ability of ITI to enforce the Merger Agreement.

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Other Terms of the Merger Agreement. The Board of Directors considered other terms of the Merger Agreement, as more fully described under the section of this proxy statement captioned “The Merger Agreement,” including:

•	Ability to Respond to Unsolicited Acquisition Proposals. ITI’s ability, in certain circumstances specified in the Merger Agreement, to furnish information to and conduct negotiations with a third party regarding an unsolicited alternative Acquisition Proposal that the Board of Directors determines in good faith, after consulting with its financial advisors and outside legal counsel, constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

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Company Adverse Recommendation Change in Response to a Superior Proposal or Intervening Event. The ability of the Board of Directors, in certain circumstances specified in the Merger Agreement, to change its recommendation in favor of the Merger in response to an Acquisition Proposal (if the Board of Directors determines in good faith, after consultation with ITI’s financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal) or an Intervening Event not related to an Acquisition Proposal (in each case, as defined and further discussed in the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Company Board Recommendation Change”), subject to Johnson & Johnson’s ability to negotiate revised terms and conditions of the Merger Agreement with ITI that would obviate the basis for such change in recommendation, and subject to Johnson & Johnson’s right to terminate the Merger Agreement following such change in recommendation and to collect a termination fee of $475,500,000 from ITI.

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Ability to Accept a Superior Proposal. The ability of the Board of Directors, in certain circumstances specified in the Merger Agreement, to terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal (provided that ITI pay Johnson & Johnson the $475,500,000 termination fee), subject to Johnson & Johnson’s ability to negotiate revised terms and conditions of the Merger Agreement with ITI that would obviate the basis for acceptance of such Superior Proposal.

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Conditions to Closing; Interim Operations. The Board of Directors considered the fact that the terms and conditions of the Merger Agreement minimize, to the extent reasonably practical, the risk that a condition to consummation of the Merger would not be satisfied and provide reasonable flexibility to operate ITI’s business during the pendency of the Merger.

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End Date. The fact that we anticipate the initial outside date of July 10, 2025, which may be extended by two automatic 6-month extensions until July 10, 2026, if, at the end of each prior period, the only outstanding conditions to closing the Merger are approval of the transaction pursuant to the HSR Act or the absence of certain legal restraints preventing or otherwise making illegal the consummation of the Merger (solely in respect of any antitrust law), will allow for sufficient time to consummate the Merger.

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Efforts Obligation of Johnson & Johnson. Johnson & Johnson’s commitments in the Merger Agreement to use its reasonable best efforts to avoid any legal impediment, including if necessary, contesting, defending and appealing any legal proceedings challenging the Merger Agreement or the consummation of the Transactions.

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Termination Fee. The Board of Directors believed the amount of the termination fee payable by ITI ($475,500,000) was reasonable in light of, among other matters, the benefits of the Merger to ITI’s stockholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative Acquisition Proposals.

•	Representations, Warranties and Covenants. The scope of the representations, warranties and covenants being made by ITI and Johnson & Johnson.

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Appraisal Rights. The Board of Directors considered the fact that statutory appraisal rights under Delaware law in connection with the Merger will be available to stockholders who do not vote in favor of the adoption of the Merger Agreement, properly demand appraisal of their shares of our common stock and otherwise fully comply with all required procedures under Section 262. For more information on appraisal rights, please see the section of this proxy statement captioned “— Appraisal Rights.”

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Opportunity of Our Stockholders to Vote; Rights to Adjourn or Postpone to Solicit Additional Proxies. The Board of Directors considered the fact that the Merger would be subject to the approval of our stockholders, and that our stockholders would be free to evaluate the Merger and vote for or against the approval of the Merger Proposal at the Special Meeting. In addition, the Board of Directors considered the fact that ITI could require the adjournment or postponement of the Special Meeting, upon the terms and subject to the conditions specified in the Merger Agreement, for the absence of a quorum at the Special Meeting or to allow additional solicitation of votes in order to obtain the adoption of the Merger Agreement by holders representing at least a majority of all outstanding shares of our common stock entitled to vote thereon.

In the course of reaching the determinations and decisions and making the recommendation described above, the Board of Directors, in consultation with ITI’s senior management, outside legal counsel and financial advisors, also considered the risks and potentially negative factors relating to the Merger Agreement, the Merger and the other Transactions, including the following material factors (which factors are not necessarily presented in order of relative importance):

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No Ongoing Equity Interest in ITI. The Board of Directors considered the fact that ITI’s public stockholders will have no ongoing equity interest in the surviving corporation following the Merger, meaning that our stockholders will cease to participate in ITI’s potential future earnings or growth and will not benefit from any future increase in the value of ITI following completion of the Merger.

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Inability to Solicit Takeover Proposals. The Board of Directors considered the fact that the Merger Agreement contains covenants prohibiting ITI from soliciting other potential Acquisition Proposals and restricting its ability to entertain other potential Acquisition Proposals unless certain conditions are satisfied. The Board of Directors also considered the fact that the right afforded to Johnson & Johnson under the Merger Agreement to negotiate revised terms and conditions of the Merger Agreement in response to an Acquisition Proposal that the Board of Directors determines in good faith is a Superior Proposal may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, ITI.

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The Termination Fee. The Board of Directors considered the fact that ITI may be required to pay a termination fee of $475,500,000 to Johnson & Johnson if the Merger Agreement is terminated under certain circumstances, including in connection with ITI accepting a Superior Proposal or due to the Board of Directors changing or withdrawing its recommendation in favor of the Merger.

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Effect of Announcement. The Board of Directors considered the potential effect of the public announcement of the Transactions on ITI’s employees, operations and business partners and stock price, as well as its ability to attract and retain key personnel while the Merger is pending.

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Litigation Risk. The Board of Directors considered the risk of litigation in connection with the execution of the Merger Agreement and the consummation of the Merger which, even where lacking in merit, could nonetheless result in distraction and expense.

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Interim Operating Covenants. The Board of Directors considered the fact that the Merger Agreement imposes restrictions on the conduct of ITI’s business prior to the consummation of the Merger, requiring ITI to conduct its business according to its ordinary course of business consistent with past practice and refrain from taking certain specified actions without Johnson & Johnson’s prior written consent. The Board of Directors considered that such restrictions may potentially delay or prevent ITI from pursuing business strategies or opportunities that may arise while the Merger is pending.

•	Risks That the Merger May Not Be Approved by Our Stockholders. The Board of Directors considered the possibility that the Merger Proposal will not be approved by ITI’s stockholders.

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Risks That the Merger Might Be Delayed or Not Be Completed At All. The Board of Directors considered the fact that there can be no assurance that all conditions to the parties’ obligations under the Merger Agreement will be satisfied on a timely basis or at all. Furthermore, the Board of Directors considered the risks and costs to ITI if the Merger is not consummated in the anticipated timeframe or at all, including the diversion of ITI’s management and employees’ attention, potential employee attrition, the potential effect on vendors, partners, licensors and others that do business with ITI; and the potential effect on the trading price of the shares of ITI’s common stock.

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Transaction Costs. The Board of Directors considered the fact that significant costs have been and will continue to be incurred in connection with negotiating and entering into the Merger Agreement and completing the Merger, and that substantial time and effort of ITI’s management and certain other key employees will be required, potentially resulting in disruptions to the operation of ITI’s business. If the Merger is not consummated, ITI will be required to pay its own expenses associated with the Merger Agreement, and the resulting public announcement of the termination of the Merger Agreement could affect the trading price of ITI’s common stock.

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Potential Conflicts of Interest. The Board of Directors considered the potential conflicts of interest created by the fact that ITI’s executive officers and directors may have interests in the Merger that may be different from or in addition to those of other stockholders, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Interests of ITI’s Directors and Executive Officers in the Merger” and “Proposal 2: Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangement.”

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Regulatory Approval and Risks of Pending Actions. The Board of Directors considered the fact that the completion of the Merger requires certain regulatory clearances, which could subject the Merger to unforeseen delays and risk.

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Tax Treatment. The Board of Directors considered the fact that the receipt of cash by our stockholders in exchange for our common stock as a result of the Merger generally will be taxable to our stockholders for U.S. federal income tax purposes (as further described in the section of this proxy statement captioned “ —U.S. Federal Income Tax Considerations of the Merger”).

The Board of Directors believed that, overall, the potential benefits of the Merger to ITI’s stockholders substantially outweighed the risks and uncertainties of the Merger.

The foregoing discussion of factors considered by the Board of Directors contains the material factors considered by the Board of Directors, but is not in any way intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Each member of the Board of Directors applied his or her own business judgment to the process and may have given different weight to different factors. The Board of Directors did not undertake to make any specific determination as to whether any factor or any particular aspect of a factor supported or did not support its ultimate determination. Rather, the Board of Directors based its recommendation on the totality of the information presented.

Opinions of ITI’s Financial Advisors

Opinion of Centerview Partners LLC

On January 10, 2025, Centerview rendered to the Board of Directors its oral opinion, subsequently confirmed in a written opinion dated such date, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration to be paid to the holders of our common stock (other than Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated January 10, 2025, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety by reference to the full text of Centerview’s written opinion attached as Annex B to this proxy statement and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board of Directors (in the directors’ capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Merger and the other Transactions and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of our common stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement, the Merger or the other Transactions and does not constitute a recommendation to any stockholder of ITI or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Merger and the other Transactions or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•	a draft of the Merger Agreement dated January 7, 2025, referred to in this summary of Centerview’s opinion as the “Draft Merger Agreement”;

•	Annual Reports on Form 10-K of ITI for the years ended December 31, 2023, December 31, 2022 and December 31, 2021;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of ITI;

•	certain publicly available research analyst reports for ITI;

•	certain other communications from ITI to its stockholders; and

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certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of ITI, including the Projections (which we define and describe further in the section of this proxy statement captioned “—Certain Financial Projections”), prepared by management of ITI and furnished to Centerview by ITI for purposes of Centerview’s analysis, which are collectively referred to in this summary of Centerview’s opinion as the “internal data”.

Centerview also participated in discussions with members of the senior management and representatives of ITI regarding their assessment of the internal data. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for ITI and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with ITI’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at ITI’s direction, that the internal data (including, without limitation, the Projections) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of ITI as to the matters covered thereby and Centerview relied, at ITI’s direction, on the internal data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the internal data or the assumptions on which it was based. In addition, at ITI’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of ITI, nor was Centerview furnished with any such evaluation or appraisal, and Centerview was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of ITI. Centerview assumed, at ITI’s direction, that the final executed Merger Agreement would not differ in any respect material to Centerview’s analysis or opinion from the Draft Merger Agreement reviewed by Centerview. Centerview also assumed, at ITI’s direction, that the Merger will be consummated on the terms set forth in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transactions, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of ITI, or the ability of ITI to pay its obligations when they come due, or as to the impact of the Transactions on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview’s opinion expressed no view as to, and did not address, ITI’s underlying business decision to proceed with or effect the Transactions, or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to ITI or in which ITI might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of our common stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Transactions, including, without limitation, the structure or form of the Merger or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Merger, including, without limitation, the fairness of the Merger or any other term or aspect of the Transactions to, or any consideration to be received in connection therewith by, or the impact of the Transactions on, the holders of any other class of securities, creditors or other constituencies of ITI or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of ITI or any party, or class of such persons in connection with the Transactions, whether relative to the Merger Consideration to be paid to the holders of our common stock pursuant to the Merger Agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview’s opinion does not constitute a recommendation to any stockholder of ITI or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transactions or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Board of Directors (in the directors’ capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transactions. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the Board of Directors in connection with Centerview’s opinion, dated January 10, 2025. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of ITI. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ITI or any other parties to the Merger. None of ITI, Johnson & Johnson, Merger Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of ITI do not purport to be appraisals or reflect the prices at which ITI may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 8, 2025 (the last full trading day prior to the date on which the Board of Directors met to approve the Merger) and is not necessarily indicative of current market conditions.

Selected Public Company Analysis

Centerview reviewed and analyzed certain financial information of ITI and compared it to corresponding financial information of certain publicly traded commercial stage biotechnology companies with a lead asset on the market for multiple years (which companies are referred to as the “selected companies” in this summary of Centerview’s opinion) that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to ITI. Although none of the selected companies is identical or directly comparable to ITI, the selected companies were selected by Centerview because, among other reasons, they are publicly traded, scaled commercial stage biotechnology companies with certain business, operational and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to those of ITI.

However, because none of the selected companies is exactly the same as ITI, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, operational and/or financial characteristics and other factors that could affect the public trading values of the selected companies and ITI in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available information obtained from SEC filings and other data sources as of January 8, 2025, Centerview calculated, for each selected company, such company’s enterprise value (calculated as the equity value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, performance stock units and other convertible securities of the target company) plus the book value of debt and certain liabilities less cash and cash equivalents) as a multiple of Wall Street research analyst consensus estimated revenue for calendar year 2027 (which we refer to as the “EV/2027 Revenue Multiple”).

The selected companies are summarized below:

•	Acadia Pharmaceuticals Inc.

•	Alkermes plc.

•	Amicus Therapeutics, Inc.

•	Apellis Pharmaceuticals, Inc.

•	Axsome Therapeutics, Inc.

•	Neurocrine Biosciences, Inc.

•	Sarepta Therapeutics, Inc.

•	TG Therapeutics, Inc.

The overall low to high EV/2027 Revenue Multiples observed for the selected companies were 1.8x to 4.7x (with a median of 3.1x). Based on this analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, related to, among other things, differences in the business, operational and/or financial conditions and prospects of ITI and the companies included in the selected public company analysis, Centerview selected a reference range of EV/2027E Revenue Multiples of 3.00x to 4.75x. Centerview applied this reference range of EV/2027E Revenue Multiples to ITI’s estimated calendar year risk-adjusted 2027 revenue of $2.033 billion as set forth in the Projections and added to it ITI’s estimated net cash as of December 31, 2024 of approximately $1 billion, provided by ITI management as set forth in the internal data, and divided the results of the foregoing calculations by the number of fully diluted outstanding shares of ITI’s common stock (determined using the treasury stock method and taking into account outstanding in-the-money options, restricted stock units, and performance stock units (including assumptions regarding the vesting of such performance stock units)) as of January 9, 2025, based on information provided by ITI management as set forth in the internal data. This analysis resulted in an implied per share equity value range for the shares of ITI’s common stock of approximately $64.50 to $96.40, rounded to the nearest $0.05. Centerview then compared this range to the Merger Consideration of $132.00 per share to be paid to the holders of our common stock (other than Excluded Shares) pursuant to the Merger Agreement.

Selected Precedent Transaction Analysis

Centerview reviewed and analyzed certain financial information of ITI and compared it to corresponding financial information of certain transactions listed below involving scaled commercial stage biotechnology companies with a lead asset on the market for multiple years (which transactions are referred to as the “selected transactions” in this summary of Centerview’s opinion) that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to ITI and the Merger. Although none of the selected transactions is identical or directly comparable to the Merger, the companies included in the selected transactions were selected by Centerview because, among other reasons, they involved companies that have certain business, operational and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to those of ITI.

However, because none of the selected transactions is exactly the same as the Merger, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected precedent transactions analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, operational and/or financial characteristics, and other factors that could affect the public trading, acquisition or other values, of the target companies in the selected transactions and ITI in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available information obtained from SEC filings and other data sources as of the time of the announcement of the selected transactions, Centerview calculated, for each selected transaction, the transaction value (calculated as the offer value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, performance stock units and other convertible securities of the target company), plus the book value of debt and certain liabilities less cash and cash equivalents as a multiple of the target company’s Wall Street research analyst consensus estimated three-year forward revenue at the time of the transaction announcement (“Three-Year Forward Revenue Multiple”).

The selected transactions considered in this analysis are summarized below:

Date Announced	Target	Acquiror
December 2022	Horizon Therapeutics Public Limited Company	Amgen Inc.

August 2022	Global Blood Therapeutics, Inc.	Pfizer Inc.

May 2022	Biohaven Pharmaceutical Holding Company Ltd.	Pfizer Inc.

February 2021	GW Pharmaceuticals plc	Jazz Pharmaceuticals Public Limited Company

December 2020	Alexion Pharmaceuticals, Inc.	AstraZeneca PLC

January 2018	Bioverativ Inc.	Sanofi SA

January 2017	Actelion Ltd.	Johnson & Johnson

January 2016	Baxalta Incorporated	Shire plc

January 2015	NPS Pharmaceuticals, Inc.	Shire plc

The overall low to high Three-Year Forward Revenue Multiples observed for the selected transactions were 4.6x to 9.9x (with a median of 6.0x). Based on this analysis and other considerations that Centerview deemed relevant in its experience and professional judgment, related to, among other things, differences in the business, operational and/or financial conditions and prospects of ITI and the companies included in the selected transactions analysis, Centerview selected a reference range of Three-Year Forward Revenue Multiples of 4.50x to 7.25x derived from the selected transactions. Centerview applied this reference range of Three-Year Forward Revenue Multiples to ITI’s estimated three-year forward revenue based on the internal data of $2.033 billion, added to it ITI’s estimated net cash as of December 31, 2024 of approximately $1 billion, and divided the result of the foregoing calculations by the number of fully diluted outstanding shares of ITI’s common stock (determined using the treasury stock method and taking into account outstanding in-the-money options, restricted stock units, and performance stock units (including assumptions regarding the vesting of such performance stock units)) as of January 9, 2025, based on information provided by ITI management as set forth in the internal data. This analysis resulted in an implied per share equity value range for shares of ITI’s common stock of approximately $91.85 to $141.95, rounded to the nearest $0.05. Centerview then compared this range to the Merger Consideration of $132.00 per share to be paid to the holders of ITI’s common stock (other than Excluded Shares) pursuant to the Merger Agreement.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of ITI based on the Projections. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In performing this analysis, Centerview calculated a range of equity values for shares of our common stock by (a) discounting to present value as of December 31, 2024 using discount rates ranging from 10.25% to 12.25% (reflecting Centerview’s analysis of ITI’s weighted average cost of capital) and using a mid-year convention:

(i) the forecasted risk-adjusted, after-tax unlevered free cash flows of ITI over the period beginning on January 1, 2025 and ending on December 31, 2047, utilized by Centerview based on the Projections, (ii) a range of implied terminal values of ITI, calculated by Centerview by adjusting ITI’s fiscal year 2047 risk-adjusted, after-tax unlevered free cash flow based on the Projections to account for normalized levels of working capital and research and development expenses, and applying a selected range of perpetuity growth rates of 0.0% to 3.0% (which range Centerview was instructed to use by ITI’s management), based on information provided by ITI management as of January 9, 2025 and set forth in the internal data and (iii) tax savings from usage of ITI’s estimated federal net operating losses and ITI’s future losses and (b) adding to the foregoing results ITI’s estimated net cash as of December 31, 2024 of approximately $1 billion, which amount was provided by ITI management as set forth in the internal data. Centerview divided the result of the foregoing calculations by the number of fully diluted outstanding shares of ITI’s common stock (determined using the treasury stock method and taking into account outstanding in-the-money options, restricted stock units, and performance stock units (including assumptions regarding the vesting of such performance stock units)), based on information provided by ITI management as set forth in the internal data. This analysis resulted in a range of implied equity values per share of our common stock of $102.90 to $127.70, rounded to the nearest $0.05. Centerview then compared this range to the Merger Consideration of $132.00 per share to be paid to the holders of our common stock (other than Excluded Shares) pursuant to the Merger Agreement.

Other Factors

Centerview noted for the Board of Directors certain additional factors solely for reference and informational purposes only, including, among other things, the following:

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Historical Stock Price Trading Analysis. Centerview reviewed historical closing trading prices of the shares during the 52-week period ended January 8, 2025, which reflected low and high stock closing prices for ITI during such period of $64.37 to $91.57 per share.

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Analyst Price Targets Analysis. Centerview reviewed stock price targets for shares of ITI’s common stock in 14 publicly available Wall Street research analyst reports as of January 8, 2025 which indicated low and high stock price targets for ITI ranging from $87.00 to $135.00 per share.

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Precedent Premiums Paid Analysis. Centerview performed an analysis of premiums paid in the selected transactions involving publicly traded scaled commercial stage biotechnology companies, as set forth above in “Selected Precedent Transaction Analysis”. The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction to the closing price of the target company’s common stock for the date one day prior to the date on which the trading price of the target company’s common stock was perceived by Centerview to be affected by a potential transaction. Based on the analysis above and other considerations that Centerview deemed relevant in its professional judgment, Centerview applied a premium range of 35% to 85% to ITI’s closing stock price on January 8, 2025 (the last full trading day prior to the date on which the Board of Directors met to approve the Merger) of $82.56, which resulted in an implied price range of approximately $111.45 to $152.75 per share, rounded to the nearest $0.05.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Board of Directors in its evaluation of the Transactions. Consequently, the analyses described above should not be viewed as determinative of the views of the Board of Directors or management of ITI with respect to the

Merger Consideration or as to whether the Board of Directors would have been willing to determine that a different consideration was fair. The Merger Consideration was determined through arm’s-length negotiations between ITI and Johnson & Johnson and was approved by the Board of Directors. Centerview provided advice to ITI during these negotiations. Centerview did not, however recommend any specific amount of consideration to ITI or the Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the Transactions.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, except for Centerview’s current engagement, Centerview had not been engaged to provide financial advisory or other services to ITI, and did not receive any compensation from ITI during such period. In the two years prior to the date of its written opinion, Centerview had not been engaged to provide financial advisory or other services to Johnson & Johnson, and did not receive any compensation from Johnson & Johnson during such period. In 2024, Centerview was engaged to provide financial advisory services unrelated to ITI to Aliada Therapeutics Inc. (who we refer to as “Aliada”), in which Johnson & Johnson held a significant minority equity interest, in connection with Aliada’s sale to AbbVie, and Centerview received between $30 million and $40 million in compensation from Aliada for such services. Centerview may provide financial advisory and other services to or with respect to ITI or Johnson & Johnson or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, ITI, Johnson & Johnson, or any of their respective affiliates, or any other party that may be involved in the Transactions.

The Board selected Centerview as its financial advisor in connection with the Merger based on Centerview’s reputation, experience and knowledge of the biotechnology industry. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

In connection with Centerview’s services as a financial advisor to the Board of Directors, ITI has agreed to pay Centerview an aggregate fee of approximately $102.4 million, $2.0 million of which was payable upon the rendering of Centerview’s opinion, and the remainder of which is contingent upon the consummation of the Merger. In addition, ITI has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Opinion of Jefferies LLC

ITI retained Jefferies as one of its financial advisors in connection with a possible sale, disposition or other business transaction involving ITI. In connection with this engagement, ITI requested that Jefferies evaluate the fairness, from a financial point of view, to holders of shares of our common stock (other than Excluded Shares) of the Merger Consideration to be received by such holders pursuant to the Merger Agreement. At a meeting of the Board of Directors held on January 10, 2025, Jefferies rendered its oral opinion to the Board of Directors, which was subsequently confirmed by delivery of a written opinion dated January 10, 2025, to the effect that, as of the date of such opinion and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger Consideration to be received by holders of shares of our common stock (other than Excluded Shares) was fair, from a financial point of view, to such holders.

The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex

C to this proxy statement and is incorporated herein by reference. ITI encourages you to read the opinion carefully and in its entirety. Jefferies’ opinion was provided for the use and benefit of the Board of Directors in its consideration of the Merger. Jefferies’ opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to ITI, nor did it address the underlying business decision by ITI to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Jefferies’ opinion did not constitute a recommendation as to how any holder of shares of our common stock should vote on the Merger or any matter related thereto. The following summary of the Jefferies opinion is qualified in its entirety by reference to the full text of Jefferies’ opinion, which is attached hereto as Annex C and is incorporated herein by reference.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft, provided to Jefferies on January 7, 2025, of the Merger Agreement;

•	reviewed certain publicly available financial and other information about ITI;

•

reviewed certain information furnished to Jefferies and approved for Jefferies’ use by ITI’s management, including the Projections (which we define in the section of this proxy statement captioned “—Certain Financial Projections”) and other financial forecasts, estimates and analyses, relating to the business, operations and prospects of ITI;

•	held discussions with members of senior management of ITI concerning the matters described in the second and third bullets above;

•	reviewed the share trading price history for our common stock; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to Jefferies by ITI or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on the assurances of the management of ITI that it was not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of, nor did Jefferies conduct a physical inspection of, any of the properties or facilities of, ITI or any other entity, and Jefferies was not furnished with and assumed no responsibility to obtain or conduct any such evaluations, appraisals or physical inspections. Jefferies did not evaluate and does not express any opinion as to the solvency or fair value of ITI or any other entity under any laws relating to bankruptcy, insolvency or similar matters. Jefferies’ analyses and opinion also do not consider any actual or potential arbitration, litigation, claims or possible unasserted claims, investigations or other proceedings to which ITI or any other entity is or in the future may be a party or subject.

With respect to the financial forecasts and estimates provided to and, at ITI’s direction, reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was informed by ITI, and Jefferies assumed, that such financial forecasts and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ITI as to, and Jefferies assumed that they are an appropriate basis upon which to evaluate, the future financial performance of ITI and the other matters covered thereby. Jefferies was not asked to, and its opinion expressed no opinion as to, ITI’s financial forecasts or estimates or the assumptions on which they were made.

Jefferies relied upon the assessments of the management of ITI as to, among other things, (i) the potential impact on ITI of market, competitive and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the biopharmaceutical industry, including with respect to the pricing of and third-party coverage and reimbursement for pharmaceutical products, (ii) matters relating to ITI’s product and product candidates, the potential use and indications for such product and product candidates, related technology and intellectual property and regulatory approval processes and risks, including with respect to the probability and timing for the development, clinical testing, manufacturing and commercialization of ITI’s product and product candidates and related use and indications, the validity and duration of licenses and patents, and (iii) ITI’s existing and future agreements and arrangements with, and ability to attract, retain and/or replace, key employees and consultants, customers, suppliers and other commercial and collaboration relationships. Jefferies assumed that there would not be any developments with respect to any such matters that would be material in any respect to Jefferies’ analyses or opinion.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date thereof. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which Jefferies becomes aware after the date thereof.

Jefferies made no independent investigation of, and Jefferies expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to ITI or the Merger, and Jefferies assumed the correctness in all respects material to its analyses and opinion of all legal, regulatory, accounting and tax advice given to ITI and the Board of Directors, including, without limitation, advice as to the legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the Merger to any holder of shares of our common stock. Jefferies assumed that the final form of the Merger Agreement would be substantially similar to the last draft of the Merger Agreement reviewed by Jefferies in all respects material to its analyses and opinion. Jefferies also assumed that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement. Jefferies also assumed that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, waivers and releases for the Merger, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on ITI, Johnson & Johnson or the contemplated benefits of the Merger or that otherwise would be material in any respect to Jefferies’ analyses or opinion.

Jefferies’ opinion was for the use and benefit of the Board of Directors in its consideration of the Merger, and Jefferies’ opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to ITI, nor did it address the underlying business decision by ITI to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Jefferies’ opinion did not constitute a recommendation as to how any holder of shares of our common stock should vote on the Merger or any matter related thereto. In addition, Jefferies’ opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of ITI, other than the holders of shares of our common stock (other than Excluded Shares). Jefferies expressed no opinion as to the price at which shares of shares of our common stock would trade at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of ITI’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration to be received by holders of shares of our common stock. Jefferies’ opinion was authorized by the fairness committee of Jefferies.

In connection with rendering its opinion to the Board of Directors, Jefferies performed certain financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. These analyses necessarily involved complex considerations and judgments concerning financing characteristics and other factors that could affect the public trading or other values of the companies concerned.

Jefferies believes that its analyses and the summary below must be considered as a whole and in context and that selecting portions of its analyses and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of ITI in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of ITI. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of ITI or its businesses or securities.

The terms of the Merger were determined through negotiations between ITI and Johnson & Johnson, and the decision by ITI to enter into the Merger Agreement was solely that of the Board of Directors. Jefferies’ opinion and financial analyses were only one of many factors considered by the Board of Directors in its evaluation of the Merger and should not be viewed as determinative of the views of the Board of Directors or ITI’s management with respect to the Merger or the Merger Consideration.

Summary of Jefferies’ Financial Analysis

The summary of the financial analyses described in this section is a summary of the material financial analyses reviewed with the Board of Directors and performed by Jefferies in connection with its analyses and opinion. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 8, 2025 (the last full trading day prior to the date on which the Board of Directors met to approve the Merger), and is not necessarily indicative of current or future market conditions. Where applicable, Jefferies rounded per share values to the nearest $0.05.

Transaction Multiples

Using publicly available information, Jefferies reviewed financial data relating to the following 8 selected transactions since 2019 involving target biopharma companies with transaction values in excess of $5 billion and with commercial or near-commercial assets that Jefferies viewed as generally relevant for purposes of its analysis (collectively referred to in this description of Jefferies’ financial analysis as the “selected transactions”):

Date Announced	Target	Acquiror
December 2023	Karuna Therapeutics, Inc.	Bristol-Myers Squibb Company

July 2023	Reata Pharmaceuticals, Inc.	Biogen Inc.

April 2023	IVERIC bio, Inc.	Astellas Pharma Inc.

August 2022	Global Blood Therapeutics, Inc.	Pfizer Inc.

May 2022	Biohaven Pharmaceutical Holding Company Ltd.	Pfizer Inc.

Date Announced	Target	Acquiror
February 2021	GW Pharmaceuticals plc	Jazz Pharmaceuticals Public Limited Company

October 2020	MyoKardia, Inc.	Bristol-Myers Squibb Company

November 2019	The Medicines Company	Novartis AG

Jefferies reviewed the enterprise value of each target company in the selected transactions (calculated as the offer value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, performance stock units and other convertible securities of the target company) plus the book value of debt and certain liabilities less cash and cash equivalents) as a multiple of the peak sales fiscal year of such target company (which was determined based on the highest annual revenue figure disclosed in the management projections section of the associated proxy or tender offer filing, as applicable, in connection with the selected transaction). Financial data of the selected transactions were based on public filings and other publicly available information.

The overall low to high enterprise value / peak sales multiples observed for the selected transactions were 1.4x to 2.4x (with median of 1.7x). Jefferies then applied a selected range of enterprise value / peak sales multiples derived from the selected transactions of 1.4x to 2.4x to ITI’s peak sales fiscal year (which was determined based on the highest annual revenue figure disclosed in the Projections), added ITI’s estimated net cash as of December 31, 2024 of approximately $1 billion, as provided by ITI’s management, and divided the result by the number of fully diluted outstanding shares of our common stock as of January 9, 2025, as provided by ITI’s management. This analysis indicated a reference range of implied per share equity values of $102.40 to $169.05 per share, as compared to the Merger Consideration of $132.00 per share.

Public Trading Multiples

Using publicly available information, Jefferies reviewed financial data relating to the following eight selected publicly traded scaled commercial stage biotechnology companies with a lead asset on the market for multiple years that Jefferies viewed as generally relevant for purposes of its analysis (collectively referred to this description of Jefferies’ financial analysis as the “selected companies”):

•	Acadia Pharmaceuticals Inc.

•	Alkermes plc.

•	Amicus Therapeutics, Inc.

•	Apellis Pharmaceuticals, Inc.

•	Axsome Therapeutics, Inc.

•	Neurocrine Biosciences, Inc.

•	Sarepta Therapeutics, Inc.

•	TG Therapeutics, Inc.

Jefferies reviewed, among other information, enterprise values of the selected companies, (calculated as the equity value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, performance stock units and other convertible securities of the target company) plus the book value of debt and certain liabilities less cash and cash equivalents) as a multiple of Wall Street research analyst consensus estimated revenue for calendar year 2027. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information as of January 8, 2025 (the last full trading day prior to the date on which the Board of Directors met to approve the Merger).

The overall low to high enterprise value / revenue multiples observed for the selected companies were 1.8x to 4.7x (with median of 3.1x). Jefferies then applied a selected range of enterprise value / revenue multiples derived from the selected companies of 3.00x to 4.75x to ITI’s 2027 projected revenue disclosed in the Projections, added ITI’s estimated net cash as of December 31, 2024 of approximately $1 billion, as provided by ITI’s management, and divided the result by the number of fully diluted outstanding shares of our common stock as of January 9, 2025, as provided by ITI’s management. This analysis indicated a reference range of implied per share equity values of $64.50 to $96.40 per share, as compared to the Merger Consideration of $132.00 per share.

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis of ITI by calculating the estimated present value of the stand-alone risk-adjusted unlevered free cash flows, as described further in the section of this proxy statement captioned “ —Certain Financial Projections”, that ITI was forecasted to generate during the fiscal years ending December 31, 2025 through December 31, 2047 based on the Projections. Jefferies also calculated a range of terminal values for ITI by adjusting ITI’s fiscal year 2047 risk-adjusted unlevered free cash flow based on the Projections to account for normalized levels of working capital and research and development expenses, and applying a selected range of perpetuity growth rates of 0.0% to 3.0% (which range Jefferies was instructed to use by ITI’s management). The net present value as of December 31, 2024 of the risk-adjusted unlevered free cash flows and terminal value of ITI described in the preceding sentences were then calculated using the mid-year convention and a selected discount rate range of 10.25% to 12.25%, based on Jefferies’ estimate of ITI’s weighted average cost of capital. This resulted in a range of implied enterprise values for ITI. Jefferies then added ITI’s estimated net cash as of December 31, 2024 of approximately $1 billion, and the present value of ITI’s net operating loss carryforwards and research and development credits, each as of December 31, 2024, and future losses (in each case as provided by ITI’s management), to calculate a range of implied equity values. Jefferies divided the result by the number of fully diluted outstanding shares of our common stock as of January 9, 2025, as provided by ITI’s management, to calculate a range of implied per share equity values for ITI. This analysis indicated a reference range of implied per share equity values of $102.90 to $127.70 per share, as compared to the Merger Consideration of $132.00 per share.

Certain Additional Information

Jefferies observed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but was noted for informational purposes, including the following:

•

the historical trading performance of the shares during the 52-week period ended January 8, 2025 (the last full trading day prior to the date on which the Board of Directors met to approve the Merger), which indicated low and high closing prices for the shares during such 52-week period of $64.37 per share and $91.57 per share, respectively, as compared to the Merger Consideration of $132.00 per share; and

•

the publicly available stock price targets for shares of ITI’s common stock by 14 research analysts, which indicated low and high stock price targets ranging from $87.00 per share to $135.00 per share, as compared to the Merger Consideration of $132.00 per share.

Miscellaneous

ITI has agreed to pay Jefferies for its financial advisory services in connection with the Merger an aggregate fee based upon a percentage of the transaction value of the Merger, which fee is estimated as of the date of this proxy statement to be approximately $44 million, of which $2.0 million became payable upon delivery of Jefferies’ opinion to the Board of Directors and the remainder of which is payable contingent upon the closing of the Merger. In addition, ITI agreed to reimburse Jefferies for certain expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

As the Board of Directors was aware, during the two-year period prior to the date of Jefferies’ opinion, Jefferies and its affiliates did not provide financial advisory or financing services to ITI or Johnson & Johnson for which Jefferies or its affiliates received compensation, although Jefferies may seek to, in the future, provide financial advisory and financing services to ITI, Johnson & Johnson or entities that are affiliated with the ITI or Johnson & Johnson, for which Jefferies would expect to receive compensation. In the ordinary course of its business, Jefferies and its affiliates may trade or hold securities or financial instruments (including loans and other obligations) of ITI or Johnson & Johnson and/or their respective affiliates for Jefferies’ own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities.

Jefferies was selected as one of ITI’s financial advisors in connection with the Merger because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in mergers and acquisition transactions and based on its familiarity with ITI’s business and industry. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Certain Financial Projections

ITI’s management does not, as a matter of course, publicly disclose forecasts or internal projections as to future financial performance, revenues, financial condition or results of operations, earnings or other results, other than providing certain guidance in its regular earnings press releases, due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized.

In connection with the evaluation of the proposed transaction with Johnson & Johnson and the other strategic alternatives considered by the Board of Directors, ITI’s senior management prepared certain non-public, unaudited financial projections for fiscal years 2025 through 2047 (which we refer to as the “Projections”). The Projections were prepared based on ITI’s continued operation as a stand-alone company and do not take into account the Merger, including the effect of any business or strategic decision or action that has been or will be taken as a result of the execution of the Merger Agreement.

The Projections were presented to the Board of Directors in connection with its consideration of the Merger, and, at the instruction of the Board of Directors, were provided to Centerview and Jefferies and were relied upon by Centerview and Jefferies in connection with rendering their respective opinions to the Board of Directors and performing the related financial analyses as described in the sections of this proxy statement captioned “ —Opinions of ITI’s Financial Advisors – Opinion of Centerview Partners LLC” and “ —Opinions of ITI’s Financial Advisors – Opinion of Jefferies LLC” and were the only financial projections with respect to ITI used by Centerview and Jefferies in rendering their respective opinions and performing such related financial analyses.

ITI is summarizing the Projections in this proxy statement to provide our stockholders with access to certain non-public, unaudited, risk-adjusted prospective financial information that was prepared for the Board of Directors for the purposes described above.

Cautionary Note About the Projections

The Projections, while necessarily presented with numerical specificity, were based on numerous variables and financial, operating and commercial assumptions, developed solely using the information available to ITI’s management at the time, that were inherently uncertain and many of which were beyond ITI’s control. Important factors that may affect actual results and cause the Projections not to be achieved include the timing of regulatory approvals and introductions of new products, market acceptance of new products, success of clinical testing, availability of third-party reimbursement, market exclusivity, patent exclusivity, success of ongoing collaborations and any potential collaborations with third parties under which ITI does or may develop or commercialize product candidates, the impact of competitive products and pricing, the availability and use of net operating losses, the effect of regulatory actions, the effect of general economic conditions, financial market conditions, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, the cost and effect of changes in tax and other legislations and other risk factors described in ITI’s other filings with the SEC, as listed in the section of this proxy statement captioned “Where You Can Find More Information”. There can be no assurance of the market for, approval of or the timing of such approval of, ITI’s products or product candidates, and it is possible that other products will be preferable. The Projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the Projections do not take into account any circumstances or events occurring after the date that they were prepared, do not give effect to the Merger (including the announcement thereof), and may be affected by ITI’s ability to achieve strategic goals, objectives and targets over the applicable period. As a result, there can be no assurance that the Projections will be realized, and actual results may be materially better or worse than those contained in the Projections. The Projections cover multiple years, and such information by its nature becomes less reliable with each successive year.

In light of the foregoing factors and the uncertainties inherent in the Projections, our stockholders are cautioned not to place undue, if any, reliance on the Projections. The Projections were not prepared with a view toward public disclosure. The inclusion of the Projections in this proxy statement should not be regarded as an indication that ITI or any of its affiliates, advisors or representatives considered or consider the Projections to be predictive of actual future events, and the Projections should not be relied upon as such or construed as financial guidance. Further, the inclusion of the Projections in this proxy statement does not constitute an admission or representation by ITI nor any of its affiliates, advisors or representatives that the information presented is material. Neither ITI nor any of its affiliates, advisors or representatives assumes any responsibility for the accuracy of this information. ITI does not intend to make publicly available any update or other revision to the Projections, except as otherwise required by law.

ITI DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE NO LONGER APPROPRIATE.

Neither ITI nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation or warranty to any of our stockholders or other person regarding the ultimate performance of ITI compared to the information contained in the Projections or that the Projections will be achieved. ITI makes and has made no representation to Johnson & Johnson or Merger Sub, in the Merger Agreement or otherwise, concerning the Projections. The Projections are subjective in many respects and are thus subject to interpretation. Please also refer to the section of this proxy statement captioned “Forward-Looking Statements.”

The Projections were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by ITI may not be comparable to similarly titled amounts used by other companies. The financial measures included in the Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Board of Directors or Centerview or Jefferies. In addition, the Projections were not prepared with the assistance of, or reviewed, compiled or examined by, independent accountants. The Projections are not being included in this proxy statement to influence any stockholder’s decision on how to vote with respect to the Merger Proposal, but instead are being included because the Projections were provided to the Board of Directors to evaluate the transactions contemplated by the

Merger Agreement and the other strategic alternatives considered by the Board of Directors, and to Centerview and Jefferies in connection with the rendering of their respective opinions to the Board of Directors and in performing their respective analyses as described in the section of this proxy statement captioned “—Opinion of ITI Financial Advisor — Centerview Partners LLC” and “—Opinion of ITI Financial Advisor – Opinion of Jefferies LLC”. ITI did not provide the Projections to Johnson & Johnson. The Projections may differ from publicly available analyst estimates.

The Projections were based on assumptions about ITI’s continued operation as a stand-alone, publicly traded company, including with respect to the commercialization of ITI’s products and with respect to the development and commercialization of ITI’s product candidates, including risk and probability adjustments reflecting ITI’s senior management’s good faith assessment as to the probability of success of ITI’s product candidates and pipeline programs as of the time such Projections were prepared. The Projections include assumptions regarding ITI’s launch and commercialization of products and existing and potential future collaborations with third parties and upfront payments, royalties and milestone payments received or paid in connection with such collaborations. The Projections were based on certain internal assumptions about the probability of success associated with regulatory approvals, launch timing, pricing, sales ramp, market share, competition, market exclusivity, patent exclusivity, research and development expenses, sales and marketing expenses, general and administrative expenses, effective tax rate and utilization of net operating losses, and other relevant factors related to ITI’s long-range operating plan. The foregoing is a summary of certain key assumptions and does not purport to be a comprehensive or exhaustive overview of all metrics and assumptions included or reflected in the Projections.

The following table presents a summary of the Projections:

Projections

(Amounts in Millions)

	Fiscal year ended December 31,
	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
	(Amounts in Millions)
Net Revenue	$1,025	$1,566	$2,033	$2,491	$2,981	$3,449	$3,984	$4,604	$5,060	$5,675	$6,152
Gross Profit(1)	$920	$1,396	$1,807	$2,210	$2,641	$2,997	$3,463	$4,023	$4,442	$5,004	$5,446
EBIT(2)	$(140)	$186	$647	$982	$1,417	$1,753	$2,147	$2,568	$2,847	$3,318	$3,619

	Fiscal year ended December 31,
	2036E	2037E	2038E	2039E	2040E	2041E	2042E	2043E	2044E	2045E	2046E	2047E
	(Amounts in Millions)
Net Revenue	$6,630	$7,028	$7,397	$5,490	$5,444	$4,860	$4,862	$5,060	$5,252	$5,431	$2,715	$1,358
Gross Profit(1)	$5,886	$6,254	$6,588	$4,916	$4,884	$4,383	$4,384	$4,563	$4,736	$4,898	$2,449	$1,224
EBIT(2)	$3,918	$4,167	$4,393	$3,288	$3,270	$2,942	$2,944	$3,064	$3,180	$3,288	$1,644	$822

(1)	“Gross Profit” means net revenue minus cost of goods sold, including outbound royalty costs.
(2)	“EBIT” means earnings before interest and taxes and refers to ITI’s gross profit minus total operating expenses.

In addition, at the direction of ITI’s management, Centerview and Jefferies each calculated, solely based on information contained within the Projections as provided by ITI’s management and using the methodology described in note (3) below, the following unlevered free cash flows for the fiscal years 2025 through 2047, which were approved by the Board of Directors for use by Centerview and Jefferies in connection with the rendering of their respective opinions to the Board of Directors and in performing the related financial analyses as described in the section of this proxy statement captioned “ —Opinions of ITI’s Financial Advisors – Opinion of Centerview Partners LLC” and “—Opinions of ITI’s Financial Advisors – Opinion of Jefferies LLC”.

	Fiscal year ended December 31,
	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
	(Amounts in Millions)
uFCF (3)	$(225)	$(0)	$349	$604	$854	$1,139	$1,386	$1,733	$1,954	$2,295	$2,643

	Fiscal year ended December 31,
	2036E	2037E	2038E	2039E	2040E	2041E	2042E	2043E	2044E	2045E	2046E	2047E
	(Amounts in Millions)
uFCF (3)	$2,831	$2,991	$3,194	$2,957	$2,459	$2,330	$2,208	$2,250	$2,342	$2,446	$1,537	$769

(3)

“uFCF” means the risk-adjusted unlevered free cash flow and is calculated as EBIT (earnings before interest expenses and taxes) minus tax expense minus capital expenditures plus depreciation and amortization and minus changes in net working capital.

Interests of ITI’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally, as more fully described below. The Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters, in evaluating, negotiating and approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by ITI’s stockholders.

ITI’s current executive officers are as follows:

Name	Position
Sharon Mates, Ph.D.	Chairman and Chief Executive Officer
Michael I. Halstead	President
Sanjeev Narula	Executive Vice President, Chief Financial Officer and Treasurer
Suresh Durgam, M.D.	Executive Vice President, Chief Medical Officer
Mark Neumann	Executive Vice President, Chief Commercial Officer

Pursuant to SEC rules, this disclosure also covers any former directors or executive officers of ITI who served in such role at any time since January 1, 2024, and therefore includes Lawrence J. Hineline, ITI’s former Senior Vice President of Finance, Chief Financial Officer, Treasurer and Assistant Secretary.

Consideration Payable for Outstanding Shares

ITI’s directors and executive officers who own shares of our common stock will receive in the Merger the same Merger Consideration, on the same terms and conditions, as the other stockholders of ITI, as described in the section of this proxy statement captioned “ —Merger Consideration.”

The following table sets forth, for each of ITI’s directors and executive officers, (i) the number of issued and outstanding shares of our common stock beneficially owned as of February 3, 2025 and (ii) the aggregate Merger Consideration payable for these shares of common stock based on the Merger Consideration of $132.00 per share.

For purposes of the table below, the number of shares of our common stock excludes (i) shares of our common stock underlying Company Options (whether vested or unvested), (ii) shares of our common stock underlying outstanding Company RSU Awards and (iii) shares of our common stock underlying outstanding Company PSU Awards.

Name	Shares Beneficially Owned (#)	Cash Consideration for Shares Beneficially Owned ($)
Executive Officers
Sharon Mates, Ph.D.	1,085,943	143,344,476
Michael I. Halstead	5,326	703,032
Sanjeev Narula	—	—
Suresh Durgam, M.D.	26,090	3,443,880
Mark Neumann	35,988	4,750,416
Lawrence J. Hineline	4,220	557,040
Non-Employee Directors
Joel S. Marcus	51,229	6,762,228
Rory B. Riggs	131,512	17,359,584
E. Rene Salas	1,567	206,844
Robert L. Van Nostrand	11,340	1,496,880

Treatment of Equity-Based Awards

The Merger Agreement provides that at the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested) will be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of shares of our common stock subject to such Company Option, and (ii) the excess of (A) the Merger Consideration over (B) the per share exercise price of such Company Option.

The following table sets forth, for each of ITI’s directors and executive officers as described above, (i) the number of vested and unvested Company Options that were held as of February 3, 2025 and (ii) the aggregate Merger Consideration payable for these Company Options based on the Merger Consideration of $132.00 per share.

Name	Company Options (vested) (#)	Cash Consideration for Vested Company Options ($)	Company Options (unvested) (#)	Cash Consideration for unvested Company Outstanding Options ($)
Executive Officers
Sharon Mates, Ph.D.	513,676	53,449,813	16,723	1,258,740
Michael I. Halstead	52,416	4,070,816	5,972	449,512
Sanjeev Narula	—	—	17,251	985,032
Suresh Durgam, M.D.	118,068	12,729,408	5,972	449,512
Mark Neumann	11,944	899,025	5,972	449,512
Lawrence J. Hineline	—	—	4,539	341,651
Non-Employee Directors
Joel S. Marcus	7,009	478,084	4,322	277,602
Rory B. Riggs	103,766	9,903,730	4,322	277,602
E. Rene Salas	43,766	3,199,730	4,322	277,602
Robert L. Van Nostrand	123,766	11,944,530	4,322	277,602

In addition, at the Effective Time, each then-outstanding Company RSU Award, other than Interim Equity Awards, will be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of shares of our common stock underlying such Company RSU Award and (ii) the Merger Consideration.

The following table sets forth, for each of ITI’s directors and executive officers, (i) the aggregate number of shares of our common stock underlying Company RSU Awards that were held as of February 3, 2025 (including the Interim Equity Awards in the form of RSUs to the executive officers that have already been approved) and (ii) the Merger Consideration payable for these Company RSU Awards based on the Merger Consideration of $132.00 per share.

Name	Company RSU Awards (#)	Cash Consideration for Company RSU Awards ($)
Executive Officers
Sharon Mates, Ph.D.	328,112	43,310,784
Michael I. Halstead	115,782	15,283,224
Sanjeev Narula	57,773	7,626,036
Suresh Durgam, M.D.	84,459	11,148,588
Mark Neumann	82,565	10,898,580
Lawrence J. Hineline	58,075	7,665,900
Non-Employee Directors
Joel S. Marcus	2,951	389,532
Rory B. Riggs	2,951	389,532
E. Rene Salas	2,951	389,532
Robert L. Van Nostrand	2,951	389,532

In addition, at the Effective Time, each then-outstanding Company PSU Award will be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of shares of our common stock underlying such Company PSU Award determined by treating all applicable performance measures as satisfied at the target level of performance and (ii) the Merger Consideration.

The following table sets forth, for each of ITI’s directors and executive officers, (i) the number of shares of our common stock underlying Company PSU Awards that were held as of February 3, 2025 assuming achievement of target level of performance and (ii) the Merger Consideration payable for these Company PSU Awards based on the Merger Consideration of $132.00 per share.

Name	Company PSU Awards (#)	Cash Consideration for Company PSU Awards ($)
Executive Officers
Sharon Mates, Ph.D.	75,682	9,990,024
Michael I. Halstead	25,374	3,349,368
Sanjeev Narula	—	—
Suresh Durgam, M.D.	21,876	2,887,632
Mark Neumann	21,876	2,887,632
Lawrence J. Hineline	—	—
Non-Employee Directors
Joel S. Marcus	—	—
Rory B. Riggs	—	—
E. Rene Salas	—	—
Robert L. Van Nostrand	—	—

Notwithstanding the foregoing, any Interim Equity Awards, to the extent unvested immediately prior to the Effective Time, will be converted to a deferred cash award at the Effective Time, which will vest and be paid in accordance with its original vesting schedule. Interim Equity Awards will vest and become payable if, prior to the regularly scheduled vesting date, the executive officer’s employment is terminated without cause, as a result of the executive officer’s resignation for good reason, or due to death or disability.

Potential Severance Payments and Benefits

Our executive officers are eligible to receive severance benefits under their employment agreements with ITI (each of which we refer to as an “Employment Agreement”). Under each of the Employment Agreements, if either (i) the executive’s employment with ITI is terminated by ITI for reasons other than death or disability within three months before or 12 months following a change in control or (ii) the executive terminates his or her employment for good reason during such period, or, for Dr. Mates, in addition to (i) and (ii), in the event she terminates her employment for any reason within one month following a change in control, which the Merger will constitute, then the executive will be entitled to:

•	A lump sum cash payment equal to 18 months of the executive officer’s then-current base salary,

•	A lump sum cash payment equal to a pro rata portion of an amount equal to the bonus paid for the previous year,

•	The cost of the employer portion of COBRA continuation health coverage for a period of up to 18 months following the executive’s termination or resignation date,

•	Full acceleration of the vesting and exercisability of all of the executive’s unvested equity awards as of the date of separation, and

•	Amounts earned but unpaid during the executive’s term of service, including accrued and unused vacation, as applicable.

These severance benefits are subject to the execution and effectiveness of a waiver and release of claims in favor of ITI.

Transaction and Retention Bonus

In connection with the Merger, ITI and Johnson & Johnson have agreed that ITI may establish a cash retention and transaction bonus program, under which ITI’s executive officers may receive awards in the aggregate amount of up to $2.5 million. As of the date hereof, no executive officer has been granted an award under such program.

Individual Agreements

Certain members of ITI’s senior management may enter into arrangements with, or at the request of, Johnson & Johnson regarding their roles and compensation with Johnson & Johnson following the Effective Time. As of the date hereof, no such arrangements have been entered into or are being negotiated.

Compensation and Indemnification Following the Effective Time

Johnson & Johnson has agreed to provide employees who continue employment with Johnson & Johnson following the Effective Time, including, our current executive officers, certain levels of compensation and benefits, as described in more detail in the section entitled “Employee Benefits.” In addition, Johnson & Johnson has agreed to provide our directors with continued indemnification following the Effective Time, as described in more detail in in the section of this proxy statement captioned “The Merger Agreement — Indemnification and Insurance.”

Quantification of Potential Payments and Benefits to ITI’s Named Executive Officers in Connection with the Merger

The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the Merger that ITI’s named executive officers have or could receive in connection with the Merger. Such amounts have been calculated assuming that:

•	the Effective Time will occur on July 31, 2025 (a hypothetical closing date used solely for purposes of estimating the value of these payments);

•	the Merger Consideration is $132.00;

•

the equity awards that were outstanding as of February 3, 2025, are the equity awards that ITI has granted to its named executive officers through, and are outstanding as of July 31, 2025 (including the Interim Equity Awards in the form of RSUs to the named executive officers that have already been approved);

•

when calculating the amount received in connection with a “double-trigger” termination, each named executive officer is terminated without cause or resigns for good reason immediately following consummation of the merger, without taking into account any possible reduction that might be required to avoid the excise tax in connection with Section 280G and Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	each named executive officer has complied with all requirements necessary in order to receive all payments and benefits.

The payments and benefits described below are calculated based on, to the extent applicable, the terms of the Merger Agreement and each named executive officer’s existing Employment Agreement. See sections above under “—Treatment of Equity-Based Awards” and “—Potential Severance Payments and Benefits,” for a description of the treatment of the equity awards held by the named executive officers and the terms of their Employment Agreements. In addition, certain equity awards held by the named executive officers may vest in accordance with their terms prior to the Merger. These amounts do not attempt to forecast any additional equity award grants (other than those Interim Equity Awards that have already been approved), issuances or forfeitures that may occur after the date of this proxy statement but before the Effective Time. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by ITI’s named executive officers may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Sharon Mates, Ph.D.	2,834,038	54,559,548	1,302,729	58,696,315
Michael I. Halstead	1,409,239	19,082,104	387,652	20,878,995
Sanjeev Narula	1,325,830	8,611,068	85,565	10,022,463
Suresh Durgam, M.D.	1,289,771	14,485,732	271,094	16,046,597
Mark Neumann	1,327,545	14,235,724	212,152	15,775,421
Lawrence J. Hineline	0	8,007,551	0	8,007,551

(1)

These amounts reflect the cash severance payment payable under the Employment Agreements with each named executive officer described above under “—Potential Severance Payments and Benefits” in the event the named executive officer is terminated without cause or resigns for good reason following the Merger. The amounts include the dollar value of the sum of (i) a lump sum cash payment that equals 18 months of the named executive officer’s then-current annual base salary and (ii) a lump sum cash payment that equals the bonus paid to the named executive officer for 2024, prorated based on the number of days the executive is employed in 2025. Such cash severance is “double-trigger,” which means that a named executive officer must be terminated without cause or resign for good reason within three months before or 12 months following a change in control (or with respect to Dr. Mates, also her resignation for any reason within one month following the change in control) to receive payment of the applicable amounts. Details of the cash payments are shown in the following supplemental table:

Name	Salary ($)	Prorated Bonus ($)	Total ($)
Sharon Mates, Ph.D.	1,474,572	1,359,466	2,834,038
Michael I. Halstead	1,002,551	406,688	1,409,239
Sanjeev Narula	968,625	357,205	1,325,830
Suresh Durgam, M.D.	942,281	347,490	1,289,771
Mark Neumann	969,878	357,667	1,327,545

Mr. Hineline retired on August 12, 2024 and entered into a consulting agreement with ITI dated August 2, 2024, pursuant to which Mr. Hineline will not be entitled to receive any cash severance payments upon a termination of his consulting arrangement. Accordingly, Mr. Hineline is omitted from the supplemental table above.

(2)

These amounts reflect the value of all outstanding and unvested Company Options, Company RSU Awards, Company PSU Awards (assuming achievement of target level of performance) and Interim Equity Awards. The amount is based on a per share value of ITI common stock of $132.00. All equity awards granted prior to the date of the Merger Agreement are “single-trigger,” which means that they will vest and the amounts payable in respect thereof will become payable upon the Effective Time. Interim Equity Awards are “double trigger,” which means that a named executive officer must either meet the vesting criteria or be terminated without cause or resign for good reason following the Effective Time to receive payment of the applicable amounts. Details of the equity award payments are shown in the following supplemental table:

Name	Options (#)	Options ($)	RSUs (#)	RSUs ($)	PSUs (#)	PSUs ($)	Total ($)
Sharon Mates, Ph.D.	16,723	1,258,740	328,112	43,310,784	75,682	9,990,024	54,559,548
Michael I. Halstead	5,972	449,512	115,782	15,283,224	25,374	3,349,368	19,082,104
Sanjeev Narula	17,251	985,032	57,773	7,626,036	—	—	8,611,068
Suresh Durgam, M.D.	5,972	449,512	84,459	11,148,588	21,876	2,887,632	14,485,732
Mark Neumann	5,972	449,512	82,565	10,898,580	21,876	2,887,632	14,235,724
Lawrence J. Hineline	4,539	341,651	58,075	7,665,900	—	—	8,007,551

The supplemental table above includes the following Interim Equity Awards, which will be converted to a deferred cash award that will vest and be paid upon the named executive officer’s termination without cause or resignation for good reason following the Effective Time. All other amounts reflected in the table above are single-trigger. Mr. Hineline did not receive any Interim Equity Awards.

Name	RSUs (#)	RSUs ($)
Sharon Mates, Ph.D.	121,212	16,000,000
Michael I. Halstead	45,454	6,000,000
Sanjeev Narula	22,727	3,000,000
Suresh Durgam, M.D.	24,621	3,250,000
Mark Neumann	22,727	3,000,000

(3)

These amounts reflect the estimated value of perquisites and benefits payable or provided under the Employment Agreements with each named executive officer described above under “ —Potential Severance Payments and Benefits” in the event that the named executive officer is terminated without cause or resigns for good reason immediately following the Merger. These amounts reflect the estimated cost of continued medical coverage of the named executive officer for a period of 18 months and accrued but unpaid vacation as of February 3, 2025. Such payments are “double-trigger,” which means that a named executive officer must be terminated without cause or resign for good reason within three months before or 12 months following a change in control of ITI (or with respect to Dr. Mates, also her resignation for any reason within one month following the change in control) in order to receive payment of the applicable amounts.

Name	Healthcare Benefits ($)	Accrued Vacation ($)	Total ($)
Sharon Mates, Ph.D.	26,139	1,276,590	1,302,729
Michael I. Halstead	79,624	308,028	387,652
Sanjeev Narula	40,011	45,554	85,565
Suresh Durgam, M.D.	19,563	251,531	271,094
Mark Neumann	53,552	158,600	212,152

Mr. Hineline will not be entitled to receive any healthcare benefits after the termination of his consulting agreement. He does not have any accrued but unpaid vacation. Accordingly, Mr. Hineline is omitted from the supplemental table above.

Financing of the Merger

The Merger is not conditioned on any financing arrangements or contingencies. Johnson & Johnson and Merger Sub have represented in the Merger Agreement that Johnson & Johnson, as of the date of the Merger Agreement, had and at all times from the date of the Merger Agreement through the Effective Time, will have, available to it, and Merger Sub will have as of the Effective Time, sufficient funds for the satisfaction of all of Johnson & Johnson’s and Merger Sub’s obligations under the Merger Agreement, including the payment of the aggregate Merger Consideration, Option Consideration, PSU Consideration and RSU Consideration, and to pay all related fees and expenses required to be paid by Johnson & Johnson or Merger Sub pursuant to the terms of the Merger Agreement.

Closing and Effective Time

Unless otherwise mutually agreed in writing among ITI, Johnson & Johnson and Merger Sub, the closing of the Merger will take place at 8:00 a.m., New York City time, on the fourth business day, following the satisfaction (or waiver, if permitted by applicable law) of the conditions to closing of the Merger (as described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”), other than those conditions that, by their nature, are to be satisfied at the closing of the Merger, but subject to the satisfaction (or waiver, if permitted by applicable law) of such conditions at the closing of the Merger.

The Effective Time will occur upon the filing and acceptance of the certificate of merger with respect to the Merger in accordance with the DGCL with the Secretary of State of the State of Delaware, or at such later time and day as is agreed upon in writing by the parties and specified in the certificate of merger.

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our common stock will be entitled to appraisal rights in connection with the Merger under Section 262. Failure to strictly comply with the procedures specified in Section 262 in a timely and proper manner will result in the loss of your appraisal rights under the DGCL.

The following discussion is not intended to be a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Throughout this summary of appraisal rights and the other descriptions of appraisal rights throughout this proxy statement, we refer to both record holders of our common stock and beneficial owners of our common stock collectively as “stockholders.” The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or such other nominee.

Under Section 262, stockholders who (1) do not vote in favor of the adoption of the Merger Agreement; (2) continuously hold such shares of our common stock through the Effective Time; and (3) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the Delaware Court of Chancery. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period.

Stockholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration.

Under Section 262, when a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes ITI’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any stockholder who wishes to exercise appraisal rights or who wishes to preserve such stockholder’s right to do so should review the text of Section 262 carefully and in its entirety. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration (subject to applicable tax withholding) if our stockholders approve the Merger Proposal and the Merger is subsequently consummated. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock in connection with the Merger, ITI believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following:

•	the stockholder must not vote in favor of the Merger Proposal;

•	the stockholder must deliver to ITI a written demand for appraisal before the vote on the Merger Proposal at the Company Stockholders’ Meeting;

•

the stockholder must continuously hold the shares of our common stock from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares of our common stock before the Effective Time); and

•

the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of our common stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file such a petition and neither ITI, as the predecessor of the Surviving Corporation, nor Johnson & Johnson has any intention of doing so.

Filing Written Demand

Any stockholder wishing to exercise appraisal rights must deliver to ITI, before the vote on the adoption of the Merger Agreement at the Company Stockholders’ Meeting at which the Merger Proposal will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares of our common stock, and that stockholder must not vote or submit a proxy in favor of the Merger Proposal. A holder of shares of our common stock exercising appraisal rights must hold the shares on the date the written demand for appraisal is made and must continue to hold the shares of record, or beneficially own the shares, of our common stock through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. Neither voting against the Merger Proposal nor abstaining from voting or failing to vote on the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the Merger Proposal will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the Merger Proposal at the Company Stockholders’ Meeting will constitute a waiver of appraisal rights.

Demand for Appraisal by a Holder of Record

A demand for appraisal by a holder of record must be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the stockholder and state that the person intends thereby to demand appraisal of the stockholder’s shares of our common stock in connection with the Merger. If a holder of record is submitting a demand with respect to shares of our common stock owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares of our common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of our common stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of our common stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the holder of record.

Demand for Appraisal by a Beneficial Owner

A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of our common stock in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (1) such beneficial owner continuously owns such shares of our common stock through the Effective Time and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262 and (2) the demand made by such beneficial owner reasonably identifies the holder of record of the shares of our common stock for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by ITI under Section 262.

BENEFICIAL OWNERS WHO HOLD THEIR SHARES OF OUR COMMON STOCK IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES OF OUR COMMON STOCK.

Additional Instructions; Conditions

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Intra-Cellular Therapies, Inc.

135 Route 202/206, Suite 6

Bedminster, NJ 07921

Attention: Corporate Secretary

Any stockholder may withdraw his, her or its demand for appraisal and accept the Merger Consideration by delivering to ITI a written withdrawal of the demand for appraisal within 60 days after the Effective Time. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

The shares of our common stock are currently listed on a national securities exchange, and, assuming such shares of our common stock remain listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who are otherwise entitled to appraisal rights unless (1) the total number of shares of our common stock entitled to appraisal exceeds 1% of the outstanding shares of our common stock eligible for appraisal or (2) the value of the aggregate Merger Consideration in respect of such total number of shares of our common stock exceeds $1,000,000.

Notice by the Surviving Corporation

If the Merger is completed, within ten days after the Effective Time, the Surviving Corporation will notify each stockholder who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any stockholder who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of our common stock held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of our common stock. Accordingly, any stockholders who desire to have their shares of our common stock appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of our common stock within the time and in the manner prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the Effective Time, any stockholder who has complied with the requirements for exercise of appraisal rights, or a beneficial owner of shares of our common stock held in either a voting trust or by a nominee on behalf of such person, will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of our common stock not voted in favor of the adoption of the Merger Agreement and with respect to which ITI has received demands for appraisal, and the aggregate number of stockholders of such shares of our common stock. The Surviving Corporation must provide this statement to the requesting stockholder within ten days after receipt of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements.

If a petition for an appraisal is duly filed by a stockholder and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached (which we refer to as the “Chancery List”). After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares of our common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262. Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal.

Determination of Fair Value

After determining the stockholders entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the appraisal proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of our common stock as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid by the Surviving Corporation as part of the pre-judgment payment to the person.

In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Stockholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of our common stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although ITI believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither ITI nor Johnson & Johnson anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights, and each of ITI and Johnson & Johnson reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of our common stock entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares of our common stock under Section 262 fails to perfect, or loses or successfully withdraws, such stockholder’s right to appraisal, the stockholder’s shares of our common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time or if the stockholder delivers to the Surviving Corporation a written withdrawal of the stockholder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of our common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the stockholder’s shares of our common stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.

U.S. Federal Income Tax Considerations of the Merger

The following discussion is a summary of certain U.S. federal income tax considerations that are relevant to U.S. Holders and Non-U.S. Holders (each defined below) of shares of our common stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect.

This discussion is limited to holders who hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion does not describe any of the tax consequences arising under the laws of any state, local or non-U.S. tax jurisdiction and does not consider any aspects of the alternative minimum tax or the Medicare net investment income surtax, or U.S. federal tax law other than income taxation (e.g., estate or gift taxation) that may be relevant or applicable to a particular holder in connection with the Merger. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each defined below) or both, as the context may require.

This discussion is for general information only and does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances. For example, this discussion does not address:

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holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions or banks; tax-exempt organizations (including private foundations); S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; retirement plans; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

•	holders who are controlled foreign corporations or passive foreign investment companies;

•	holders who are subject to the alternative minimum tax;

•	holders holding the shares of our common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	holders that received their shares of our common stock in connection with the performance of services;

•	holders who own an equity interest, actually or constructively, in Johnson & Johnson or the Surviving Corporation following the Merger;

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar;

•

Except as discussed below, Non-U.S. Holders (as defined below) that hold or have held, directly or pursuant to attribution rules, more than 5% of the shares of our common stock at any time during the five-year period ending on the date of the consummation of the Merger; or

•	holders that do not vote in favor of the Merger and who properly demand appraisal of their shares under Section 262 of the DGCL.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of our common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger described below. No assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation. Furthermore, no opinion of counsel has been or will be rendered with respect to any tax considerations of the Merger or any related transactions. The use of words such as “will” and “should” in any tax-related discussion contained in this discussion is not intended to convey a particular level of comfort.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. EACH HOLDER SHOULD CONSULT ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-US TAXING JURISDICTION OR ANY NON-INCOME TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:

•	an individual who is (or is treated as) a citizen or resident of the United States;

•	a corporation, or other entity classified as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of our common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares.

Gain or loss recognized by a U.S. Holder in the Merger will generally be capital gain or loss and will generally be long-term capital gain or loss if such U.S. Holder’s holding period in its shares of our common stock is more than one year at the time of the completion of the Merger. A reduced tax rate generally will apply to long-term capital gains of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of our common stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis, holding period, and gain or loss separately with respect to each block of our common stock.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

In general, any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

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the gain is effectively connected with the conduct of a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax on a net basis at the rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to a branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

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such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Merger is consummated, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), net of applicable U.S.-source capital losses recognized by such Non-U.S. Holder.

•

such Non-U.S. Holder owned, directly or under certain constructive ownership rules in the Code, more than 5% of our common stock at any time during the five-year period preceding the Merger, and ITI is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the Non-U.S. Holder held our common stock. ITI believes that it has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger.

Non-U.S. Holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.

Information Reporting and Backup Withholding

Payments of cash to a holder in the Merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%), unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules (generally, by furnishing a properly completed and executed IRS Form W-9 or applicable IRS Form W-8 to the applicable withholding agent). Certain holders (such as corporations) are exempt from information reporting and backup withholding.

Non-U.S. Holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. Non-U.S. Holders should consult their own tax advisors regarding compliance with such requirements and procedures.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES OF OUR COMMON STOCK PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, NON-U.S., LOCAL OR OTHER TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Regulatory Approval Required for the Merger

The completion of the Merger is subject to, among other conditions described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”, the expiration or termination of (1) the waiting period (and extensions thereof) applicable to the Merger under the HSR Act and (2) any voluntary agreement not to consummate, or to delay the consummation of, the Merger until a specified time between Johnson & Johnson and ITI, on the one hand, and the FTC and the DOJ, on the other hand.

Subject to the paragraph immediately below, Johnson & Johnson, Merger Sub and ITI have agreed to use their reasonable best efforts to take all actions that are necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Transactions, including using reasonable best efforts to (1) cause each of closing conditions described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger” to be satisfied as promptly as reasonably practicable after the date of the Merger Agreement, (2) obtain, as promptly as reasonably practicable after the date of the Merger Agreement, and maintain all necessary actions or non-actions and consents from governmental authorities and make all necessary registrations, declarations and filings with governmental authorities, that are necessary to consummate the Merger, (3) obtain all necessary or appropriate consents under any contracts to which ITI or any of its subsidiaries is a party in connection with the Merger Agreement and the Transactions and (4) reasonably cooperate with the other party or parties with respect to any of the foregoing. However, neither party, prior to the Effective Time, shall be required to, and ITI shall not without the consent of Johnson & Johnson, pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any liability, to obtain any consent of any third party (including any governmental authority) under any contract; but if so requested by Johnson & Johnson, ITI will agree to any such payment, consideration, security or liability that is conditioned upon the Closing.

Johnson & Johnson, Merger Sub and their affiliates are not required under the Merger Agreement to (1) agree to, or proffer to, sell, divest, license or hold separate any rights or other assets or any portion of any business of (a) ITI or any of its affiliates or (b) Johnson & Johnson or any of its affiliates (other than ITI and its subsidiaries) or (2) agree to, or proffer to, other restrictions or limitations on any business, operations, assets, properties or contractual freedoms of any such businesses or operations of Johnson & Johnson and the Surviving Corporation, including ITI and its and their respective subsidiaries and affiliates, in the case of (1)(a) or (2), if the taking of such action is or would reasonably be expected to, individually or in the aggregate, result in a material impairment to the overall benefits expected to be realized from the consummation of the Transactions. ITI and its subsidiaries are not permitted to agree or proffer to take any of such actions without the prior written consent of Johnson & Johnson. However, if requested by Johnson & Johnson, ITI will agree to take any such action that is conditioned upon the Closing.

The parties have agreed to jointly direct, devise and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry, investigation or legal proceeding initiated by (including coordinating with one another with respect to the timing, nature and substance of all such responses), and in connection with all meetings and communications (including any negotiations) with, any governmental authority that has authority to enforce any antitrust law, including (1) whether to pull and refile, on one or more occasions, any filing made under the HSR Act or any other antitrust law in connection with the Transactions, prior to the Termination Date, (2) whether to enter into a voluntary agreement between Johnson & Johnson and ITI, on the one hand, and the FTC and the DOJ, on the other hand, pursuant to which Johnson & Johnson and ITI have agreed not to consummate the Merger until a specified time has expired or been terminated and (3) the defense of any legal proceeding initiated by any governmental authority or any private party. Notwithstanding the foregoing, in any event of any disagreement concerning any joint determinations, the parties have agreed to use their respective best good faith efforts to solve such disagreement; provided Johnson & Johnson will make the final determination and its decision will prevail and control (and ITI will not take any actions in contravention of such determination by Johnson & Johnson).

Johnson & Johnson (and its subsidiaries) may not enter into a definitive agreement after the date of the Merger Agreement, providing for, or consummate, any acquisition, merger, joint venture, partnership, licensing agreement, collaboration, or any other similar type of transaction, in each case, that would reasonably be expected to prevent or materially delay any required approvals or the expiration or termination of the applicable waiting period under the HSR Act or any other antitrust laws applicable to the Transactions.

To the extent not prohibited by applicable law, each of Johnson & Johnson, Merger Sub and ITI will furnish to each other copies of all filings, submissions, correspondence and communications between it and its respective affiliates and representatives, on the one hand, and any governmental authority, on the other hand, with respect to the Transactions. However, the materials provided to each other may be (1) designated by the providing party as restricted to “outside counsel only” and any such information may not be shared with employees, officers, managers or directors or their equivalents of the receiving party without written approval of the providing party and (2) redacted (a) to remove references concerning the valuation of ITI, (b) as necessary to comply with contractual arrangements or (c) as necessary to preserve legal privilege.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions, restrictions, qualifications, requirements, or limitations on the Transactions, including the requirement to divest assets, license, or hold separate assets or terminate existing relationships and contractual rights, or agree to other remedies, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

Expiration or Termination of Waiting Period under the HSR Act in the United States

Under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until ITI and Johnson & Johnson each files a Notification and Report Form with the Antitrust Division of the DOJ and the FTC, and the applicable waiting period (and any extension thereof) or any commitment by the parties to the Merger Agreement not to consummate the Transactions before a certain date under a timing agreement has, in each case, expired or been terminated. The waiting period under the HSR Act applicable to the Merger is 30 calendar days following the parties’ filings of their respective HSR Act notification and report forms, unless the waiting period is terminated earlier or extended. If the DOJ or the FTC issues a request for additional information and documentary materials (which we refer to as a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with such Second Request, unless the waiting period is terminated earlier or the parties agree with the DOJ or FTC to delay the closing for a specified period of time.

The required forms under the HSR Act were filed by ITI and Johnson & Johnson with the Antitrust Division and the FTC, and the waiting period with respect to the Transactions will expire at 11:59 p.m. Eastern Time 30 days after such filing date, unless extended or terminated.

At any time before or after consummation of the Transactions, notwithstanding the expiration of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under applicable antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division of the DOJ, the FTC, any state attorney general or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement is intended solely to provide investors with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about ITI in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the parties or any of their subsidiaries or affiliates. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary and the other descriptions of the Merger Agreement elsewhere in this proxy statement may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms used in this section but not defined in this proxy statement and the phrase “business day” have the meanings ascribed to them in the Merger Agreement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by ITI, Johnson & Johnson and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk among ITI, Johnson & Johnson and Merger Sub rather than to establish matters as facts and may also be subject to contractual standards of materiality that differ from those generally applicable to reports and documents filed with the SEC or what may be viewed as material by our stockholders and in some cases were qualified by matters specifically disclosed in ITI’s filings with the SEC prior to the date of the Merger Agreement and confidential matters disclosed to Johnson & Johnson and Merger Sub by ITI in connection with the Merger Agreement. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements therein, or any descriptions thereof, as characterizations of the actual state of facts or condition of ITI, Johnson & Johnson or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in ITI’s public disclosures. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of ITI, Johnson & Johnson and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter of ITI provided to Johnson & Johnson and Merger Sub in connection with the execution of the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding ITI, Johnson & Johnson, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement and in our filings with the SEC regarding ITI and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub will be merged with and into ITI, the separate corporate existence of Merger Sub will cease, and ITI will continue as the Surviving Corporation and as a wholly owned subsidiary of Johnson & Johnson.

The directors of Merger Sub immediately prior to the Effective Time will be, from and after the Effective Time, the initial directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of ITI immediately prior to the Effective Time will be, from and after the Effective Time, the initial officers of the Surviving Corporation until their respective successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. As of the Effective Time, the certificate of incorporation of ITI will be amended and restated to read in its entirety as set forth in Annex A of the Merger Agreement, and the bylaws of the Surviving Corporation will be amended and restated in their entirety to be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation will be “Intra-Cellular Therapies, Inc.”).

Closing and Effective Time

Unless otherwise mutually agreed in writing among ITI, Johnson & Johnson and Merger Sub, the closing of the Merger will take place at 8:00 a.m., New York City time, on the fourth business day, following the satisfaction (or waiver, if permitted by applicable law) of the conditions to closing of the Merger (described below under the caption “—Conditions to Each Party’s Obligation to Consummate the Merger”), other than those conditions that, by their nature, are to be satisfied at the closing of the Merger, but subject to the satisfaction (or waiver, if permitted by applicable law) of such conditions at the closing of the Merger. As soon as practicable on the date on which the closing of the Merger occurs, ITI, Johnson & Johnson and Merger Sub will file a certificate of merger with respect to the Merger in accordance with the DGCL with the Secretary of State of the State of Delaware. The Merger will become effective upon the filing and acceptance of the certificate of merger with the Secretary of State of the State of Delaware, or at such later time and day as is agreed upon in writing by the parties and specified in the certificate of merger.

Merger Consideration

Common Stock

At the Effective Time, each share of our common stock that is outstanding immediately prior to the Effective Time (excluding shares held by (1) Johnson & Johnson, Merger Sub or ITI, or by any direct or indirect wholly owned subsidiary of Johnson & Johnson or Merger Sub, immediately prior to the Effective Time and (2) stockholders who are entitled to demand and who properly and validly demand (and do not subsequently withdraw or fail to perfect) their statutory rights of appraisal in respect of such shares in compliance in all respects with Section 262 of the DGCL) will be automatically converted into the right to receive the Merger Consideration (which is an amount equal to $132.00 per share in cash), without interest thereon and less any applicable withholding of taxes. All shares converted into the right to receive the Merger Consideration will no longer be outstanding and automatically be canceled at the Effective Time and the holders of such shares will cease to have any rights with respect thereto, except for the right to receive the Merger Consideration.

Outstanding Equity Awards

The Merger Agreement provides that ITI’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time:

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Options. At the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested) will be canceled and converted into the right to receive a cash payment (without interest) equal to the product of (i) the aggregate number of shares of our common stock underlying such Company Option, and (ii) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Option.

•	Restricted Stock Units. At the Effective Time, each Company RSU Award, other than Interim Equity Awards, that is outstanding as of immediately prior to the Effective Time, whether vested or unvested,

will be canceled and converted into the right to receive a cash payment (without interest) equal to the product of (i) the aggregate number of shares of our common stock underlying such Company RSU Award and (ii) the Merger Consideration.

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Performance Stock Units. At the Effective Time, each Company PSU Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of shares underlying such Company PSU Award determined by treating all applicable performance measures as satisfied at the target level of performance and (ii) the Merger Consideration.

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Interim Equity Awards. At the Effective Time, each Interim Equity Award that is unvested immediately prior to the Effective Time will be converted to a time-vesting deferred cash award that will vest and be paid in accordance with its original vesting schedule, subject to full acceleration upon the occurrence of certain specified events. Notwithstanding the foregoing, Interim Equity Awards will vest and become payable if, prior to the regularly scheduled vesting date, the employee’s employment is terminated without cause, as a result of the employee’s resignation for good reason, or due to death or disability.

Exchange and Payment Procedures

Prior to the closing date, Johnson & Johnson will designate and appoint a nationally recognized, reputable U.S. bank or trust company (which will be subject to the reasonable prior approval of ITI) (which we refer to as the “Paying Agent”) to act as the paying agent for the stockholders entitled to receive the Merger Consideration at the Effective Time. At or immediately after the Effective Time, Johnson & Johnson will deposit with the Paying Agent cash sufficient to pay the aggregate consideration payable to our stockholders (except for consideration payable to holders of Company Options, Company RSU Awards and Company PSU Awards, which will be paid through the payroll of the Surviving Corporation, and Merger Consideration in respect of any Dissenting Company Shares).

With respect to any certificate which immediately prior to the Effective Time represented outstanding shares of our common stock, Johnson & Johnson and the Surviving Corporation will cause the Paying Agent to mail, promptly following the Effective Time (but no later than five business days thereafter), to each holder of record (as of immediately prior to the Effective Time) of such certificates a form of letter of transmittal together with instructions thereto. Upon the Paying Agent’s receipt of a surrendered certificate or certificates in respect of such shares together with a duly completed letter of transmittal and such other documents as may be required pursuant to the instructions, Johnson & Johnson will cause the Paying Agent to pay and deliver the Merger Consideration for each such share represented by such certificate, and each such certificate will then be canceled.

With respect to non-certificated shares of our common stock represented in book-entry form, Johnson & Johnson will cause the Paying Agent to pay and deliver the Merger Consideration promptly following the Effective Time upon surrender thereof to the Paying Agent by receipt of an “agent’s message” or such evidence, if any, of transfer as the Paying Agent may reasonably request. ITI and Johnson & Johnson will cooperate to, and Johnson & Johnson will cause the Paying Agent to, (i) deliver to DTC or its nominees, or to holders of non-certified shares, any notice with respect to the effectiveness of the Merger and any instructions for surrendering non-certified shares and (ii) establish procedures with the Paying Agent and DTC to ensure that the Paying Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, upon surrender of shares held by record of DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration payable for each such non-certified share.

No interest will accrue or be paid on the Merger Consideration payable upon surrender of any stock certificate or shares of stock held in book-entry form for the benefit of the holder thereof.

If any funds deposited with the Paying Agent remain undistributed to our stockholders 12 months after the Effective Time, subject to abandoned property, escheat and other similar and applicable legal requirements

Johnson & Johnson will be entitled to require the Paying Agent to deliver such funds (including any interest and other amounts earned by the Paying Agent with respect thereto) to Johnson & Johnson, and any of our stockholders who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Johnson & Johnson or the Surviving Corporation as general creditors thereof for any claim with respect to the Merger Consideration that may be payable upon due surrender of the shares, without any interest thereon.

If any stock certificate which immediately prior to the Effective Time represented shares of our common stock entitled to receive the Merger Consideration has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the certificated shares of our common stock formerly represented by that stock certificate, or by a representative of that holder, claiming that stock certificate to be lost, stolen or destroyed and, if required by Johnson & Johnson, the Surviving Corporation or the Paying Agent, the delivery by that holder of a customary indemnity (which may include the posting of a bond in a reasonable amount), the Paying Agent will pay, in exchange for such lost, stolen or destroyed stock certificate, the applicable Merger Consideration to be paid in respect thereof pursuant to the Merger Agreement (less any amounts entitled to be deducted or withheld by any applicable withholding of taxes).

Representations and Warranties

The Merger Agreement contains representations and warranties of ITI, Johnson & Johnson, and Merger Sub.

ITI

Some of the representations and warranties in the Merger Agreement made by ITI are qualified as to “materiality” or “Company Material Adverse Effect.” “Company Material Adverse Effect” means any change, occurrence, effect, event, circumstance or development, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of ITI and its subsidiaries, taken as a whole. However, none of the following will be deemed to be or constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect for purposes of the prior sentence:

•	general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

•

conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world;

•	conditions (or changes in such conditions) in the life sciences, pharmaceutical or biotechnology industries;

•

political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

•

earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

•	changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

•	the announcement of the Merger Agreement or the Transactions, including the identity of Johnson & Johnson, and (i) to the extent resulting from or in connection therewith, any loss of, or any adverse effect with respect to, the relationship of ITI or any of any of its subsidiaries with governmental authorities or employees (including the departure or termination of officers, directors, employees or independent contractors of ITI or its subsidiaries) and (ii) any legal proceeding made or brought on or after the date of the Merger Agreement by or behalf of current or former stockholders of ITI (on their own behalf or behalf of ITI) directly arising out of the Merger Agreement or the Transactions.

•

(i) any actions taken by Johnson & Johnson or any of its controlled affiliates or (ii) any actions taken or omitted to be taken by ITI (A) to which Johnson & Johnson has consented in writing, (B) upon the written request of Johnson & Johnson or (C) that are expressly required or prohibited (as applicable) by the terms of the Merger Agreement (subject to certain exceptions); or

•

changes in ITI’s stock price or the trading volume of ITI’s stock, in and of itself, or any failure by ITI to meet any estimates or expectations of ITI’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by ITI to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).

However, to the extent any change, occurrence, effect, event, circumstance or development referred to in the first through sixth bullets immediately above disproportionately affects ITI and its subsidiaries relative to other companies operating in the life sciences, pharmaceutical or biotechnology industries, the incremental disproportionate impact or impacts of such change, occurrence, effect, event, circumstance or development may be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

In the Merger Agreement, ITI has made customary representations and warranties to Johnson & Johnson and Merger Sub that are subject, in some cases, to certain specified exceptions and qualifications contained in the Merger Agreement and which are qualified by information set forth in a confidential disclosure letter of ITI provided to Johnson & Johnson and Merger Sub in connection with the execution of the Merger Agreement and certain disclosures in ITI’s SEC filings since January 1, 2022 and publicly available prior to the date of the Merger Agreement. These representations and warranties relate to, among other things:

•	organization and qualification;

•	capitalization;

•	ITI’s subsidiaries;

•	corporate power and authority;

•	enforceability of the Merger Agreement;

•	the vote of ITI stockholders required to approve the Merger;

•	required governmental authorizations;

•	non-contravention of applicable law, orders, ITI’s organizational documents and contracts;

•	SEC filings, financial statements and internal controls;

•	the absence of undisclosed liabilities or Company Material Adverse Effect;

•	the absence of certain changes to ITI’s business since December 31, 2023;

•	information provided or included in this proxy statement;

•	brokers’ fees;

•	employee benefit and labor matters;

•	litigation;

•	tax matters;

•	compliance with laws and permits (including anti-bribery and anti-money laundering laws);

•	environmental matters;

•	intellectual property;

•	real property;

•	material contracts;

•	regulatory compliance, including healthcare regulatory matters;

•	insurance;

•	related party transactions;

•	the Opinions of ITI’s financial advisors; and

•	the inapplicability of state takeover laws.

Johnson & Johnson and Merger Sub

In the Merger Agreement, Johnson & Johnson and Merger Sub have made customary representations and warranties to ITI that are subject, in some cases, to certain specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	organization and qualification;

•	corporate power and authority;

•	the enforceability of the Merger Agreement;

•	information provided or included in this proxy statement;

•	required governmental authorizations;

•	non-contravention of applicable law and orders and their organizational documents and contracts;

•	litigation;

•	that neither is an “interested stockholder” within the meaning of Section 203 of the DGCL;

•	availability of sufficient funds;

•	operation of Merger Sub; and

•	brokers’ fees.

None of the representations and warranties contained in the Merger Agreement survive past the Effective Time.

Conduct of Business Pending the Merger

The Merger Agreement provides that, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time, except (a) as set forth in the confidential disclosure letter of ITI provided to Johnson & Johnson and Merger Sub in connection with the execution of the Merger Agreement, (b) as required by applicable law, (c) as consented to in writing by Johnson & Johnson (which consent will not be unreasonably withheld, conditioned or delayed) or (d) as required or expressly provided for by the Merger Agreement, ITI and its subsidiaries will:

•	conduct its business according to its ordinary course of business consistent with past practice; and

•

use commercially reasonable efforts to preserve intact its business organization, preserve the present relationships with parties having business relationships with ITI or any of its subsidiaries (including all regulatory agencies and Company Program Parties and including as set forth in the confidential disclosure letter of ITI provided to Johnson & Johnson and Merger Sub in connection with the execution of the Merger Agreement), and comply with and maintain all permits (including regulatory permits) required to conduct its business and to own, lease and operate its properties and assets, in each case in this bullet point, in all material respects.

In addition, ITI has also agreed that, except (a) as set forth in the confidential disclosure letter of ITI provided to Johnson & Johnson and Merger Sub in connection with the execution of the Merger Agreement, (b) as required by applicable law, (c) as consented to in writing by Johnson & Johnson (which consent will not be unreasonably withheld, conditioned or delayed) or (d) as required or expressly provided for by the Merger Agreement, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time, ITI and its subsidiaries will not, subject in each case to certain specified exceptions, among other things:

•	amend ITI’s or its subsidiaries’ organizational documents;

•

issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any securities of ITI or its subsidiaries other than the exercise or settlement of outstanding equity awards;

•	acquire, redeem or amend, directly or indirectly, securities of ITI;

•	split, combine, subdivide or reclassify its capital stock or other equity interests or declare, set aside, make or pay any dividend or distribution on any shares or other equity interests thereof;

•

(A) acquire, by means of a merger, consolidation, recapitalization or otherwise, any (1) material assets, (2) any services from contract manufacturing organizations or (3) ownership interest in any person or any business or division thereof, (B) sell, lease, license, transfer or otherwise dispose of, or subject to any lien, any material assets of ITI or any of its subsidiaries, or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization, reorganization or restructuring;

•	incur, assume or otherwise become liable or responsible for any indebtedness for borrowed money;

•	make any loans, advances or capital contributions to, or investments in, any other person;

•	change any financial accounting methods, principles or practices (except as required by GAAP or applicable law);

•

change any annual tax accounting period or method of tax accounting, make, change or revoke any material tax election, settle or compromise any audit or proceeding in respect of any material tax, file any material amended tax return, enter into any closing agreement with respect to any material tax, surrender any right to claim a material tax refund or enter into any tax indemnification or sharing agreement;

•

except as required pursuant to a compensation or benefit plan or arrangement in existence as of the date of the Merger Agreement or permitted to be adopted after the date of the Merger Agreement, provide for any increase in the compensation or material benefits other than increases in the ordinary course of business consistent with past practice; establish, adopt, enter into, materially amend or terminate any plan or collective bargaining or similar labor contract (other than the entry into at-will offer letters); accelerate the time of payment or vesting of any compensation, rights or benefits; take any action to fund or in any other way secure the payment of compensation or benefits; grant any change in control, severance, retention or termination compensation or benefits to any director, employees or other service providers or provide for any increase thereto; terminate the employment of certain employees or higher without cause (as determined by ITI in the ordinary course of business consistent with past practice); or hire or promote certain employees, other than to replace a departed employee in the ordinary course of business consistent with past practice;

•	make or authorize any capital expenditure, or incur any obligations, liabilities or indebtedness in respect thereof;

•	settle any suit, action, claim, proceeding or investigation;

•

enter into any contract that would, if entered into prior to the date of the Merger Agreement, constitute certain specified types of material contracts or a real property lease, materially modify, materially amend or terminate any material contract or real property lease or waive, release or assign any material rights or claims thereunder or sublease or license any portion of the real property leased under any real property lease of ITI or any of its subsidiaries;

•

abandon, cancel, allow to lapse, or fail to renew, maintain, diligently pursue applications for or defend any registered intellectual property rights owned or purported to be owned by ITI, except for intellectual property at the end of its statutory life after all possible renewals and extensions have been filed;

•

enter into any contract related to or otherwise commit to undertake any new clinical trials or enter into any contract related to any existing clinical trials where the contract or commitment will require expenditures in excess of certain amounts;

•	adopt or implement any stockholder rights plan or similar arrangement;

•

exercise any options under certain specified collaboration agreements relating to “co-funding,” “co-commercialization” or similar cost-and-profit participation rights with respect to any of ITI’s products related to those collaboration agreements;

•

grant any right to a third party to become a contract manufacturing organization for ITI or its subsidiaries with respect to commercial supply of clinical materials or drug products (including key intermediates);

•	enter into any supply agreement requiring expenditures in excess of certain amounts;

•	grant any unjustified refunds, credits, rebates or allowances to customers; or

•	offer, authorize, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in the Merger Agreement is intended to give Johnson & Johnson or Merger Sub, directly or indirectly, the right to control or direct the business or operations of ITI or its subsidiaries prior to the Effective Time.

Acquisition Proposals

Under the Merger Agreement, during the period from the execution and delivery of the Merger Agreement and until the earlier of the Effective Time and the valid termination of the Merger Agreement, ITI has agreed that it and its subsidiaries will not, and will not authorize or permit any of their representatives to, directly or indirectly:

•

solicit, initiate, knowingly encourage, or knowingly facilitate or assist, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, that constitutes or would reasonably be expected to lead to an Acquisition Proposal (as defined below);

•

furnish to any third party any non-public information relating to ITI or its subsidiaries, or afford to any third party access to the business, properties, assets, books, records or other non-public information, or to any personnel, of ITI or its subsidiaries, in any such case in connection with, in response to or with the intent to encourage, facilitate or assist the making, submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

•

participate or engage in any discussions or negotiations with any person with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•

adopt, approve or enter into any merger agreement, purchase agreement, letter of intent, memorandum of understanding or similar agreement or contract with respect to an Acquisition Transaction (as defined below); or

•	resolve or agree to do any of the foregoing.

ITI will be responsible for any action taken by its representatives, its subsidiaries or its subsidiaries’ representatives that, had ITI taken such action, would constitute a breach of the non-solicitation obligations set forth in the Merger Agreement and summarized in this section of this proxy statement. Any such action taken by any representative of ITI or by any of its subsidiaries or its subsidiaries’ representatives will constitute a breach of the Merger Agreement by ITI.

Further, from the date of the Merger Agreement until the earlier of the valid termination of the Merger Agreement and obtaining the requisite ITI stockholder approval, ITI will provide Johnson & Johnson with written notice of receipt of an Acquisition Proposal or any inquiries, proposals or offers relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, as promptly as practicable and in any event within 24 hours following receipt. Such notice will indicate the identity of the third party making the Acquisition Proposal, inquiry, proposal or offer, and include the material terms and conditions thereof (and the documentation and other written materials received, shared or otherwise exchanged in respect thereof). ITI has agreed to keep Johnson & Johnson reasonably informed on a prompt and timely basis with respect to the status of or material terms and conditions of any Acquisition Proposal, inquiry or proposal or offer (and in any event within 24 hours following receipt or delivery thereof) and will promptly provide Johnson & Johnson with copies of all written Acquisition Proposals, and all written inquiries, proposals, offers or other materials relating to any such Acquisition Proposal or what would reasonably be expected to lead to an Acquisition Proposal that, in each case, are either received by ITI or its representatives from the third party making any such Acquisition Proposal, inquiry, proposal or offer or any of its representatives, or are delivered by ITI or any of its representatives to such third party or any of its or their representatives.

Notwithstanding the restrictions described above, if at any time prior to obtaining the required ITI stockholder approval, ITI receives a written, bona fide Acquisition Proposal from any third party after the date of the Merger Agreement that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, and the Board of Directors determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that the Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take the actions described in clause (a), (b) or (c) below would be inconsistent with its fiduciary duties under applicable law, then ITI may, as applicable, (a) enter into an Acceptable Confidentiality Agreement (as defined below) with the third party in accordance with the terms of the Merger Agreement, (b) furnish information with respect to ITI to the third party making the Acquisition Proposal and its representatives (provided that (x) ITI will substantially concurrently provide to Johnson & Johnson any non-public information concerning ITI that is provided to such third party and which was not previously provided to Johnson & Johnson and (y) ITI must have entered into an Acceptable Confidentiality Agreement with the third party and provided Johnson & Johnson a copy of such Acceptable Confidentiality Agreement) and (c) participate and engage in discussions or negotiations about the Acquisition Proposal with the applicable third party and its representatives (and waive such third party’s noncompliance with the provisions of any “standstill” agreement solely to the extent necessary to permit such discussions or negotiations). Prior to or concurrently with ITI first taking any of the actions described in clause (a), (b) or (c) of the immediately preceding sentence, ITI must provide written notice to Johnson & Johnson of the determination of the Board of Directors that the Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law.

However, nothing in the Merger Agreement will prohibit the Board of Directors from (i) taking and disclosing to the stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders if the Board of Directors determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties to the stockholders under applicable law or its obligations under applicable securities laws. However, nothing in the Merger Agreement will permit the Board of Directors to make a Company Board Recommendation Change (as defined below) except to the extent permitted by the Merger Agreement and summarized in the section of this proxy statement captioned “—The Board of Directors’ Recommendation; Company Board Recommendation Change.”

For purposes of this proxy statement and the Merger Agreement:

•

“Acceptable Confidentiality Agreement” means any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to ITI that contains confidentiality provisions that are not, in the aggregate, less favorable to ITI than the terms of the confidentiality agreement between Johnson & Johnson and ITI, dated December 17, 2024, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals.

•

“Acquisition Proposal” means any offer, proposal or indication of interest (other than an offer, proposal or indication of interest by Johnson & Johnson or Merger Sub) to engage in an Acquisition Transaction.

•

“Acquisition Transaction” means any transaction or series of related transactions resulting in: (a) any acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act) of beneficial ownership of more than twenty percent (20%) of the outstanding voting securities of ITI or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning more than twenty percent (20%) of the outstanding voting securities of ITI; (b) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving ITI or its subsidiaries (i) pursuant to which any person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than our stockholders (as a group) immediately prior to the consummation of such transaction, would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing more than twenty percent (20%) of the voting power of the surviving or resulting entity or (ii) as a result of which our stockholders (as a group) immediately prior to the consummation of such transaction would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing less than eighty percent (80%) of the voting power of the surviving or resulting entity; or (c) any sale or disposition (including by way of exclusive license) of more than twenty percent (20%) of the assets of ITI and its subsidiaries on a consolidated basis (determined on a fair market value basis); provided, however, the Transactions will not be deemed an Acquisition Transaction in any case.

•	“Company Board Recommendation” means the Board of Directors’ recommendation that our stockholders vote in favor of and adopt the Merger Agreement.

•

“Superior Proposal” means a bona fide, written Acquisition Proposal that did not result from a material breach of Section 5.2 of the Merger Agreement for an Acquisition Transaction on terms that the Board of Directors determines in good faith, after consultation with outside legal counsel and its financial advisor(s), to be (a) more favorable to our stockholders, from a financial point of view, than the terms of the Merger (including any adjustment to the terms and conditions proposed by Johnson & Johnson in response to such proposal in writing as a binding offer) and (b) reasonably likely of being completed in accordance with its terms, in the case of each of clauses (a) and (b), taking into account the financial, regulatory, legal, financing and other aspects and terms of such Acquisition Proposal and the person making such Acquisition Proposal that the Board of Directors deems relevant; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of “Acquisition Transaction” will be deemed to be references to “fifty percent (50%).”

The Board of Directors’ Recommendation; Company Board Recommendation Change

As described above, and subject to the provisions described below, the Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Except as permitted by the terms of the Merger Agreement, until the earlier of the Effective Time and the valid termination of the Merger Agreement, neither the Board of Directors nor any committee thereof may (with any action described in the following being referred to as a “Company Board Recommendation Change”):

•	withhold, withdraw, amend, modify or qualify in a manner adverse to Johnson & Johnson or Merger Sub, the Company Board Recommendation, or publicly propose to do any of the foregoing;

•	approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal; or

•	fail to include the Company Board Recommendation in this proxy statement.

However, none of the following actions, in and of itself, will be deemed to be a Company Board Recommendation Change:

•	a “stop, look and listen” communication by the Board of Directors or any committee thereof to ITI stockholders pursuant to Rule 14d-9(f) of the Exchange Act;

•	a non-public determination by the Board of Directors that an Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal; or

•

delivery of a Change of Recommendation or Termination Notice (defined below) delivered in accordance with the Merger Agreement and summarized in the section of this proxy statement captioned “The Merger Agreement —The Board of Directors’ Recommendation; Company Board Recommendation Change.”

Notwithstanding the foregoing restrictions or anything to the contrary set forth in the Merger Agreement, at any time prior to obtaining the requisite ITI stockholder approval, (i) in response to (A) the receipt of a written, bona fide Acquisition Proposal received after the date of the Merger Agreement that did not result from a material breach of the non-solicitation provisions of the Merger Agreement or (B) the occurrence of an Intervening Event (as defined below), the Board of Directors is permitted to effect a Company Board Recommendation Change and (ii) in response to the receipt of a written, bona fide Acquisition Proposal received after the date of the Merger Agreement that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, ITI or any of its subsidiaries is permitted to terminate the Merger Agreement to concurrently enter into a definitive agreement with respect to a Superior Proposal, if, in each case all of the following conditions are met:

•

the Board of Directors must determine in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•	the Board of Directors must determine in good faith (after consultation with financial advisor(s) and outside legal counsel) that the Acquisition Proposal constitutes a Superior Proposal;

•

ITI must provide written notice to Johnson & Johnson at least four business days prior to effecting a Company Board Recommendation Change or terminating the Merger Agreement to concurrently enter into a definitive agreement with respect to a Superior Proposal of its intent to take such action, specifying the reasons therefor, including, in the case of receipt of an Acquisition Proposal, the material terms and conditions of the Acquisition Proposal (including a copy of all definitive agreements in respect thereof and any other relevant proposed transaction documentation (including any financing commitments)) (which we refer to as a “Change of Recommendation/Termination Notice”);

•

prior to effecting a Company Board Recommendation Change or terminating the Merger Agreement to concurrently enter into a definitive agreement with respect to a Superior Proposal, ITI negotiates and causes its representatives to negotiate with Johnson & Johnson in good faith (to the extent Johnson & Johnson desires to negotiate) during the four business day period to make adjustments to the terms and conditions of the Merger Agreement as would obviate the basis for a Company Board Recommendation Change or such termination of the Merger Agreement; and

•

no earlier than the end of the four business day period, the Board of Directors determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any proposed amendments to the terms and conditions of the Merger Agreement proposed by Johnson & Johnson during the four business day period, that if accepted by ITI would be binding on Johnson & Johnson, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law (and, in the case of receipt of an Acquisition Proposal, that the Acquisition Proposal is a binding written offer capable of acceptance by ITI and continues to constitute a Superior Proposal).

Following delivery of a Change of Recommendation/Termination Notice in the case of a Superior Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration) or other material revision to the terms or conditions thereof, ITI must provide a new Change of Recommendation/Termination Notice to Johnson & Johnson, and any Company Board Recommendation Change or termination of the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal following delivery of a new Change of Recommendation/Termination Notice will again be subject to the procedures described above, except that references to four business days will be deemed to be two business days.

For purposes of this proxy statement and the Merger Agreement:

•

“Intervening Event” means a change, occurrence, effect, event, circumstance or development that (a) was not known to the Board of Directors prior to the date of the Merger Agreement or, if known, the material consequences of which were not reasonably foreseeable by the Board of Directors as of the date of the Merger Agreement and (b) does not relate to an Acquisition Proposal.

Stockholder Meeting

ITI has agreed to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of obtaining the requisite ITI stockholder approval, as promptly as practicable after the earliest of (a) the first business day immediately following the date on which the SEC confirms that it will not review this proxy statement, (b) the first business day that is at least ten calendar days after the filing of the preliminary draft of this proxy statement if the SEC has not informed ITI that it intends to review this proxy statement and (c) in the event that ITI receives comments from the SEC on the preliminary draft of this proxy statement, the first business day immediately following the date the SEC informs ITI that it has no further comments (which we refer to as the “Proxy Statement Clearance Date”).

Notwithstanding anything to the contrary contained in the Merger Agreement, ITI shall not adjourn or postpone the Company Stockholders’ Meeting without prior written consent of Johnson & Johnson (not to be unreasonably withheld, conditioned, or delayed). Under certain specified conditions, ITI may adjourn or postpone the Company Stockholders’ Meeting, but may not do so (x) by more than 30 days after the originally scheduled date or (y) to a date that is less than five business days prior to the Termination Date (as defined below) without the prior written consent of Johnson & Johnson (not to be unreasonably withheld, conditioned, or delayed). In no event will the record date of the Company Stockholders’ Meeting be changed without Johnson & Johnson’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable law or the organizational documents of ITI.

Notices, Filings, Consents and Approvals

Each of Johnson & Johnson, Merger Sub and ITI has agreed to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Transactions, including using reasonable best efforts to (a) cause each of the conditions set forth in the Merger Agreement and summarized in the section of this proxy statement captioned “—Conditions to the Closing of the Merger” to be satisfied, as promptly as reasonably practicable after the date of the Merger Agreement; (b) obtain, as promptly as reasonably practicable after the date of the Merger Agreement, and maintain all necessary actions or non-actions and consents from governmental authorities and make all necessary registrations, declarations and filings with governmental authorities, that are necessary to consummate the Merger; (c) obtain all necessary or appropriate consents under any contracts to which ITI or any of its subsidiaries is a party in connection with the Merger Agreement and the consummation of the Transactions; and (d) reasonably cooperate with the other party or parties with respect to any of the foregoing. Notwithstanding anything to the contrary in the Merger Agreement, neither party, prior to the Effective Time, will be required to, and ITI will not without the consent of Johnson & Johnson, pay any consent or other similar fee or other consideration to obtain any consent of any third party under any contract.

Each of Johnson & Johnson and Merger Sub, on the one hand, and ITI, on the other hand, has agreed to file with the FTC and the Antitrust Division of the DOJ a notification and report form relating to the Merger Agreement and the Transactions (the “HSR Filings”) as required by the HSR Act, as soon as reasonably practicable and advisable after the date of the Merger Agreement but in no event later than ten business days following the date of the Merger Agreement (unless a later date is mutually agreed between the parties).

Each of Johnson & Johnson and ITI has agreed to (a) cooperate and coordinate with the other in the making of the HSR Filings, (b) supply the other with any information and documentary material that may be required in order to make the HSR Filings, (c) supply any additional information that reasonably may be required or requested by the FTC or the DOJ and (d) subject to the regulatory filings provisions of the Merger Agreement, use reasonable best efforts to avoid any impediment to the consummation of the Transactions under any antitrust laws. The parties will contest, defend and appeal any legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Transactions.

Notwithstanding the foregoing, in obtaining all waiting period expirations or terminations or consents necessary or advisable to be obtained from any third party and/or governmental authority in order to consummate the Transactions, nothing in the Merger Agreement requires Johnson & Johnson or Merger Sub or their affiliates to (i) agree to, or proffer to, sell, divest, license or hold separate any rights or other assets or any portion of any business of (A) ITI or any of its affiliates or (B) Johnson & Johnson or any of its affiliates (other than ITI and its subsidiaries) or (ii) agree to, or proffer to, other restrictions or limitations on any business, operations, assets, properties or contractual freedoms of any such businesses or operations of Johnson & Johnson and the Surviving Corporation, including ITI and its and their respective subsidiaries and affiliates, in the case of clause (i)(A) and clause (ii), such action is or would reasonably be expected to, individually or in the aggregate, result in a material impairment to the overall benefits expected to be realized from the consummation of the Transactions (any such requirement in clause (i) or (ii), a “Burdensome Condition”). ITI will not, and will not permit any of its subsidiaries to, agree or proffer to take any of such actions without the prior written consent of Johnson & Johnson; provided that, if so requested by Johnson & Johnson, ITI will agree to take any such action that is conditioned upon the Closing.

Each of Johnson & Johnson and Merger Sub, on the one hand, and ITI, on the other hand, has agreed to promptly inform the other of any substantive communication from any governmental authority regarding any of the Transactions in connection with any filings or investigations with, by or before any governmental authority relating to the Merger Agreement or the Transactions, including any proceedings initiated by a private party. Each of the parties to the Merger Agreement will jointly direct, devise and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry, investigation or legal proceeding initiated by (including coordinating with one another with respect to the timing, nature and substance of all such responses), and in connection with all meetings and communications (including any negotiations) with, any governmental authority that has authority to enforce any antitrust law, including (i) whether to pull or refile, on one or more occasions any filing under the HSR Act or any other applicable antitrust law in connection with the Transactions, prior to the Termination Date; (ii) whether to enter into a voluntary agreement between Johnson & Johnson and ITI, on the one hand, and the FTC and the DOJ, on the other hand, pursuant to which Johnson & Johnson and ITI have agreed not to consummate the Merger until a specified time has expired or if the Merger Agreement has been terminated; and (iii) the defense of any legal proceeding initiated by any governmental authority or any private party. In any event of any disagreement concerning any joint determinations, the parties will use their respective best good faith efforts to resolve such disagreement; provided Johnson & Johnson will make the final determination and its decision will prevail and control (and ITI will not take any actions in contravention of such determination by Johnson & Johnson).

Johnson & Johnson will not, and will not permit its subsidiaries to enter into a definitive agreement after the date of the Merger Agreement providing for, or consummate, any acquisition, merger, joint venture, partnership, licensing agreement, collaboration, or any other similar type of transaction, in each case, that would reasonably be expected to prevent or materially delay any required approvals or the expiration or termination of the applicable waiting period under the HSR Act or any other antitrust laws applicable to the Transactions.

To the extent not prohibited by applicable law, each party will furnish to the other copies of all filings, submissions, correspondence and communications between it and its affiliates and their respective representatives, on one hand, and any governmental authority, on the other hand, with respect to the Transactions; provided that the materials provided to each other may be (A) designated by the providing party as restricted to “Outsider Counsel Only” and any such information will not be shared with employees, officers, managers or directors or their equivalents of the receiving party without written approval of the providing party, and (B) redacted (i) to remove references concerning valuation of ITI, (ii) as necessary to comply with contractual arrangements or (iii) as necessary to preserve legal privilege.

Employee Benefits

For twelve months following the Effective Time, Johnson & Johnson has agreed to provide each ITI employee who continues employment following the Effective Time, for so long as he or she remains in the employment of the Surviving Corporation and its subsidiaries, with: (i) a base salary or wage rate and short-term cash incentive opportunity that is, in each case, no less than the base salary or wage rate and annual cash incentive opportunity provided by ITI immediately prior to the Effective Time; (ii) other compensation and employee benefits that are substantially comparable in the aggregate to the other compensation and employee benefits (excluding any equity-based compensation, defined benefit pensions or post-employment health or welfare benefits, and retention, change in control or other one-off payments or benefits) provided by ITI immediately prior to the Effective Time; and (iii) severance benefits no less favorable than as set forth in the confidential disclosure letter of ITI provided to Johnson & Johnson and Merger Sub in connection with the execution of the Merger Agreement.

The Merger Agreement further provides that, to the extent that Johnson & Johnson makes any employee benefit plan or other compensation or severance arrangement available to ITI employees on or following the Effective Time, Johnson & Johnson will grant credit for such employees’ service with ITI for purposes of (i) vesting (but not eligibility or benefit accrual) under Johnson & Johnson’s defined benefit pension plan, (ii) eligibility and benefit accrual under Johnson & Johnson’s vacation program, (iii) eligibility to participate in Johnson & Johnson’s health or welfare plans (excluding any post-employment health or post-employment welfare plan) and including for purposes of eligibility to participate in and vesting in Johnson & Johnson’s 401(k) plans and (iv) unless covered under another arrangement with ITI, eligibility and benefit calculation under Johnson & Johnson’s severance plan, in each case, except to the extent such service was not taken into account under the analogous plans before the Effective Time or would result in a duplication of benefits. In addition,

Johnson & Johnson will use commercially reasonable efforts to provide that, with respect to new health and welfare plans to the extent coverage under such new plans replaces coverage under the previous comparable ITI plans, the ITI employees will be (A) immediately eligible to participate in such plans and that all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements will be waived for the covered ITI employees and their dependents to the extent such requirements did not apply under the corresponding ITI plan and (B) given credit for any eligible expenses incurred by the covered ITI employees and their dependents before commencing participation in such plans for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements.

Prior to making any material broad-based written announcements to the employees of ITI or any of its subsidiaries (other than solely to directors and/or executive officer) relating to any compensation or benefit matters related to the Transactions, ITI will provide Johnson & Johnson with a copy of the intended communication, and Johnson & Johnson will have a reasonable period of time to review and comment on the communication and ITI will consider any such comments in good faith.

Indemnification and Insurance

The Merger Agreement provides for certain indemnification, expense advancement and exculpation rights in favor of ITI’s or any of its subsidiaries’ current or former directors and officers or any individual serving or who served as a director, officer, employee, member, trustee, or fiduciary of any corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at ITI’s or any of its subsidiaries’ request, in each case prior to the Effective Time (who we refer to collectively as “Indemnified Persons”). In addition, all rights to indemnification, expense advancement and exculpation provided to the Indemnified Persons in the certificate of incorporation or bylaws (or similar governing documents) of ITI or its applicable subsidiaries, with respect to any acts or omissions occurring or alleged to have occurred at or prior to the Effective Time will continue in full force and effect until the sixth anniversary of the Effective Time.

The Merger Agreement also provides that, prior to the Effective Time, ITI will purchase a six year “tail” prepaid policy (the “D&O Tail Policy”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Person on terms with respect to such coverage and amounts no less favorable than ITI’s existing directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policies or, if insurance coverage that is no less favorable is unavailable, the best available coverage. Notwithstanding the foregoing, if the D&O Tail Policy is not available at an aggregate cost not greater than 300% of the last annual premium paid prior to the date of the Merger Agreement under ITI’s existing directors’ and officers’ liability employment practices liability and fiduciary liability insurance policies, then, prior to the Closing, ITI will obtain as much comparable insurance as can be obtained at a cost up to but not exceeding 300% of the last annual premium paid prior to the date of the Merger Agreement. The Surviving Corporation will maintain such “tail” policy in full force and effect and continue to honor their respective obligations during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time.

Stockholder Litigation

ITI has agreed to promptly advise Johnson & Johnson of, and keep Johnson & Johnson reasonably informed about, any legal proceeding against ITI and/or any of its directors (in their capacity as such) by any ITI stockholders (on their own behalf or on behalf of ITI) relating to the Merger Agreement or the Transactions. The Board of Directors will give Johnson & Johnson the opportunity to consult with ITI regarding, or participate in, but not control, the defense or settlement of any such legal proceeding. ITI will not enter into any settlement agreement in respect of such legal proceeding against ITI and/or its directors or officers relating to the Merger Agreement or any of the Transactions without Johnson & Johnson’s prior written consent.

Anti-Takeover Laws

In the event that any state anti-takeover or other similar law is or becomes applicable to the Merger Agreement, the Merger or any of the Transactions, ITI has agreed that it and the Board of Directors will grant any necessary approval and take any necessary action so that the Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in the Merger Agreement.

Access

ITI has agreed during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time to (i) afford Johnson & Johnson and its representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of ITI and its subsidiaries and to furnish reasonably promptly to Johnson & Johnson all information (financial or otherwise) concerning its business, properties and personnel (including for retention planning) as Johnson & Johnson may reasonably request, including with respect to ITI’s clinical and pre-clinical studies, trials, investigations and other programs and (ii) promptly advise Johnson & Johnson of any legal proceedings commenced after the date of the Merger Agreement relating to the litigation matters specified in the confidential disclosure letter of ITI provided to Johnson & Johnson and Merger Sub in connection with the execution of the Merger Agreement and will keep Johnson & Johnson informed regarding such specified litigation; in each case, subject to customary exceptions and limitations.

Delisting

The parties have agreed to reasonably cooperate to take all actions necessary to delist the shares of ITI’s common stock from Nasdaq and terminate its registration under the Exchange Act, effective following the Effective Time.

Conditions to the Closing of the Merger

The respective obligations of Johnson & Johnson, Merger Sub and ITI to consummate the Merger are subject to the satisfaction or waiver by each of Johnson & Johnson and ITI (where permissible under applicable law) on or prior to the Closing Date of each of the following conditions:

•

no governmental authority of competent jurisdiction where Johnson & Johnson or any of its subsidiaries, or ITI or any of its subsidiaries has substantial operations or owns any material assets has (i) enacted, issued or promulgated any law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or imposing a Burdensome Condition as a result of the consummation of the Merger that was not agreed to by Johnson & Johnson or Merger Sub or (ii) issued or granted any order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or imposing a Burdensome Condition as a result of the consummation of the Merger that was not agreed by Johnson & Johnson or Merger Sub (which we refer to as the “Legal Prohibition Condition”);

•

the waiting period (and any extensions thereof) applicable to consummation of the Merger under the HSR Act and any voluntary agreement not to consummate, or delay the consummation of, the Merger between Johnson & Johnson and ITI, on the one hand, and the FTC and the DOJ, on the other hand, has expired or been terminated without imposition of a Burdensome Condition that was not agreed to by Johnson & Johnson or Merger Sub (as more fully described in the section of this proxy statement captioned “The Merger — Regulatory Approval Required for the Merger”); and

•	the requisite ITI stockholder approval has been obtained.

In addition, the obligations of Johnson & Johnson and Merger Sub to consummate the Merger are further subject to the satisfaction or waiver by Johnson & Johnson (where permissible under applicable law) on or prior to the Closing Date of each of the following conditions:

•

Certain of ITI’s representations and warranties (i) related to absence of certain changes will be true and correct in all respects as of the Closing Date as though made as of the Closing Date, (ii) related ITI’s capitalization will be true and correct in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies and (iii) related to ITI’s organization and qualification, capitalization, subsidiaries, corporate power, stockholder approval of the Merger and brokers and certain expenses will be true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) in all material respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

ITI’s other representations and warranties will be true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	ITI will have complied with or performed in all material respects any agreement or covenant to be performed, or complied with, by it under the Merger Agreement at or prior to the Closing;

•	Since the date of the Merger Agreement, no Company Material Adverse Effect will have arisen or occurred that is continuing as of immediately prior to the Closing;

•

ITI will have delivered to Johnson & Johnson a certificate, signed on behalf of ITI by its chief executive officer, certifying that the conditions set forth in the four bullet points immediately above have been satisfied; and

In addition, the obligations of ITI to consummate the Merger are subject to the satisfaction or waiver by ITI (where permissible under applicable law) on or prior to the Closing Date of each of the following conditions:

•

The representations and warranties of Johnson & Johnson and Merger Sub will be true and correct (without giving effect to any qualification as to “materiality” set forth therein) in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Johnson & Johnson or Merger Sub to consummate the Merger;

•

Each of Johnson & Johnson and Merger Sub will have complied with or performed in all material respect any agreement or covenant to be performed, or complied with, by it under the Merger Agreement at or prior to the Closing; and

•

Johnson & Johnson will have delivered to ITI a certificate, signed on behalf of Johnson & Johnson and Merger Sub by an executive officer of Johnson & Johnson, certifying that the conditions set forth in the two bullet points immediately above have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time in the following ways:

•	by mutual written agreement of Johnson & Johnson and ITI;

•	by either ITI or Johnson & Johnson:

•

if the Effective Time shall not have occurred on or before July 10, 2025, which period may be extended automatically for two automatic 6-month periods if, at the end of the prior period, any of the conditions to closing the Merger relating to (1) approval of the Transactions pursuant to the HSR Act and/or other applicable antitrust laws or (2) the absence of certain legal restraints making illegal or otherwise preventing the consummation of the Merger (solely in respect of any antitrust law) have not been satisfied or waived (we refer to such date as the “Termination Date”) (we refer to a termination as described in this immediately preceding clause as an “End Date Termination”); provided, that the right to terminate the Merger Agreement pursuant to this bullet point will not be available to any party whose material breach of its representations, warranties or obligations under the Merger Agreement has been a principal cause of or resulted in the failure of the Effective Time to occur on or before the date of such termination;

•

if there exists any law or order which has become final and non-appealable that has the effect of causing the Legal Prohibition Condition (as described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”) to not be satisfied, except the right to so terminate the Merger Agreement will not be available to any party whose material breach of its representations, warranties or obligations under the Merger Agreement has been the principal cause of or resulted in the existence of such law or order, or to any party that has failed to use its reasonable best efforts in accordance with the terms of the Merger Agreement to remove such law or order; or

•	if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) will have concluded and the requisite ITI stockholder approval was not obtained;

•	by ITI, in the event that:

•

(A) if ITI is not in breach of the Merger Agreement such that Johnson & Johnson has the right to terminate the Merger Agreement pursuant to an ITI Breach Termination (as defined below), (B) Johnson & Johnson and/or Merger Sub has breached or otherwise failed to perform any of their respective covenants, agreements or other obligations under the Merger Agreement, or any of the representations and warranties of Johnson & Johnson and Merger Sub set forth in the Merger Agreement has become or been inaccurate, which in either case would give rise to the failure of any of the conditions set forth in the first or second bullets of the third paragraph of this section of the proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger” to be satisfied (if such condition were tested as of the date of such breach, failure to perform or inaccuracy), and (C) such breach, failure to perform or inaccuracy of Johnson & Johnson and/or Merger Sub is not capable of being cured by the Termination Date or is not cured within 20 business days following ITI’s delivery of written notice to Johnson & Johnson of such breach, failure to perform or inaccuracy (we refer to a termination as described in this bullet point as a “Johnson & Johnson Breach Termination”); or

•

prior to obtaining the requisite ITI stockholder approval, the Board of Directors has determined to terminate the Merger Agreement in accordance with the terms of the Merger Agreement that are summarized in the section of this proxy statement captioned “The Merger Agreement —The Board of Directors’ Recommendation; Company Board Recommendation Change” above in order to concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal; provided that (A) ITI has complied in all material respects with the terms of the Merger Agreement that are summarized in the sections of the proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Company Board Recommendation Change” and “The Merger Agreement — Acquisition Proposals” above with respect to such Superior Proposal, and (B) concurrently with and as a condition to such termination, the Board of Directors pays Johnson & Johnson the Company Termination Fee (as defined in the section of this proxy statement captioned “The Merger Agreement — Expenses; Termination Fees”) (we refer to a termination as described in this bullet point as a “Superior Offer Termination”); or

•	by Johnson & Johnson:

•	(A) if Johnson & Johnson and Merger Sub are not in breach of the Merger Agreement such that ITI has the right to terminate the Merger Agreement pursuant to a Johnson & Johnson Breach

Termination, (B) ITI has breached or failed to perform any of its covenants, agreements or other obligations under the Merger Agreement, or any of the representations and warranties of ITI set forth in the Merger Agreement has been or become inaccurate, which in either case would give rise to the failure of any of the conditions set forth in the first, second or third bullets of the second paragraph of the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger” to be satisfied (if such condition were tested as of the date of such breach, failure to perform or inaccuracy), and (C) such breach, failure to perform or inaccuracy is not capable of being cured by the Termination Date or is not cured within 20 business days following Johnson & Johnson’s delivery of written notice to ITI of such breach, failure to perform or inaccuracy (we refer to a termination as described in this bullet point as an “ITI Breach Termination”); or

•

(A) a Company Board Recommendation Change has occurred or (B) following receipt by ITI of an Acquisition Proposal that is publicly announced or otherwise publicly known, ITI has failed to publicly reaffirm the Company Board Recommendation within ten business days of receipt of a written request by Johnson & Johnson to provide such reaffirmation (we refer to a termination as described in this bullet point as a “Change in Recommendation Termination”).

If the Merger Agreement is properly and validly terminated, the Merger Agreement will be of no further force or effect (other than the confidentiality and certain other specified provisions therein) and, subject to the payment of the Company Termination Fee (as defined below), there will be no liability of any party or parties to the Merger Agreement or their respective directors, officers, employees, affiliates, agents or other representatives, except no party will be relieved from any liability or damage resulting from any fraud or willful breach of the Merger Agreement that occurs prior to such termination.

Expenses; Termination Fees

Except as set forth in the Merger Agreement and summarized below, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

ITI will pay to Johnson & Johnson $475,500,000 (which we refer to as the “Company Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Johnson & Johnson, in the event that:

•

(i) the Merger Agreement is terminated by Johnson & Johnson or ITI pursuant to an End Date Termination (except that in the case of a termination by ITI, only if at such time Johnson & Johnson would not be prohibited from terminating the Merger Agreement pursuant to certain specific exceptions in the Merger Agreement), (ii) following the execution and delivery of the Merger Agreement and prior to such termination of the Merger Agreement, an Acquisition Proposal has been publicly announced or has become publicly disclosed or publicly known and such Acquisition Proposal has not been publicly and unconditionally withdrawn prior to the date that is ten business days prior to either the termination of the Merger Agreement or the Company Stockholders’ Meeting, as applicable; and (iii) within 12 months following such termination of the Merger Agreement, (x) ITI enters into a definitive agreement with any third party with respect to an Acquisition Transaction or (y) an Acquisition Transaction is consummated, in which case the Company Termination Fee will be payable within two business days after the earlier of the events in (x) or (y) (except that for purposes of determining if the Company Termination Fee is payable under this prong (i), all references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of “Acquisition Transaction” described above under the section of the proxy statement captioned “The Merger Agreement —Acquisition Proposals” will be deemed to be references to “fifty percent (50%)”);

•

the Merger Agreement is terminated by ITI pursuant to a Superior Offer Termination, in which case the Company Termination Fee is payable concurrently with and as a condition to the effectiveness of such termination (as described further in the second sub-bullet describing ITI’s termination rights in the previous section of this proxy statement captioned “The Merger Agreement — Termination of the Merger Agreement”);

•

the Merger Agreement is terminated by Johnson & Johnson pursuant to a Change in Recommendation Termination, in which case the Company Termination Fee is payable within two business days after such termination (as described further in the second sub-bullet describing Johnson & Johnson’s termination rights in the previous section of this proxy statement captioned “The Merger Agreement — Termination of the Merger Agreement”).

In no event will ITI be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of the Merger Agreement at the same or at different times and the occurrence of different events.

If ITI fails to pay the Company Termination Fee in a timely manner then (i) ITI will reimburse Johnson & Johnson for all reasonable and documented out-of-pocket costs and expenses incurred in the collection of such overdue amount, and (ii) ITI will pay Johnson & Johnson interest on the amount payable from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

The payment by ITI of the Company Termination Fee (and interest payments in respect of any overdue payment, if applicable) will be the sole and exclusive remedy of Johnson & Johnson and Merger Sub in the event of termination of the Merger Agreement under circumstances requiring the payment of a Company Termination Fee for any and all losses or damages suffered or incurred by Johnson & Johnson or any of its affiliates or representatives in connection with the Merger Agreement and the Transactions (and the termination thereof or any matter forming the basis for such termination), including the Merger (except that such payment by ITI of the Company Termination Fee will not limit the rights or remedies of Johnson & Johnson or any of its affiliates under the equitable remedy provisions described in the section of this proxy statement captioned “The Merger Agreement — Specific Performance; Remedies” below or in the case of fraud or willful breach).

Amendment

To the extent permitted by law and subject to the other provisions of the Merger Agreement, the Merger Agreement may be amended by the parties at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Johnson & Johnson, Merger Sub and ITI (except that following receipt of the requisite ITI stockholder approval, there will be no amendment or change to the provisions of the Merger Agreement which by law would require further approval by our stockholders without such approval).

Governing Law

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Specific Performance; Remedies

The parties to the Merger Agreement agreed that in the event of any breach by ITI, on the one hand, or Johnson & Johnson and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in the Merger Agreement, the non-breaching party or parties are entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent or restrain breaches of the Merger Agreement by the other party or parties, and to specifically enforce the terms and provisions of the Merger Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the other party or parties. The parties agree not to oppose the availability of the equitable remedy of specific performance on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on Nasdaq under the symbol “ITCI.” As of the Record Date, there were [ ] shares of our common stock outstanding. We have never declared or paid any cash dividends on our common stock.

The following table presents the high and low intra-day sale prices of our common stock on Nasdaq during the fiscal quarters indicated:

	Common Stock Prices
	High ($)	Low ($)
Fiscal Year 2025 – Quarter Ended
March 31 (through January 8, 2025)	$84.99	$80.82
Fiscal Year 2024 – Quarter Ended
December 31	$93.45	$70.90
September 30	$82.00	$66.26
June 30	$84.89	$64.09
March 31	$76.11	$62.78
Fiscal Year 2023 – Quarter Ended
December 31	$74.165	$45.50
September 30	$65.00	$51.93
June 30	$67.05	$53.52
March 31	$57.90	$42.01
Fiscal Year 2022 – Quarter Ended
December 31	$55.00	$43.857
September 30	$61.00	$42.43
June 30	$66.00	$42.42

On [ ], 2025, the most recent practicable date before this proxy statement was first mailed to our stockholders, the closing price for our common stock on Nasdaq was $[ ] per share. You are encouraged to obtain current market quotations for our common stock.

Following the Merger, our common stock will no longer be publicly traded and will be delisted from Nasdaq and deregistered under the Exchange Act, each in accordance with applicable law, rules and regulation. As a result, following the Merger, we will no longer file periodic reports with the SEC and you will no longer have any interest in ITI’s future earnings or growth.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock as of February 3, 2025 by (i) each of our directors and named executive officers, (ii) all of our current executive officers and directors as a group, and (iii) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. Except as indicated in footnotes to this table, we believe that the stockholders in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders, subject to community property laws, where applicable. Percentages of ownership are based on 106,323,252 shares of our common stock outstanding as of February 3, 2025. Except as otherwise set forth below, the address of the beneficial owner is c/o Intra-Cellular Therapies, Inc., 135 Route 202/206, Suite 6, Bedminster, New Jersey 07921.

Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of February 3, 2025, whether through the vesting of restricted stock units, or RSUs, or the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

Beneficial ownership representing less than one percent of our outstanding common stock is denoted with an “*.”

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Executive Officers
Sharon Mates, Ph.D (1).	1,712,589	1.6%
Michael I. Halstead (2)	96,431	*
Sanjeev Narula	0	*
Suresh Durgam, M.D.(3).	179,350	*
Mark Neumann (4)	83,124	*
Lawrence J. Hineline (5)	36,216	*
Non-Employee Directors
Joel S. Marcus (6)	58,238	*
Rory B. Riggs (7)	235,278	*
E. Rene Salas (8)	45,333	*
Robert L. Van Nostrand (9)	135,106	*
All current executive officers and directors as a group (9 persons)(10)	2,545,449	2.4%

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Fidelity Investments(11)	11,121,651	10.5%
The Vanguard Group Inc.(12)	9,469,302	8.9%
BlackRock, Inc. (13)	6,218,671	5.8%
Christopher D. Alafi, Ph.D. and Alafi Capital Company, LLC (14)	5,594,318	5.3%
JPMorgan Chase & Co.(15)	5,296,395	5.0%

(1)

Includes 530,399 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of February 3, 2025 and 96,247 shares issuable upon the vesting of restricted stock units, which vest within 60 days of February 3, 2025.

(2)

Includes 58,388 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of February 3, 2025 and 32,717 shares issuable upon the vesting of restricted stock units, which vest within 60 days of February 3, 2025.

(3)

Includes 124,040 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of February 3, 2025 and 29,220 shares issuable upon the vesting of restricted stock units, which vest within 60 days of February 3, 2025.

(4)

Includes 17,916 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of February 3, 2025 and 29,220 shares issuable upon the vesting of restricted stock units, which vest within 60 days of February 3, 2025.

(5)

Includes 4,539 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of February 3, 2025 and 27,457 shares issuable upon the vesting of restricted stock units, which vest within 60 days of February 3, 2025.

(6)

Consists of 41,229 shares of common stock held by Mr. Marcus individually, 7,009 shares issuable upon the exercise of options to purchase common stock held by Mr. Marcus individually, which are exercisable within 60 days of February 3, 2025, and 10,000 shares of common stock held by Alexandria Real Estate Equities, Inc. Excludes shares held by Alexandria Venture Investments, LLC as Mr. Marcus does not have voting or investment control over the shares held by Alexandria Venture Investments, LLC. Mr. Marcus is the Executive Chairman and Founder of Alexandria Real Estate Equities, Inc. and may be deemed to have voting and investment power with respect to the shares owned by Alexandria Real Estate Equities, Inc. Mr. Marcus disclaims beneficial ownership of the shares held by Alexandria Real Estate Equities, Inc., except to the extent of his underlying pecuniary interest therein.

(7)	Includes 103,766 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of February 3, 2025.
(8)	Includes 43,766 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of February 3, 2025.
(9)	Includes 123,766 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of February 3, 2025.
(10)	Consists of the securities described in footnotes 1 through 4 and footnotes 6 through 9.
(11)

Based on the Schedule 13G/A filed by FMR LLC and its affiliates with the SEC on November 12, 2024. Includes shares beneficially owned by FIAM LLC, Fidelity Diversifying Solutions LLC, Fidelity Management & Research Company LLC, Fidelity Management Trust Company, and Strategic Advisers LLC. The filing noted that FMR LLC has sole voting power with respect to 11,111,196 shares of common stock and sole dispositive power with respect to 11,121,651 shares of common stock. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(12)

Based on (i) 375,000 shares of common stock purchased by The Vanguard Group, Inc. or Vanguard, in our public offering that closed on April 22, 2024 and April 24, 2024, plus (ii) 9,094,302 shares of common stock based on the Schedule 13G/A filed by Vanguard, with the SEC on February 13, 2024. Vanguard’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these securities. The filing noted that Vanguard has sole voting power with respect to no shares of common stock, shared voting power with respect to 170,174 shares of common stock, sole dispositive power with respect to 8,829,327 shares of common stock, and shared dispositive power with respect to 264,975 shares of common stock. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(13)

Based on the Schedule 13G/A filed by BlackRock, Inc. and its affiliates with the SEC on November 8, 2024. Includes shares beneficially owned by BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, SpiderRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, and BlackRock Fund Managers Ltd. The filing noted that BlackRock, Inc. is a parent holding company or control person and has sole voting power for 5,908,407 shares and sole dispositive power for 6,218,671 shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(14)

Based on the Form 4 filed by Christopher D. Alafi, Ph.D., our former director, on May 28, 2021. Consists of 4,743,770 shares of common stock held by Alafi Capital Company, LLC, or Alafi Capital, 503,753 shares of common stock held by a trust for the benefit of members of the Alafi family, and 346,795 shares of common stock held by Christopher D. Alafi, Ph.D. individually. Dr. Alafi is a managing partner of Alafi Capital and has shared voting and investment power with respect to the shares owned by Alafi Capital and full voting and investment power with respect to shares owned by the trusts. Does not include 95,000 shares held by the Christopher D. Alafi Family Trust for which Dr. Alafi does not have voting or investment control. The address of Dr. Alafi and Alafi Capital is 8 Admiral Drive, Suite 324, Emeryville, CA 94608.

(15)

Based on the Schedule 13G filed by JPMorgan Chase & Co., or JPM, and its affiliates with the SEC on October 10, 2024. Includes shares beneficially owned by J.P. Morgan Trust Company of Delaware, J.P. Morgan Securities LLC, JPMorgan Chase Bank, National Association, JPMorgan Asset Management (Asia Pacific) Limited, JPMorgan Asset Management (UK) Limited, J.P. Morgan Investment Management Inc., J.P. Morgan Private Wealth Advisors LLC, and 55I, LLC. The filing noted that JPM has sole voting power for 4,943,665 shares of common stock and sole dispositive power for 5,287,819 shares of common stock. The address of JPM is 383 Madison Avenue, New York, NY 10179.

DEADLINE FOR FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of ITI. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

ITI will hold an annual meeting in 2025 only if the Merger has not already been completed.

Proposals of stockholders intended to be presented at our 2025 annual meeting of stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act must have been received by us at our principal address at 135 Route 202/206, Suite 6, Bedminster, NJ 07921, Attention: Corporate Secretary, no later than January 1, 2025, the date that is 120 days prior to the first anniversary of the release of our proxy statement to stockholders in connection with our 2024 annual meeting, in order to be included in the proxy statement and proxy card relating to that meeting.

If a stockholder wishes to present a proposal at our 2025 annual meeting of stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, or wishes to nominate a director, pursuant to the advance notice provision in our bylaws, such stockholder must give written notice to our Corporate Secretary at our principal executive offices at the address noted above. The Corporate Secretary must receive such notice no earlier than February 14, 2025, and no later than March 16, 2025, provided that if the 2025 annual meeting of stockholders is called for a date that is not within 30 days before or after the first anniversary of our 2024 annual meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made.

In addition to satisfying the advance notice procedure in our bylaws relating to nominations of director candidates, including the earlier notice deadlines set out above, to comply with the SEC’s universal proxy rule, stockholders who intend to solicit proxies in support of director nominees other than ITI’s nominees in compliance with Rule 14a-19 under the Exchange Act must also provide notice that sets forth the information required by Rule 14a-19 no later than April 15, 2025. However, if the date of the 2025 annual meeting of stockholders changes by more than 30 calendar days from the date of our 2024 annual meeting of stockholders, such notice must instead be provided by the later of 60 calendar days prior to the date of the 2025 annual meeting of stockholders or the 10th calendar day following public announcement by ITI of the date of the 2025 annual meeting of stockholders.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement. You are encouraged to carefully read all documents incorporated by reference into this proxy statement.

The following ITI filings with the SEC are incorporated by reference:

•	ITI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 22, 2024;

•	ITI’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024, filed with the SEC on October 30, 2024;

•	ITI’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024, filed with the SEC on August 7, 2024;

•	ITI’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 7, 2024;

•	The portions of ITI’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2024, that are deemed “filed” with the SEC under the Exchange Act; and

•

ITI’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on February  22, 2024, March  19, 2024, April  1, 2024, April  16, 2024, April  16, 2024, April  18, 2024, April  24, 2024, May  7, 2024, June  18, 2024, June  18, 2024, August  7, 2024, October  30, 2024, November  5, 2024, December  3, 2024, January  10, 2025 and January 13, 2025.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Company Stockholders’ Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

For the avoidance of doubt, information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

ITI is subject to the reporting requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.

If you would like to request documents from us, please do so as soon as possible, to receive them before the Company Stockholders’ Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, https://ir.intracellulartherapies.com. The information included on our website is not incorporated by reference into this proxy statement.

You may obtain any of the documents we file with the SEC (excluding exhibits not incorporated herein by reference), without charge, by requesting them in writing or by telephone from us at the following address:

Intra-Cellular Therapies, Inc.

Attn: Corporate Secretary

135 Route 202/206, Suite 6

Bedminster, NJ 07921

(646) 440-9333

If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, without charge, within one business day after we receive your request. If you have any questions concerning the Merger, the Company Stockholders’ Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

Alliance Advisors

Stockholders May Call Toll-Free: 833-215-7308

Email: ITCI@allianceadvisors.com

MISCELLANEOUS

WE HAVE NOT, AND JOHNSON & JOHNSON HAS NOT, AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION OTHER THAN INFORMATION CONTAINED IN THIS PROXY STATEMENT, THE ANNEXES TO THIS PROXY STATEMENT AND THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE IN THIS PROXY STATEMENT IN VOTING ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR ADDITIONAL TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [ ], 2025. NEITHER WE NOR JOHNSON & JOHNSON PROVIDES ANY ASSURANCE AS TO THE RELIABILITY OF ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT), AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

JOHNSON & JOHNSON,

FLEMING MERGER SUB, INC.

and

INTRA-CELLULAR THERAPIES, INC.

Dated as of JANUARY 10, 2025

A-i

(Continued)

Annexes

A – Certificate of Incorporation of the Surviving Corporation

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 10, 2025 by and among Johnson & Johnson, a New Jersey corporation (“Parent”), Fleming Merger Sub, Inc., a Delaware corporation and a direct or indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Intra-Cellular Therapies, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, and pursuant to the Merger each outstanding share of common stock, par value $0.0001 per share, of the Company (the “Company Shares”) (other than Canceled Company Shares and Dissenting Company Shares) will be converted into the right to receive the Merger Consideration;

WHEREAS, the Company Board has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement and consummate the Transactions, (b) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders adopt this Agreement and (d) directed that this Agreement and the Transactions be submitted to the Company Stockholders for approval and adoption thereby;

WHEREAS, the Board of Directors of each of Parent and Merger Sub have (a) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and consummate the Transactions and (b) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub of their respective covenants and agreements contained herein and the consummation by Parent and Merger Sub, respectively, of the Transactions upon the terms and subject to the conditions contained herein;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, will adopt this Agreement by written consent immediately following its execution; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions and to prescribe certain conditions with respect to the consummation of the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Company that contains confidentiality provisions that are not, in the aggregate, less favorable to the Company than the terms of the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals.

“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer, proposal or indication of interest by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions resulting in: (a) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of beneficial ownership of more than twenty percent (20%) of the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning more than twenty percent (20%) of the outstanding voting securities of the Company; (b) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving the Company or its Subsidiaries (i) pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing more than twenty percent (20%) of the voting power of the surviving or resulting entity or (ii) as a result of which the Company Stockholders (as a group) immediately prior to the consummation of such transaction would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing less than eighty percent (80%) of the voting power of the surviving or resulting entity; or (c) any sale or disposition (including by way of exclusive license) of more than twenty percent (20%) of the assets of the Company and its Subsidiaries on a consolidated basis (determined on a fair market value basis); provided, however, the Transactions shall not be deemed an Acquisition Transaction in any case.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Transactions.

“Balance Sheet” shall mean the Company’s unaudited balance sheet as of September 30, 2024 (the “Balance Sheet Date”), including the footnotes thereto, included in the Company’s Quarterly Report on Form 10-Q for the quarter ended on the Balance Sheet Date and filed with the SEC prior to the execution of this Agreement.

“Bayh-Dole Act” shall mean the Patent and Trademark Law Amendments Act of 1980, codified at 35 U.S.C. §§ 200-212, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.

“Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

“Code” shall mean the Internal Revenue Code of 1986.

“Company Board” shall mean the Board of Directors of the Company.

“Company Equity Awards” shall mean, collectively, the Company Options, the Company PSU Awards and the Company RSU Awards.

“Company Intellectual Property Rights” shall mean all Intellectual Property Rights owned (or purported to be owned), solely or jointly with any other Person, by, or licensed (or purported to be licensed) to, the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any change, occurrence, effect, event, circumstance or development (each, an “Effect” and collectively, “Effects”), that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect to the extent resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect”, and no Effect to the extent resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred, except, in the case of clauses (a) through (f) below, to the extent any such Effect disproportionately affects the Company and its Subsidiaries relative to other companies operating in the life sciences, pharmaceutical or biotechnology industries, in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has occurred, or would reasonably be expected to occur, a “Company Material Adverse Effect”:

(a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) conditions (or changes in such conditions) in the life sciences, pharmaceutical or biotechnology industries;

(d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(f) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(g) the announcement of this Agreement or the Transactions, including the identity of Parent, and (i) to the extent resulting therefrom or in connection therewith, any loss of, or any adverse Effect in or with respect to, the relationship of the Company or any of its Subsidiaries, with Governmental Authorities or employees (including departure or termination of any officers, directors, employees or independent contractors of the Company or its Subsidiaries) and (ii) any Legal Proceedings made or brought on or after the date hereof by or on behalf of current or former Company Stockholders (on their own behalf or on behalf of the Company) directly arising out of this Agreement or the Transactions (provided that the exception set forth in this clause (g) shall not apply with respect to the representations and warranties set forth in Section 3.6 or the condition set forth in Section 7.2(a)(i) to the extent related to Section 3.6);

(h) (i) any actions taken by Parent or any of its controlled Affiliates or (ii) any actions taken or omitted to be taken by the Company (A) to which Parent has consented in writing, (B) upon the written request of Parent or (C) that are expressly required or prohibited (as applicable) by the terms of this Agreement; provided that clause (C) shall not apply to any action taken or omitted to be taken pursuant to Section 5.1 (unless the Company has requested to take an action that is prohibited by Section 5.1 and Parent has unreasonably withheld, conditioned or delayed its written consent to such action, in which case the failure of the Company to take such action shall not be taken into account in determining whether there has occurred a “Company Material Adverse Effect”); or

(i) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).

“Company Option” shall mean any option to purchase Company Shares outstanding under a Company Stock Plan or otherwise.

“Company Preferred Stock” shall mean the preferred stock, par value $0.0001 per share, of the Company.

“Company Product” shall mean (a) the Company’s or any of its Subsidiaries’ drug discovery platform, including processes involved in the use of such platforms and (b) any product or service that is in clinical trials or being researched, tested, developed, designed, manufactured, marketed, sold, commercialized, offered, made available, exclusively licensed, distributed or branded by or on behalf of the Company or any of its Subsidiaries, solely or jointly with any other Person.

“Company PSU Award” shall mean any award of restricted stock units outstanding under a Company Stock Plan with vesting subject to performance-based conditions.

“Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company RSU Award” shall mean any award of restricted stock units outstanding under a Company Stock Plan or otherwise, excluding any Company PSU Award.

“Company Stock Plans” shall mean the Intra-Cellular Therapies, Inc. Amended and Restated 2013 Equity Incentive Plan and the Intra-Cellular Therapies, Inc. Amended and Restated 2018 Equity Incentive Plan.

“Company Stockholders” shall mean holders of Company Shares in their capacity as such.

“Consent” shall mean any approval, consent, license, ratification, permission, waiver, order or authorization (including from any Governmental Authority).

“Continuing Employee” shall mean each employee of the Company or any of its Subsidiaries who, as of the Effective Time, continues his or her employment with the Surviving Corporation or any of its Subsidiaries.

“Contract” shall mean any legally binding contract, subcontract, agreement, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“Environmental Law” shall mean all Laws relating to the environment, preservation or reclamation of natural resources, the presence, management, registration, labeling, transport or Release of, or exposure to, hazardous or toxic substances, to human health and safety, to protection of the climate or the emission of greenhouse gases, or to sustainability matters, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), Regulation (EC) No. 1907/2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals, the Regulation (EU) 2017/745 on Medical Devices and the Directive on the restriction on the use of certain hazardous substances (Directive 2011/65/EU), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, or any successor statute.

“ERISA Affiliate” shall mean any Person which is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, or any successor statute, rules and regulations thereto.

“FDA” shall mean the United States Food and Drug Administration or any successor thereto.

“Fraud” shall mean common law fraud under Delaware law of the Company, Parent or Merger Sub, as applicable, in the making of the representations and warranties set forth in Article III and Article IV.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Good Clinical Practices” shall mean applicable ethical and scientific quality standards for designing, conducting, recording and reporting trials that involve the participation of human subjects, as well as conflicts of interest and financial disclosures associated with such trials, including FDA regulations in 21 C.F.R. Parts 50, 54 and 56, and any other comparable applicable Law of the FDA or any other Governmental Authority.

“Good Laboratory Practices” shall mean the FDA regulations in 21 C.F.R. Part 58 and any other comparable applicable Law of the FDA or any other Governmental Authority, in each case as may be updated from time to time.

“Good Manufacturing Practices” shall mean the good manufacturing practices required by the FDCA, and the regulations promulgated thereunder by the FDA at 21 C.F.R. Parts 210 and 211, for the manufacture and testing of pharmaceutical materials, and comparable Law related to the manufacture and testing of pharmaceutical materials in jurisdictions outside the U.S., including the quality guideline promulgated by the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use designated ICH Q7A, titled “Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients” and the regulations promulgated thereunder, in each case as they may be updated from time to time.

“Governmental Authority” shall mean (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign. For the avoidance of doubt, Governmental Authority includes the FDA and any other domestic or foreign entity that regulates or has jurisdiction over the development, quality, identity, strength, purity, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Company Product.

“Hazardous Substance” shall mean (a) any material, substance or waste that is regulated or that can result in Liability under Environmental Law and (b) petroleum and its by-products, asbestos, polychlorinated biphenyls, per- and poly-fluorinated substances, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

“Health Care Laws” shall mean all applicable Laws administered or issued by the U.S. Department of Health and Human Services, National Health Commission or any similar Governmental Authority relating to the development, testing, manufacture, marketing, distribution or promotion of the Company Products, including: (i) the Federal Food, Drug and Cosmetic Act of 1938 (the “FDCA”) and other similar Laws in other jurisdictions, (ii) Laws pertaining to health care fraud and abuse, kickbacks and physician self-referral, including state and Federal Anti-Kickback Statutes (42 U.S.C. §§ 1320a-7b(b), et seq. and their implementing regulations) and the related Safe Harbor Regulations, (iii) Laws pertaining to submission of false claims to governmental or private health care payors (31 U.S.C. §§ 3729, et seq. and its implementing regulations), (iv) the Public Health Service Act of 1944, (v) Laws relating to government health care programs, private health care plans, or the privacy, security and confidentiality of patient health information, including United States federal and state Laws pertaining to the Medicare and Medicaid programs, (vi) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services or similar Laws, (vii) transparency Laws (including The Physician Payments Transparency Requirements of the Affordable Care Act (codified at 42 U.S.C. § 1320a-7h) and its implementing regulations) relating to reporting of direct or indirect payments and transfers of value provided to physicians and teaching hospitals and (viii) any and all other comparable state, local, federal or foreign health care Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or any successor statute, rules and regulations thereto.

“Incidental Contracts” shall mean (a) shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available Software or services that are generally available on nondiscriminatory pricing terms and (b) non-disclosure agreements, consulting services agreements, materials transfer agreements, and other Contracts, in each case (i) in which the grant of rights to use Intellectual Property is incidental and not material to performance under any such Contract and (ii) that were entered into in the ordinary course of business consistent with past practice.

“Intellectual Property” shall mean all intellectual property, regardless of form, including: (a) published and unpublished works of authorship, including audiovisual works, collective works, Software, programs, code (including source code and object code), compilations, derivative works, websites, literary works and mask works (“Works of Authorship”); (b) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items, and including, in each case, such items associated with preclinical and clinical trials and research and development for regulatory filings, registrations and approvals (“Inventions”); (c) words, names, symbols, devices, designs, slogans, logos, trade dress and other designations, and combinations of the preceding items, used to identify or distinguish the origin of a business, good, group, product, or service or to indicate a form of certification (“Trademarks”); (d) trade secrets, confidential or proprietary information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, business plans, including with respect to regulatory filings relating to investigational or approved medicines or medical devices, Drug Master Files (DMFs), and the like

(collectively, “Trade Secrets”); (e) data, including data in databases and data collections (including preclinical and clinical trial data, knowledge databases, customer lists, and customer databases) (collectively, “Data”); (f) improvements, derivatives, modifications, enhancements, revisions and releases relating to any of the foregoing; (g) instantiations of any of the foregoing in any form and embodied in any media; and (h) Internet domain names, URLs, user names and social media identifiers, handles and tags (“Internet Properties”).

“Intellectual Property Rights” shall mean all U.S. and foreign common Law and statutory rights in, arising out of, or associated with any of the following in any jurisdiction: (a) Works of Authorship, including rights granted under the U.S. Copyright Act or analogous foreign common Law or statutory regime; (b) Inventions, including rights granted under the U.S. Patent Act or analogous foreign common Law or statutory regime, including industrial designs, and improvements thereto (whether or not patentable), patents and patent applications (including all reissues, renewals, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions (including supplemental protection certificates) thereof and any disclosures relating thereto); (c) Trademarks, including rights granted under the Lanham Act or analogous foreign common Law or statutory regime, including any registrations and applications for registration thereof, and all goodwill associated therewith; (d) Trade Secrets, including rights granted under the Uniform Trade Secrets Act, Defend Trade Secrets Act of 2016 or analogous foreign common Law or statutory regime; (e) Internet Properties, including any registrations and applications for registrations thereof; (f) Data; (g) all past, present, and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing, including all rights to sue or recover and retain damages, costs or attorneys’ fees; and (h) all other intellectual property or proprietary rights, including moral rights, now known or hereafter recognized in any jurisdiction. For the avoidance of doubt, Intellectual Property Rights include Registered Intellectual Property Rights.

“Intervening Event” shall mean an Effect that (a) was not known to the Company Board prior to the date of this Agreement or, if known, the material consequences of which were not reasonably foreseeable by the Company Board as of the date of this Agreement and (b) does not relate to an Acquisition Proposal.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“IT Systems” shall mean computers, Software, middleware, firmware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment and other information technology hardware and infrastructure, including any “Infrastructure-as-a-Service” or “Platform-as-a-Service” or other cloud or hybrid cloud services, and all associated documentation, in each case, used by the Company or any of its Subsidiaries.

“Knowledge” shall mean, (a) with respect to the Company, the actual knowledge of any of the individuals listed on Section 1.1(a) of the Company Disclosure Letter after reasonable inquiry with respect to any matter in question and (b) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed on Section 1.1 of the letter delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Letter”) after reasonable inquiry with respect to any matter in question.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any (a) civil, criminal or administrative actions, complaints, demands, subpoenas, claims or suits or (b) litigations, arbitrations, mediations, investigations, inquiries, examinations, audits or other proceedings, in each of (a) and (b), by or before any Governmental Authority.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, easement, right of way or other restriction of similar nature (including any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NASDAQ” shall mean The NASDAQ Global Select Market.

“NYSE” shall mean the New York Stock Exchange.

“Open Source Software” shall mean Software licensed to the Company or any of its Subsidiaries pursuant to (a) any license that is, or is substantially similar to a license, approved by the Open Source Initiative (www.opensource.org), (b) any license under which Software is licensed or distributed as “free software”, “open source software” or under similar terms or (c) a license that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer (other than as prohibited under Law) any such other Software or (iv) a requirement that such other Software be redistributable by other licensees.

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Participant” shall mean any current or former director, officer or employee of the Company or any of its Subsidiaries or any current or former independent contractor providing services to the Company or any of its Subsidiaries.

“Permit” shall mean franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, Consents, certificates, approvals and Orders of any Governmental Authority.

“Permitted Liens” shall mean any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other Liens arising or incurred in the ordinary course of business relating to obligations which are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (c) with respect to real property, (i) easements, covenants and rights-of-way (unrecorded and of record) and other similar non-monetary encumbrances and (ii) zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, in each case of clauses (i) and (ii), that are not presently violated and that do not materially detract from the value or marketability of the real property to which it relates or materially impair the ability of the Company or the Subsidiaries to use or operate the real property to which it relates; (d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security Laws; (e) with respect to leased personal property, the terms and conditions of the lease applicable thereto; and (f) with respect to Intellectual Property Rights, non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Data” shall mean (a) any information relating to an identified or identifiable natural person or that is reasonably capable of being used to identify a natural person, including a person’s name, address, phone number, fax number, e-mail address, social security number or other government-issued identifier and (b) any data or information defined as “public data”, “personal information”, “personally identifiable information”, “nonpublic personal information”, “personal health information”, “individually identifiable health information” or similar terms under any applicable Law.

“Plan” shall mean each (a) “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) employment, individual independent contractor or individual consulting agreement, and (c) pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus, incentive, disability, medical, vision, dental, health, life insurance, fringe benefit or other compensation or benefit plan, program, agreement, arrangement, policy, trust, fund or Contract, whether written or unwritten, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries or any of their ERISA Affiliates or with respect to which the Company or any of its Subsidiaries may have any Liability, whether actual or contingent.

“Privacy and Data Security Requirements” shall mean: (a) any Laws regulating the collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, processing, linking, transferring or storing of Personal Data, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, state privacy laws (such as the California Consumer Privacy Act of 2018, as amended by the Consumer Privacy Rights Act of 2020, and the Virginia Consumer Data Protection Act) together with any implementing regulations, the European Union General Data Protection Regulation (EU) 2016/679 (the “GDPR”), any other Laws implementing the GDPR into national Law and Japan’s Act on the Protection of Personal Information; (b) obligations under all Contracts to which the Company or any of its Subsidiary is a party or is otherwise bound that relate to the collection or processing of Personal Data; (c) all of the Company’s and its Subsidiaries’ written internal or publicly posted policies and representations (including if posted on the Company’s or its Subsidiaries’ websites, products and services) regarding the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification, linkage, protection or processing of Personal Data; and (d) all pre-market and post-market guidance issued by the FDA regarding privacy and cybersecurity.

“Process”, “Processed” or “Processing” shall mean, with respect to Personal Data, an operation or set of operations, whether or not by automated means, such as collection, storage, maintenance, receipt, recording, organization, safeguarding, security, structuring, storage, adaptation, enhancement, enrichment or alteration, ingestion, compilation, combination, retrieval, consultation, analysis, use, disclosure by transmission, sharing, transfer, dissemination or otherwise making available, alignment or combination, restriction, de-identification, erasure or destruction.

“Proxy Statement Clearance Date” shall mean the earliest of (a) the first (1st) Business Day immediately following the date on which the Company is informed by the SEC, orally or in writing, that the Proxy Statement will not be reviewed by the SEC, (b) the first (1st) Business Day that is at least ten (10) calendar days after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement and (c) in the event that the Company receives comments from the SEC on the preliminary Proxy Statement, the first (1st) Business Day immediately following the date the SEC informs the Company, orally or in writing, that the SEC staff has no further comments on the preliminary Proxy Statement.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority in any jurisdiction or other public or quasi-public legal authority, or Internet domain name registrar.

“Release” shall mean any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into or through the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Representative” shall mean with respect to any Person, its directors, officers or other employees, Affiliates, or any investment banker, attorney or other agent or representative retained by such Person.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, or any successor statute, rules or regulations thereto.

“Security Incident” shall mean any actual unauthorized access, acquisition, use, disclosure, modification or destruction of confidential information, including Trade Secrets and Personal Data.

“Software” shall mean all (a) software, firmware, computer programs and applications (whether in source code, object code or other form), (b) algorithms, models and methodologies, and any software implementations thereof, (c) databases, and (d) documentation, specifications, protocols, development tools and other technology, used in supporting any of the foregoing categories.

“Specified Litigation” shall have the meaning set forth in Section 1.1(b) of the Company Disclosure Letter.

“Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean a bona fide, written Acquisition Proposal that did not result from a material breach of Section 5.2 for an Acquisition Transaction on terms that the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor(s), to be (a) more favorable to the Company Stockholders, from a financial point of view, than the terms of the Merger (including any adjustment to the terms and conditions proposed by Parent in response to such proposal in writing as a binding offer) and (b) reasonably likely of being completed in accordance with its terms, in the case of each of clauses (a) and (b), taking into account the financial, regulatory, legal, financing and other aspects and terms of such Acquisition Proposal and the Person making such Acquisition Proposal that the Company Board deems relevant; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal”, all references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “fifty percent (50%)”.

“Tax” shall mean any tax or similar duty, fee, charge or assessment thereof imposed by a Governmental Authority, in each case in the nature of a tax, including any interest, penalties and additions imposed with respect to such amount.

“Tax Return” shall mean any report, declaration, return, information return, or statement filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Transactions” shall mean the Merger and the other transactions contemplated by this Agreement.

“Willful Breach” shall mean a material breach of this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would reasonably be expected to be a material breach of this Agreement.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section
Agreement	Preamble
Anti-Bribery Laws	3.22(a)
Burdensome Condition	6.2(b)
Canceled Company Shares	2.7(a)(ii)
Capitalization Date	3.2(a)
Certificate of Merger	2.3
Certificates	2.8(c)(i)
Change of Recommendation/Termination Notice	5.3(c)
Closing	2.2
Closing Date	2.2
Collaboration Agreement	3.19(a)(v)
Company	Preamble
Company Board Recommendation	5.3(a)
Company Board Recommendation Change	5.3(b)
Company Disclosure Letter	Article III
Company Equity Award Schedule	3.12(f)
Company Financial Advisors	3.11
Company Program Party	3.20(e)
Company Program Requirements	3.20(d)
Company Programs	3.20(d)
Company SEC Reports	3.7(a)
Company Securities	3.2(c)
Company Shares	Recitals
Company Stockholder Approval	3.5
Company Stockholders’ Meeting	6.12(b)
Company Termination Fee	8.3(b)
Company Trade Secrets	3.17(i)
Confidentiality Agreement	9.4
D&O Tail Policy	6.7(c)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
Effective Time	2.3
Enforceability Exceptions	3.4
Environmental Permits	3.16

Exchange Fund	2.8(b)
Indemnified Persons	6.7(a)
IP Contracts	3.17(k)
Leased Real Property	3.18(b)
Material Contract	3.19(a)(xix)
Merger	Recitals
Merger Consideration	2.7(a)(i)
Merger Sub	Preamble
Money Laundering Laws	3.22(b)
New Plans	6.8(b)
Old Plans	6.8(b)
Option Consideration	2.7(d)
Parent	Preamble
Paying Agent	2.8(a)
Proxy Statement	3.6
PSU Consideration	2.7(f)
Real Property Leases	3.18(b)
Regulatory Agency	3.20(b)
Regulatory Permits	3.20(b)
RSU Consideration	2.7(e)
Subsidiary Securities	3.2(e)
Surviving Corporation	2.1
Termination Date	8.1(b)(i)
Uncertificated Shares	2.8(c)(ii)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections or Annexes shall be deemed to refer to Articles, Sections or Annexes of or to this Agreement, as applicable, and all references herein to “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs. The words “hereof”, “herein”, “hereby”, “herewith”, “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Unless otherwise indicated, the words “include”, “includes” and “including”, when used herein, shall be deemed in each case to be followed by the words “without limitation”.

(c) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(d) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”.

(g) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(h) References to “$” and “dollars” are to the currency of the United States of America.

(i) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(j) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(k) Except as otherwise specified, (i) references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the predecessors, successors and permitted assigns of that Person and (iii) references from or through any date mean from and including or through and including, respectively.

(l) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Unless otherwise specified in this Agreement, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (and, unless otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(m) Where used with respect to information, the phrases “delivered” or “made available” to Parent or Merger Sub or their respective Representatives means that such information has been posted in the “Project Fleming” virtual data room hosted by Datasite at least one (1) day prior to the date hereof.

(n) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(o) The word “will” shall be construed to have the same meaning as the word “shall”.

(p) The word “or” shall be disjunctive but not exclusive.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation”.

2.2 The Closing. The consummation of the Merger (the “Closing”) shall take place by electronic exchange of signatures and documents at 8:00 a.m., New York City time, on the fourth (4th) Business Day following the satisfaction (or waiver, if permitted by applicable Law) of the last to be satisfied of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date”.

2.3 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and shall take such further actions as may be required to make the Merger effective. The Merger shall become effective at the time and day of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger (such time and date being referred to herein as the “Effective Time”).

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL, including Section 259 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.7(a), the certificate of incorporation of the Company shall be amended and restated in its entirety to read in its entirety as set forth in Annex A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.7(a), the bylaws of the Company shall be amended and restated in its entirety to be in the form of the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be Intra-Cellular Therapies, Inc.), and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or in accordance with applicable Law.

2.6 Directors and Officers.

(a) Directors. The directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) Officers. The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the initial officers of the Surviving Corporation until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Shares. Each Company Share that is outstanding immediately prior to the Effective Time (excluding Canceled Company Shares and any Dissenting Company Shares) shall be automatically converted into and shall thereafter represent only the right to receive an amount equal to $132.00 per share in cash (the “Merger Consideration”), without interest thereon and less any applicable withholding Taxes deductible in respect thereof pursuant to Section 2.8(e) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.10).

(ii) Excluded Company Shares. Each Company Share owned by Parent, Merger Sub or the Company (as treasury stock or otherwise), or by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub, immediately prior to the Effective Time (“Canceled Company Shares”) shall be canceled and extinguished without any conversion thereof or consideration paid therefor at the Effective Time by virtue of the Merger.

(iii) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter be deemed for all purposes to evidence ownership of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Adjustment to the Merger Consideration. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Shares or securities convertible into or exchangeable into or exercisable for Company Shares, occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration, the Option Consideration, the PSU Consideration and the RSU Consideration shall be equitably adjusted so as to provide any Company Stockholder and any holder of Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided that, in any case, nothing in this Section 2.7(b) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held or beneficially owned by Company Stockholders who are entitled to demand and have properly and validly demanded their statutory rights of appraisal in respect of such Company Shares in compliance in all respects with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.7(a), but instead such holder will be entitled to receive such consideration as may be determined to be due to such holder of Dissenting Company Shares pursuant to Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or otherwise lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon and less any applicable withholding Taxes deductible in respect thereof pursuant to Section 2.8(e), upon surrender of such Company Shares in the manner provided in Section 2.8.

(ii) The Company shall give Parent (A) prompt notice of any demands or purported demands for appraisal received by the Company, withdrawals of such demands or purported demands, and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to participate in and direct all negotiations and proceedings with respect to the foregoing in respect of Dissenting Company Shares. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make or offer to make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(d) Company Options. Each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of Company Shares underlying such Company Option immediately prior to the Effective Time, and (ii) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Option, which amount shall be paid in accordance with Section 2.7(g) (the “Option Consideration”); provided that no Option Consideration shall be payable with respect to any Company Option with a per share exercise price that equals or exceeds the amount of the Merger Consideration and any such Company Option shall be canceled for no consideration.

(e) Company RSU Awards. Each Company RSU Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of Company Shares underlying such Company RSU Award immediately prior to the Effective Time and (ii) the Merger Consideration, which amount shall be paid in accordance with Section 2.7(g) (the “RSU Consideration”).

(f) Company PSU Awards. Each Company PSU Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of Company Shares underlying such Company PSU Award immediately prior to the Effective Time determined by treating all applicable performance measures as satisfied at the target level of performance and (ii) the Merger Consideration, which amount shall be paid in accordance with Section 2.7(g) (the “PSU Consideration”).

(g) Payment in Respect of Company Equity Awards. As soon as reasonably practicable after the Effective Time (but no later than ten (10) Business Days after the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation or its applicable Subsidiary the aggregate Option Consideration, the aggregate RSU Consideration and the aggregate PSU Consideration, with such amounts to be paid net of any applicable withholding Taxes deductible in respect thereof pursuant to Section 2.8(e). Notwithstanding the foregoing, to the extent that any such amounts relate to a Company Equity Award that is nonqualified deferred compensation subject to Section 409A of the Code, Parent, the Surviving Corporation or the applicable Subsidiary shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Equity Award and that will not trigger a Tax or penalty under Section 409A of the Code. Prior to the payments contemplated by this Section 2.7(g), the Company shall reasonably cooperate with Parent to ensure that all such payments are subject to the appropriate withholding Taxes, including by providing Parent with any reasonably requested information regarding such withholding.

(h) Company Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions and take such other actions as may be necessary to effectuate the treatment of the Company Equity Awards pursuant to this Section 2.7. The Company shall take all actions necessary to ensure that from and after the Effective Time, none of Parent, Merger Sub or the Surviving Corporation will be required to deliver Company Shares to any Person pursuant to, upon exercise or in settlement of Company Equity Awards.

2.8 Payment for Company Securities; Exchange of Certificates.

(a) Paying Agent. Prior to the Closing Date, Parent shall designate and appoint a nationally recognized, reputable U.S. bank or trust company (the identity of which shall be subject to the reasonable prior approval of the Company) to act as the paying agent for the Company Stockholders entitled to receive the Merger Consideration pursuant to Section 2.7(a)(i) at the Effective Time (the “Paying Agent”).

(b) Exchange Fund. At or immediately after the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to the Company Stockholders pursuant to the provisions of this Article II, an amount of cash equal to the aggregate consideration to which the Company Stockholders are entitled under this Article II (which, for the avoidance of doubt, shall not include the Option Consideration, the PSU Consideration or the RSU Consideration). Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as reasonably directed by Parent (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation in accordance with Section 2.8(g). No investment or losses thereon shall affect the consideration to which holders of Company Shares are entitled under this Article II and to the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated by this Article II. The Exchange Fund shall not be used for any purpose other than as expressly provided in this Agreement.

(c) Payment Procedures.

(i) With respect to any certificate which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”), Parent and the Surviving Corporation shall cause the Paying Agent to mail, promptly following the Effective Time (but in no event later than the fifth (5th) Business Day thereafter), to each holder of record (as of immediately prior to the Effective Time) of such Certificates (A) a letter of transmittal in customary form reasonably satisfactory to the Company and Parent and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates (or affidavits of loss in lieu thereof) for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time the Merger Consideration payable for each Company Share represented by such Certificate pursuant to Section 2.7 (less any applicable withholding Tax pursuant to Section 2.8(e)), and the Certificates so surrendered shall forthwith be canceled.

(ii) With respect to non-certificated Company Shares represented in book-entry form (the “Uncertificated Shares”), Parent shall cause the Paying Agent to pay and deliver the Merger Consideration payable therefor (less any applicable withholding Tax pursuant to Section 2.8(e)), in each case promptly following the Effective Time and upon surrender thereof to the Paying Agent by receipt of an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) (but in no event later than the fifth (5th) Business Day thereafter). The Company and Parent shall cooperate to, and Parent shall cause the Paying Agent to, (A) deliver to DTC or its nominees, or to holders of Uncertificated Shares, in each case to the extent applicable or required, any notice with respect to the effectiveness of the Merger and any instructions for surrendering Uncertificated Shares and (B) establish procedures with the Paying Agent and DTC to ensure that the Paying Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, upon surrender of Company Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration payable for each such Uncertificated Share pursuant to Section 2.7.

(iii) The Paying Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.8. Until so surrendered, outstanding Certificates and Uncertificated Shares (other than Certificates and Uncertificated Shares representing any Canceled Company Shares or Dissenting Company Shares) shall be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, less any applicable withholding Taxes pursuant to Section 2.8(e), payable in respect thereof pursuant to the provisions of this Article II.

(d) Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. None of Parent, Merger Sub or the Surviving Corporation shall have any liability for any such Taxes in the circumstances described in this Section 2.8(d).

(e) Required Withholding. Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of Company Shares and Company Equity Awards such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws. Parent shall reasonably cooperate with the Company to obtain any affidavits, certificates and other documents as may reasonably be expected to afford to the Company and its stockholders reduction of or relief from such deduction or withholding. To the extent that such amounts are so deducted and withheld, each such payor shall take all action as may be necessary to ensure any such amounts so withheld are timely and properly remitted to the appropriate Governmental Authority. Any amounts deducted and withheld under this Agreement that are timely and properly remitted to the appropriate Governmental Authority shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Company Shares at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund (including any interest or other amounts earned with respect thereto) that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any Company Stockholders who have not theretofore surrendered their Certificates or Uncertificated Shares representing such Company Shares that were issued and outstanding immediately prior to the Effective Time for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares formerly represented by such Certificates or Uncertificated Shares solely to Parent or the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II.

2.9 No Further Ownership Rights in Company Shares. From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and (a) each holder of a Certificate or Uncertificated Shares theretofore representing any Company Shares (other than Dissenting Company Shares or Canceled Company Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8, (b) each holder of any Dissenting Company Shares shall cease to have any rights with respect thereto, except the rights specified in Section 2.7(c) and (c) each holder of any Canceled Company Shares shall cease to have any rights with respect thereto. The Merger Consideration or the consideration specified in

Section 2.7(c), as applicable, paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed, and thereafter there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates which immediately prior to the Effective Time represented outstanding Company Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7 shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of a customary affidavit of that fact by the holder thereof, in the form and substance as reasonably requested by the Paying Agent, the Merger Consideration payable in respect thereof pursuant to Section 2.7; provided, however, that the Paying Agent, Parent or the Surviving Corporation may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a customary indemnity (which may include the posting of a bond in a reasonable amount) against any claim that may be made against Parent, the Surviving Corporation, the Paying Agent or any of their respective Affiliates with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Necessary Further Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under, or duty or obligation with respect to, any of the property, rights, privileges, powers or franchises, or any of the debts or Liabilities, of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or Liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) or (b) any Company SEC Reports filed with or furnished to the SEC since January 1, 2022 and publicly available prior to the date hereof (excluding any disclosure under the heading “Risk Factors” or “Cautionary Statement Regarding Forward-Looking Statements” (or other disclosures to the extent predictive, cautionary or forward-looking in nature)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification.

(a) The Company is duly organized and validly existing under the Laws of the State of Delaware. Each of the Company’s Subsidiaries is duly organized and validly existing under the Laws of its respective jurisdiction of incorporation. The Company is in good standing under the laws of the State of Delaware and has all corporate power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and conduct its business as currently conducted, except in each case for such failure to be in good standing or have such power and authority that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to prevent, materially delay or materially impair the ability of the Company to fulfill its obligations under this Agreement or consummate the Transactions. Each of the Company’s Subsidiaries is in good standing under the laws of its respective jurisdiction of incorporation or organization (to the extent such concepts are recognized in the applicable jurisdiction) and has all corporate or similar power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and to conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries. The Company is not in violation of its certificate of incorporation or bylaws, and no Subsidiary of the Company is in violation of its certificate of incorporation or bylaws (or similar governing documents) in any material respect. The Company has made available to Parent true and complete copies of the minutes of all meetings of the Company Board and each committee of the Company Board and the board of directors of each of the Company Subsidiaries held since January 1, 2022 to the date of this Agreement, in each case, other than meetings at which any Acquisition Proposal, any potential Acquisition Proposal, the Transactions or any matters related to the foregoing were discussed.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 175,000,000 Company Shares and 5,000,000 shares of Company Preferred Stock. As of the close of business on January 9, 2025 (the “Capitalization Date”), (i) 106,243,743 Company Shares were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding and (iii) no Company Shares were held by the Company in its treasury. From the Capitalization Date to the execution of this Agreement, the Company has not issued any Company Shares except pursuant to the exercise of Company Options or the settlement of Company RSU Awards or Company PSU Awards outstanding as of the Capitalization Date in accordance with their terms. All of the outstanding Company Shares (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) are free of any preemptive rights or any similar right created by applicable Law, the organizational documents of the Company or any agreement to which the Company is a party or otherwise bound.

(b) As of the close of business on the Capitalization Date, (i) 3,098,015 Company Shares were subject to issuance pursuant to Company Options granted and outstanding under the Company Stock Plans (with a weighted average exercise price of $31.23), (ii) 2,001,950 Company Shares were subject to issuance pursuant to Company RSU Awards granted and outstanding under the Company Stock Plans, (iii) 224,502 Company Shares were subject to issuance pursuant to Company PSU Awards granted and outstanding (assuming target level achievement of all performance goals, with an additional 56,114 Company Shares subject to issuance if the performance goals are achieved at the maximum level of achievement) and (iv) 6,253,562 Company Shares were reserved for future issuance under the Company Stock Plan.

(c) Except for the Company Equity Awards set forth in Section 3.2(b) above, there are on the date hereof no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable for or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), capital stock or voting securities or other ownership interests in the Company (or, in each case, the economic equivalent thereof), (iii) obligations requiring the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the shares of capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Shares.

(d) There are on the date hereof no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

(e) The Company or another of its Subsidiaries is the record and beneficial owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company, free and clear of any Lien, which shares (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) are free of any preemptive rights or any similar right created by applicable Law, the organizational documents of any applicable Subsidiary or any agreement to which the Company or any Subsidiary is a party or otherwise bound, and there are no irrevocable proxies with respect to any such shares. As of the date hereof, with respect to each Subsidiary of the Company, there are no securities, options, warrants, rights or other agreements or commitments or obligations, in each case, of the type described in clauses (i), (ii) and (iii) of the definition of Company Securities, with respect to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (together with the shares of capital stock of the Subsidiaries of the Company, the “Subsidiary Securities”).

(f) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(g) No Company Shares (or other equity or ownership interests in the Company, including any security or other Contract convertible into or exchangeable for any such equity or ownership interest in the Company) are held by any Subsidiary of the Company.

3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation and the percentage of the outstanding equity interests of each such Subsidiary owned by the Company, each of the other Subsidiaries of the Company and any third parties. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest, or any interest convertible into, exercisable for or exchangeable for any of the foregoing, in any Person.

3.4 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 4.6, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 4.6, the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (collectively, the “Enforceability Exceptions”). The Company Board, at a meeting duly called and held prior to the date hereof, has: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement and consummate the Transactions, (ii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders adopt this Agreement and (iv) directed that this Agreement and the Transactions be submitted to the Company Stockholders for approval and adoption thereby.

3.5 Stockholder Approval. The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Company Shares (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting or any adjournment or postponement thereof, is the only vote of the holders of any class or series of the Company’s capital stock necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt this Agreement and approve the Merger.

3.6 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder nor the consummation of the Transactions will (a) subject to the receipt of the Company Stockholder Approval, violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries, (b) require any Permit of, or filing with or notification to, any Governmental Authority except (i) as may be required under the HSR Act, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the filing with the SEC of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with, or result in a breach of any provisions of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or result in the loss of a material benefit or rights under any such Contract, (d) result in (or, with the giving of notice, the passage of time or otherwise, would result in) the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Permitted Liens or a Lien created by Parent or Merger Sub) or (e) subject to receipt of the Company Stockholder Approval, violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, except, in the case of clauses (b) through (e), inclusive, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to fulfill its obligations under this Agreement or consummate the Transactions.

3.7 Reports; Financial Statements; Internal Controls and Procedures.

(a) Since January 1, 2022, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by it with the SEC (the “Company SEC Reports”), all of which have complied as of their respective filing dates (or, to the extent amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement), in all material respects with all applicable requirements of the Securities

Act, the Exchange Act and the Sarbanes-Oxley Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. As of their respective dates (or, to the extent amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement), none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. The Company has made available to Parent all correspondence between the Company and the SEC since January 1, 2022 through the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The audited and unaudited consolidated financial statements, including the related notes and schedules thereto, of the Company included (or incorporated by reference) in the Company SEC Reports (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act or except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders’ equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments).

(c) The Company maintains and, at all times since January 1, 2022, has maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, which includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of the Company’s management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, that assessment concluded that those controls were effective.

(d) The Company maintains and, at all times since January 1, 2022, has maintained disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ.

(f) Except for matters resolved prior to the date hereof, since January 1, 2022, (i) none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any of their respective employees, auditors, accountants or other Representatives has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practice, except as would not, individually or in the aggregate, reasonably be expected to be material to the preparation or accuracy of the Company’s financial statements and (ii) neither the Company nor any of its Subsidiaries has identified any “material weakness” or “significant deficiency” that has not been resolved to the satisfaction of the Company’s auditors.

3.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, except (a) for liabilities that are specifically and adequately reflected or reserved against in the Balance Sheet, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date (none of which is a liability for breach of Contract, breach of warranty, tort, infringement, violation of Law or that relates to any Legal Proceeding), (c) for performance obligations on the part of the Company or any of its Subsidiaries pursuant to the terms of any Material Contract or any other Contract entered into in the ordinary course of business consistent with past practice (other than liabilities or obligations due to breaches thereunder), (d) as incurred pursuant to the terms of this Agreement and (e) as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.9 Absence of Certain Changes.

(a) Since December 31, 2023 and until the date of this Agreement, (i) the Company and its Subsidiaries have not suffered any Company Material Adverse Effect and (ii) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects, except for the negotiation, execution, delivery and performance of this Agreement.

(b) Since the Balance Sheet Date and until the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would constitute a breach of Section 5.1(y)(v), (vi), (x) (solely with respect to clauses (A), (C) and (E) thereof), (xi), (xii), (xiv), (xv), (xvii) or (xviii) (or Section 5.1(y)(xxi) with respect to any of the foregoing) had such action been taken after the execution of this Agreement.

3.10 Proxy Statement. The Proxy Statement (including any amendment or supplement thereto), at the time first sent or given to the Company Stockholders and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub or any of their Representatives specifically for inclusion or incorporation by reference in the Proxy Statement.

3.11 Brokers; Certain Expenses. No broker, finder, investment banker or financial advisor (other than Centerview Partners LLC and Jefferies LLC (the “Company Financial Advisors”)) is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the Transactions based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees. The Company has made available to Parent true, correct and complete copies of all Contracts under which any such fees or commissions are payable and all other contracts related to the engagement of the Company Financial Advisors.

3.12 Employee Benefit and Employee Matters.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Plan. With respect to each material Plan, to the extent applicable, true, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all documents constituting such Plan, including amendments thereto, or a written summary in the case of any unwritten Plan; (ii) the most recent annual report on Form 5500 filed with respect to each such Plan for which a Form 5500 filing is required by applicable Law; (iii) the most recent summary plan description for each such Plan and all related summaries of material modifications; (iv) the most recent IRS determination, notification, or opinion letter, if any, received with respect to any applicable Plan; (v) any related Contracts including trust agreements, insurance contracts, and administrative services agreements; and (vi) any material correspondence with the Department of Labor, the IRS or any other Governmental Authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has either received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status and there are no facts or circumstances that could reasonably be expected to adversely affect such qualification or cause the imposition of a liability, penalty or Tax under ERISA, the Code or other applicable Laws, (ii) each Plan and any related trust has been established, maintained and administered in compliance with its terms and all provisions of ERISA, the Code and other applicable Law, (iii) the Company, each of its Subsidiaries and, to the Knowledge of the Company, all fiduciaries are and at all times have been in compliance with all Laws relating to the Plans and the provision of compensation and benefits and (iv) other than routine claims for benefits, there are no suits, claims, proceedings, actions, governmental audits or investigations that are pending, or to the Knowledge of the Company, threatened, against or involving any Plan or asserting any rights to or claims for benefits under any Plan.

(c) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code and neither the Company nor any ERISA Affiliate has ever sponsored, maintained or been obligated to contribute to an employee benefit plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is, and neither the Company nor any ERISA Affiliate has ever contributed to, or been obligated to contribute to, (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (as defined in 29 C.F.R. Section 4001.02) or a plan subject to Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state Law) or (iv) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code) or other funded arrangement for the provision of welfare benefits.

(d) No Plan provides for post-retirement or other post-employment benefits (including welfare benefits), other than health care continuation coverage as required by Section 4980B of the Code or any similar Law or ERISA, the full cost of which is borne by the employee or former employee (or any of their beneficiaries), or as part of a severance benefit during the applicable severance period.

(e) Except as required under this Agreement, neither the execution of this Agreement nor the consummation of the Transactions will (either alone or upon occurrence of any additional or subsequent events): (i) result in any compensation or benefits becoming due (including any retention, change in control, severance, termination, unemployment compensation or similar compensation or benefits), or increase the amount of any compensation or benefit due, to any Participant; (ii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits due to any Participant or under any Plan; (iii) directly or indirectly cause the transfer or setting aside of any material assets to fund any compensation or benefits under any Plan; or (iv) result in the payment of any amount or any benefits that could, individually or in combination with any other such payment or benefits, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code, to any Participant. No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any other Person in respect of any Tax under Section 4999 or 409A of the Code or any interest or penalty related thereto.

(f) Section 3.12(f) of the Company Disclosure Letter contains a list that is complete and accurate in all material respects, as of the Capitalization Date, of the name of each holder of Company Equity Awards, the number of Company Shares subject to each outstanding Company Equity Award held by such holder, the grant or issuance date of each such Company Equity Award, the exercise price, whether each Company Option is intended to be an “incentive stock option” (as defined in Section 422 of the Code), the expiration date of each Company Option, whether or not the applicable award was granted to such holder in his or her capacity as a current or former employee of the Company or any of its Subsidiaries and whether such award constitutes nonqualified deferred compensation subject to Section 409A of the Code (such schedule, the “Company Equity Award Schedule”). The Company shall provide Parent with an updated Company Equity Award Schedule within three (3) Business Days prior to the anticipated Closing to reflect any changes occurring between the Capitalization Date and the applicable date of delivery. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) with respect to each Company Option, the per share exercise price was equal to the fair market value (within the meaning of Section 409A of the Code) of a Company Share on the date of grant and each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and (ii) each Company Equity Award was granted in accordance with the terms and conditions of the applicable Company Stock Plans, all applicable Laws and any applicable NASDAQ rules or policies. Each Company Equity Award may by its terms be treated at the Effective Time as set forth in Section 2.7.

(g) As of the date of this Agreement, there have not been any material changes to the base salaries or target bonus amounts of any employee of the Company and its Subsidiaries as reflected in the latest employee census delivered to Parent.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is the subject of any ongoing or pending proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law. There is no ongoing, pending, or to the Knowledge of the Company, threatened, (i) labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries or (ii) effort to organize or represent the labor force of the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, and there are no labor unions or other organizations representing any employee of the Company or any of its Subsidiaries.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to employment, employment practices or labor relations, including Laws relating to discrimination, paying and withholding of Taxes, hours of work, the classification of service providers and the payment of wages or overtime wages.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no investigation, review, complaint or proceeding by or before any Governmental Authority or otherwise with respect to the Company or any of its Subsidiaries in relation to the employment or alleged employment of any individual is ongoing, pending or, to the Knowledge of the Company, threatened, nor has the Company or any of its Subsidiaries received any notice indicating an intention to conduct the same.

(k) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2022, there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Act of 1988, or any similar event for purposes of any similar state, local or non-U.S. Law at any single site of employment operated by the Company or any of its Subsidiaries.

(l) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2022, the Company and its Subsidiaries have not received, been involved in or been subject to any complaints, claims or actions alleging sexual harassment, sexual misconduct, bullying or discrimination committed by any director, officer or other managerial employee of the Company or any of its Subsidiaries or alleging a workplace culture that would encourage or be conducive to the foregoing.

3.13 Litigation. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries that, as of the date hereof, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and as of the Closing Date, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to fulfill its obligations under this Agreement or consummate the Transactions. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to fulfill its obligations under this Agreement or consummate the Transactions.

3.14 Tax Matters.

(a) (i) The Company and each of its Subsidiaries have timely filed all material Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns) and (ii) all such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries have paid all material Taxes due and owing by any of them (whether or not shown as due on such Tax Returns).

(b) There are no audits, examinations, assessments or other proceedings pending or threatened in writing in respect of any material Taxes of the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries has waived any statute of limitations or agreed to any extension of time with respect to a material Tax assessment or deficiency other than automatic extensions or waivers obtained in the ordinary course of business.

(c) The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder.

(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify as a transaction to which Section 355 or 361 of the Code applies.

(e) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(f) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements, arrangements that are not primarily related to Taxes or any such agreement or arrangement solely among the Company and its Subsidiaries) or has any liability for a material amount of Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor. Neither the Company nor any of its Subsidiaries has any liability for Taxes under Section 965 of the Code.

(g) There are no Liens for any material amount of Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(h) The Company has complied in all material respects with record maintenance requirements under Section 482 of the Code and similar provisions of foreign Tax Law in connection with related party transactions among or between the Company and one or more of its current and/or former Subsidiaries (or among or between its current and/or former Subsidiaries).

(i) Neither the Company nor any of its Subsidiaries has a permanent establishment or other taxable presence in any country (as determined pursuant to an applicable income tax treaty or applicable Law) other than the country of its formation. No claim has ever been made by a Governmental Authority in a jurisdiction in which the Company or its Subsidiaries does not file Tax Returns or pay Taxes that it is required to file Tax Returns or is liable to pay Taxes in such jurisdiction.

3.15 Compliance with Law; Permits. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is, or has been since January 1, 2022, in conflict with, in default with respect to or in violation of any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected and (b) except with respect to Regulatory Permits, which are the subject of Section 3.20, and with respect to Environmental Permits, which are the subject of Section 3.16, (i) the Company and each of its Subsidiaries have all Permits required to conduct their businesses as currently conducted and such Permits are valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority threatening to revoke or suspend any such Permit and (iii) the Company and each of its Subsidiaries is in compliance with the terms of such Permits.

3.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) each of the Company, its Subsidiaries and their respective operations and products is, and has been at all times since January 1, 2022, in compliance with all applicable Environmental Laws; (b) each of the Company and its Subsidiaries has obtained and, as applicable, timely renewed or applied for, and is and has been since January 1, 2022 in compliance with, all Permits required under Environmental Laws (“Environmental Permits”), and no capital or other costs are necessary to achieve or maintain compliance with Environmental Laws or Environmental Permits; (c) there is no Legal Proceeding or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any Leased Real Property; (d) neither the Company nor its Subsidiaries has received any written notice of, or entered into, assumed or retained (by Contract, Order, operation of Law or otherwise), any Liability relating to or arising under Environmental Laws; (e) none of the Company or its Subsidiaries is conducting or funding any investigation or remedial action or has assumed or retained (either contractually or by operation of Law) any liabilities relating to or arising under Environmental Law; (f) there has been no Release of or exposure to Hazardous Substances that would reasonably be expected to form the basis of any remedial action, Order or Legal Proceeding relating to Environmental Laws involving the Company or any of its Subsidiaries; and (g) the Company has provided copies of all Phase I and Phase II environmental site assessments and other written environmental reports and audits relating to the current or former real property or operations of the Company or its Subsidiaries.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all Company Registered Intellectual Property, together with the name of the current owner(s), the applicable jurisdictions, the application, registration or serial numbers, and, with respect to domain names, registrar. For each item of Company Registered Intellectual Property, (i) the Company or a Subsidiary of the Company is the sole and exclusive owner of such item, (ii) such item of Company Registered Intellectual Property is free and clear of all Liens (other than Permitted Liens) and (iii) such item of Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable. The Company and its Subsidiaries have timely made all filings and payments with Governmental Authorities as may be necessary or appropriate to preserve, maintain and protect the Company Registered Intellectual Property. Either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all material Intellectual Property Rights necessary for, or used or held for use in, the operation of their respective businesses as currently conducted, provided that the foregoing shall not be construed as a representation or warranty with respect to infringement, misappropriation or other violation of the Intellectual Property Rights of any Person.

(b) No current or former employee or contractor of the Company or any Subsidiary of the Company owns any rights in or to any Company Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries. Each employee or contractor of the Company or any Subsidiary of the Company who is or was involved in the creation, development or invention of any Company Registered Intellectual Property or any material other Company Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries executed a valid and enforceable agreement containing a present assignment of such employee’s or contractor’s rights to such Intellectual Property and all applicable Intellectual Property Rights to the Company or such Subsidiary of the Company. No current or former employee or contractor of the Company or any of its Subsidiaries has made or threatened to make any claim or challenge against the Company or any of its Subsidiaries in connection with his or her contribution to the respective businesses or to the discovery, creation or development of any Company Intellectual Property Rights, and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to lead to any such claim or challenge.

(c) Since January 1, 2022, the Company and its Subsidiaries have not received written notice from any third party challenging the validity, enforceability or ownership of any Company Intellectual Property Rights, nor is the Company or its Subsidiaries currently a party to any Legal Proceeding relating to any such challenge. No such challenge or Legal Proceeding has been threatened against the Company or any Subsidiary of the Company. No Company Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries, and to the Knowledge of the Company, no Company Intellectual Property Rights licensed to the Company or any of its Subsidiaries, are subject to any Order, stipulation or settlement agreement restricting the use or exploitation thereof.

(d) Since January 1, 2022, neither Company nor any of its Subsidiaries have received any written notice from any third party, and, to the Knowledge of the Company, there is no other assertion or threat from any third party, that the operation of the business of Company or any of its Subsidiaries or the Company Products infringe, dilute, misappropriate or otherwise violate the Intellectual Property Rights of any third party. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not, and the Company Products do not, infringe, dilute, misappropriate or otherwise violate (and will not infringe, dilute, misappropriate or otherwise violate, upon the commercialization or use of any Company Products, as such Company Products currently exist) any Intellectual Property Rights of any third party.

(e) To the Knowledge of the Company, no third party is infringing, diluting, misappropriating or otherwise violating any material Company Intellectual Property Rights. The Company and its Subsidiaries are not a party to any Legal Proceeding (i) challenging the validity, enforceability or ownership of any third party Intellectual Property Rights or (ii) asserting that the operation of the business of any third party, or any third party products or services, infringes, dilutes, misappropriates or otherwise violates any Company Intellectual Property Rights.

(f) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been used to create any Company Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries or, to the Knowledge of the Company, Company Intellectual Property Rights licensed to the Company or any of its Subsidiaries. The Company and its Subsidiaries, and, to the Knowledge of the Company, its and their licensors, are in full compliance with the reporting of inventions, patent filing requirements and all other obligations under the Bayh-

Dole Act with respect to all Company Intellectual Property Rights that are subject to such reporting of inventions, patent filing requirements and other obligations.

(g) The Company and each Subsidiary of the Company are and have been in full compliance with the terms and conditions of all licenses, including attribution and notice requirements, for the Open Source Software used by the Company or any Subsidiary, in the operation of their respective businesses or in the Company Products, and have not distributed, licensed or otherwise used any Open Source Software in any manner that (i) has created or will create a requirement that any Company Intellectual Property Rights (a) be disclosed or distributed in source code form or (b) be delivered at no charge or otherwise dedicated to the public, (ii) includes granting licensees the right to make derivative works or other modifications of Company Intellectual Property Rights or (iii) prohibits or limits the receipt of consideration by the Company or its Subsidiaries in connection with the licensing, sublicensing or distribution of the Company Products. Neither the Company nor any Subsidiary of the Company has released any Company Intellectual Property Rights pursuant to the terms of any licenses governing Open Source Software, whether through the use, combination, linking, or compilation with Open Source Software or otherwise.

(h) The consummation of the Transactions will not result in the loss or impairment of any right of the Company or any Subsidiary of the Company to own, use, practice or otherwise exploit any Company Intellectual Property Rights in a manner that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, will, pursuant to any Contract to which the Company or any Subsidiary of the Company is a party, result in the transfer or grant by the Company or such Subsidiary of the Company to any third Person of any ownership interest in or material restriction with respect to any Company Intellectual Property Rights.

(i) Each of the Company and its Subsidiaries uses commercially reasonable efforts consistent with those in the industry in which it operates and as may be required by any applicable Governmental Authority to protect, preserve and maintain the secrecy and confidentiality of the Trade Secrets owned by or in the possession or control of the Company or its Subsidiaries (the “Company Trade Secrets”) and there has been no misappropriation or unauthorized disclosure or use of any of the material Company Trade Secrets. All employees and third parties with access to Company Trade Secrets have executed and delivered to the Company or one of its Subsidiaries a valid and enforceable agreement requiring such employees and third parties to maintain the confidentiality of such information and to use such Company Trade Secrets only for the benefit of the Company or its Subsidiaries. There has been no breach by any person of any confidentiality requirement with respect to Company Trade Secrets or breach by the Company or any of its Subsidiaries of any confidentiality obligations to which it is subject.

(j) The Company Products and the IT Systems (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company or any Subsidiary of the Company in connection with the conduct of its businesses, (ii) operate and perform as is necessary to conduct the business of the Company and its Subsidiaries in the manner in which it is currently being conducted, and are sufficient for the current and anticipated future needs of the business and operations of the Company and its Subsidiaries, (iii) have not malfunctioned or failed in a manner that has had a material impact on the Company or any Subsidiary of the Company and (iv) are free from material bugs and other defects, including (A) any virus, “trojan horse”, worm or other Software routines or information technology assets designed to permit unauthorized access or to disable, erase or otherwise harm the Company Products, IT Systems or Data, (B) back door, time bomb, drop dead device or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a person other than the user of the program, (C) other malicious code that is intended to disrupt or disable such Company Products or IT Systems or (D) a vulnerability in Company Products resulting in an “Uncontrolled Risk” as set forth in FDA guidance. The Company and the Subsidiaries of the Company have implemented commercially reasonable backup and disaster recovery technology processes, as well as a commercially reasonable business continuity plan, in each case, consistent in all material respects with customary industry practices. Since January 1, 2022, there has been no actual or alleged security breach or unauthorized access to or use of any of the Company Products or the IT Systems, including any breach resulting in the payment of ransom to a malicious party. The Company and each of its Subsidiaries have implemented commercially reasonable security policies, procedures and practices designed to detect, monitor, and investigate events that indicate a Security Incident may have occurred.

(k) Section 3.17(k) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of, each Contract which is in effect as of the date hereof (or pursuant to which the Company or any of its Subsidiaries has any continuing obligations thereunder) and under which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that involves (A) the grant of a license, use, option or other right or immunity (including a covenant not to sue or right to enforce or prosecute any patents), by a third party for any of its Intellectual Property Rights to the Company or any of its Subsidiaries, other than Incidental Contracts or (B) the joint research or development of Intellectual Property Rights, products or technology with a third party (collectively, the “IP Contracts”). Each IP Contract is valid, enforceable and binding on the Company or the Subsidiary of the Company that is a party and each other party thereto and is in full force and effect, subject to the Enforceability Exceptions. The Company and its Subsidiaries have complied with all obligations required to be performed or complied with by them under each IP Contract, and there is no breach or default under any IP Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto.

(l) Since January 1, 2022, (i) the Company and each Subsidiary of the Company are and have been in compliance in all material respects with all Privacy and Data Security Requirements that apply to the Company or to such Subsidiary of the Company, respectively, (ii) the Company and each Subsidiary of the Company has used commercially reasonable efforts to protect the confidentiality, integrity, availability and security of Personal Data that the Company or any of the Subsidiaries of the Company (or any Person acting on behalf of the Company or the Subsidiaries of the Company) Process for the conduct of their businesses and to prevent unauthorized use, disclosure, loss, Processing, transmission or destruction of or access to such Personal Data by any other Person, (iii) neither the Company nor any Subsidiary of the Company has been legally required to provide any notices to any Person in connection with a disclosure of Personal Data or non-public information, nor has the Company or any Subsidiary of the Company provided any such notice, (iv) there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company alleging a violation of any Person’s Personal Data or privacy rights and (v) there has not been any unauthorized access, use, modification or disclosure of any Personal Data owned, used, collected, maintained or controlled by or on behalf of the Company or any of its Subsidiaries, nor has there been any unauthorized access, use, modification or disclosure of Personal Data that would constitute a breach for which notification to any Person is required under any applicable Privacy and Data Security Requirements. Personal Data Processed by the Company and the Subsidiaries of the Company can be used after the Closing in the manner substantially the same as currently used by the Company and the Subsidiaries of the Company and Section 3.17(l) of the Company Disclosure Letter sets forth any material restrictions on Parent’s or its Affiliates’ right to retain, use and disclose such Personal Data for its own purposes after Closing.

3.18 Real Property.

(a) The Company and each of its Subsidiaries do not own any real property and have never owned, directly or indirectly, any real property or interests in real property. The Company and each of its Subsidiaries are not obligated under, and are not a party to, any option, right of first refusal or other contractual arrangement to purchase, acquire, sell, assign or dispose of any real property or any portion thereof or interest therein.

(b) The Company has made available to Parent true, correct and complete copies of all leases, subleases, licenses, occupancy agreements and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property as tenant, subtenant, licensee or occupant (including all guaranties thereof and all material modifications, amendments, supplements, waivers and side letters thereto) (such property, the “Leased Real Property” and such leases, subleases, licenses and occupancy agreements, the “Real Property Leases”). Section 3.18(b) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all street addresses of the Leased Real Property and the Real Property Leases with respect thereto. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Real Property Lease is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Enforceability Exceptions, (ii) all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenant, subtenant, licensee or occupant thereunder are current and all obligations required to be performed or complied with by the Company or any of its Subsidiaries thereunder have been performed, (iii) no termination event or condition or uncured default on the part of the Company or, if applicable, its Subsidiaries or, to the Knowledge of the Company, the counterparty thereunder, exists under any Real Property Lease, (iv) the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens, (v) neither the Company nor any of its Subsidiaries has received any written notice from any landlord under any Real Property Lease that such landlord intends to terminate such Real Property Lease and (vi) neither the Company nor any of its Subsidiaries has received written notice of any pending and, to the Knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any Leased Real Property. The Company and its Subsidiaries have not subleased or licensed any portion of any Leased Real Property to any Person.

(c) Except as would not materially detract from the value or materially interfere with the present use of the underlying Leased Real Property, each Leased Real Property is (i) in good operating condition and repair, subject to normal wear and tear, (ii) regularly and properly maintained, (iii) free from any material defects or deficiencies and (iv) suitable for the conduct of the business of the Company and its Subsidiaries in all material respects as presently conducted.

(d) There are no rights of first refusal or options to purchase in effect as to all or any material portion of the Leased Real Property.

3.19 Material Contracts.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, and the Company has made available to Parent and Merger Sub (or Parent’s outside counsel) true, correct and complete copies of, each Contract (other than Plans listed on Section 3.12(a) of the Company Disclosure Letter), which is in effect as of the date hereof (or pursuant to which the Company or any of its Subsidiaries has any material continuing obligations thereunder) and under which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) involves aggregate payments by the Company and its Subsidiaries or aggregate payments payable to the Company and its Subsidiaries under such Contract of more than $5,000,000 in any one year (including by means of royalty, milestone or similar payments);

(iii) contains covenants that (A) limit in any material respect the freedom of the Company or any of its Subsidiaries to compete or engage in any line of business, any drug discovery or development program, any therapeutic area or geographic area, or with respect to any class of compounds, molecules or products, or with any Person, (B) limit in any material respect the freedom of the Company or any of its Subsidiaries to make use of any material Company Intellectual Property Rights, (C) provide for the grant of any “most favored nations” or similar terms and conditions (including with respect to pricing) by the Company or any of its Subsidiaries, (D) provide for exclusivity obligations or otherwise limit the freedom or right of the Company or any of its Subsidiaries to research, develop, sell, distribute or manufacture any products or services for any other Person, (E) provide for the purchase and supply of a minimum quantity of goods or services, or provide for the purchase and supply of all or substantially all of a certain type of good or service used by the Company or its Subsidiaries from a single vendor and its Affiliates or (F) provide for a guarantee by the Company or any of its Subsidiaries of availability of supply or services;

(iv) grants any rights of first refusal, rights of first option or similar rights or options to purchase or otherwise acquire any interest in any of the material properties or assets (including Intellectual Property Rights) owned by the Company or any of its Subsidiaries;

(v) provides for or governs the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance, collaboration, co-promotion, profit-sharing or research and development or other similar arrangement or relates to any material grant of manufacturing or commercialization rights with respect to any products or services of the Company or any of its Subsidiaries (each, a “Collaboration Agreement”);

(vi) constitutes an IP Contract;

(vii) involves the grant of a license, use, option or other right or immunity (including a covenant not to sue or right to enforce or prosecute any patents), by the Company or any of its Subsidiaries of any Company Intellectual Property Rights to any third party, other than Incidental Contracts;

(viii) relates to manufacturing, supply, distribution, marketing, “contract research” or clinical trials and provides for minimum payment obligations by the Company or any of its Subsidiaries of at least $5,000,000 in any prospective twelve (12) month period;

(ix) other than solely among wholly owned Subsidiaries of the Company, relates to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $1,000,000;

(x) constitutes any acquisition or divestiture Contract or material licensing agreement that contains covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $3,000,000;

(xi) involves the settlement of any pending or threatened claim, action or proceeding (A) which (1) will involve payment obligations after the date hereof, or involved payments, in excess of $1,000,000 or (2) will impose, or imposed, any continuing material non-monetary obligations on the Company or any of its Subsidiaries, including any monitoring or reporting obligations to any other Person or (B) with respect to which conditions precedent to the settlement have not been satisfied;

(xii) has been entered into between the Company or any of its Subsidiaries, on the one hand, and any officer, director or affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director, affiliate or family member (but for the avoidance of doubt not including any Plans);

(xiii) contains covenants that would, after the Closing, be binding upon or would impose obligations or restrictions upon Parent and its Affiliates (other than the Company and its Subsidiaries) or purport to grant rights to or under their assets;

(xiv) has been entered into with a Governmental Authority;

(xv) provides for commitments relating to capital expenditures or the acquisition by purchase or lease of fixed assets;

(xvi) relates to any hedging, swap, derivative or similar arrangement;

(xvii) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, the pledging of capital stock or other equity interests of the Company or any of its Subsidiaries or prohibits the issuance of any guaranty by the Company or any of its Subsidiaries;

(xviii) provides for any Lien (other than Permitted Liens) upon any real property or other assets of the Company or any of its Subsidiaries; or

(xix) provides for any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or any of its Subsidiaries) by the Company or any of its Subsidiaries.

Each Contract of the type described in clauses (i) through (xix) above, other than a Plan, is referred to herein as a “Material Contract”.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid, enforceable and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Enforceability Exceptions, (ii) the Company and its Subsidiaries have complied with all obligations required to be performed or complied with by them under each Material Contract and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto. Neither the Company nor any of its Subsidiaries has received any written notice or claim from any third party to any Material Contract of any default, termination or cancellation under any Material Contract. For purposes of this Section 3.19(b) and Section 5.1(y)(xiii)(B), the term “Material Contract” shall be deemed to include any Contract entered into after the date of this Agreement that, if entered into prior to the date hereof, would qualify as a Material Contract.

3.20 Regulatory Compliance.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries are, and since January 1, 2022, have been, in compliance with the applicable Health Care Laws, and (ii) since January 1, 2022, the Company and its Subsidiaries have not received any written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation or arbitration from any Governmental Authority, including the FDA or a similar foreign health authority, alleging non-compliance by, or Liability of, the Company or any of its Subsidiaries under any Health Care Law.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries, or the Company’s partners and collaborators, hold all Regulatory Permits required for the conduct of the Company’s and its Subsidiaries’ respective businesses as currently conducted. As used herein, “Regulatory Permits” shall mean: (i) all authorizations under the FDCA, the Public Health Service Act and any similar applicable federal, foreign, state, or local Laws, and (ii) authorizations of any applicable Governmental Authority that are concerned with the quality, identity, strength, purity, safety, efficacy, development, testing, manufacturing, labeling, marketing, distribution, sale, pricing, import or export of the Company Products (any such Governmental Authority, a “Regulatory Agency”) necessary for the lawful operating of the businesses of the Company or any Subsidiary thereof. All Regulatory Permits are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of all Regulatory Permits, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2022, (i) all reports, documents, claims and notices required to be filed, maintained, or furnished to any Regulatory Agency by the Company and its Subsidiaries have been so filed, maintained or furnished, and (ii) all such reports, documents, claims and notices, if any, were true, complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing).

(d) All development programs, clinical and pre-clinical studies, trials, investigations and other research studies in respect of a Company Product or conducted by or on behalf of or sponsored by the Company or its Subsidiaries (including all “chemical, manufacturing and control” (CMC) processes pertaining thereto) (“Company Programs”) have been and, if still pending are being, conducted in all material respects in accordance with all applicable clinical protocols, informed consents and Laws, including Good Clinical Practices (pre-clinical and clinical), Good Manufacturing Practices, Good Laboratory Practices and pharmacovigilance requirements and Health Care Laws and FDA regulations for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulation (and any similar applicable federal, foreign state or local Laws applicable to foreign health authorities) (collectively, “Company Program Requirements”).

(e) The Company has made available to Parent true, correct and complete copies of (i) all material clinical data available as the date hereof with respect to Company Programs, (ii) all material correspondence with, and research, pre-clinical, clinical and other applicable material reports (including material reports relating to “chemical, manufacturing and control” (CMC) processes) filed with or submitted to, Regulatory Agencies (and all summaries of such correspondence, health authority interactions or reports to the extent available) with respect to Company Programs through the date hereof and (iii) all material correspondence with any counterparties, contract manufacturing organizations, site operators, partners and other third parties relating to Company Programs (each such Person, a “Company Program Party”), in the case of this clause (iii), since January 1, 2022 through the date hereof.

(f) Since January 1, 2022, neither the Company, any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any employee, agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Regulatory Agency to invoke any similar policy, except for any act or statement or failure to make a statement that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company, any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any employee, agent or distributor of the Company or any of its Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by or authorized pursuant to 21 U.S.C. Section 335a(a) or any similar Law or authorized by 21 U.S.C. Section 335a(b) or any similar Law applicable in other jurisdictions in which the Company Products are developed, tested, manufactured, marketed, sold or intended by the Company to be sold. No claim, investigation, proceeding, suit or action that would reasonably be expected to result in such a debarment is pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, any director or officer of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any employee, agent or distributor of the Company or any of its Subsidiaries. Since January 1, 2022, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935 or any similar Law or program in any other foreign country. No claim, investigation, proceeding, suit or action that would reasonably be expected to result in such an exclusion is pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, any officer or employee of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any agent or distributor of the Company or any of its Subsidiaries.

(g) Since January 1, 2022, neither the Company nor any of its Subsidiaries has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product, other than any such notices of actions that would not, individually or in the aggregate, reasonably be expected be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any notice from the FDA or any other Regulatory Agency regarding, and to the Knowledge of the Company, there are no facts which are reasonably likely to cause, (i) the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by the Company or any of its Subsidiaries (other than recalls, withdrawals or replacements that are not material to the Company and its Subsidiaries, taken as a whole), (ii) a termination or suspension of the pre-clinical or clinical testing, manufacturing, marketing, or distribution of such Company Products, or (iii) a material negative change in reimbursement status of a Company Product or (iv) a temporary suspension or early closure of a clinical trial.

(h) To the Knowledge of the Company, there are no material Legal Proceedings or any material facts, circumstances or conditions that would reasonably be expected to form the basis for any Legal Proceeding against or affecting the Company or any of its Subsidiaries relating to or arising under any applicable Health Care Law.

3.21 Insurance. Section 3.21 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries, and the Company has made available to Parent a true, correct and complete copy of all such policies. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit a counterparty’s termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent by a court or insurance regulator of competent and applicable jurisdiction or placed in receivership, conservatorship or liquidation and (d) no notice of cancellation or termination has been received with respect to any such policy. Such insurance policies are sufficient for material compliance by the Company and its Subsidiaries with (i) all requirements of applicable Laws and (ii) all Material Contracts. As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened claims under any such insurance policies.

3.22 Anti-Bribery; Anti-Money Laundering.

(a) The businesses of each of the Company and each of its Subsidiaries are being, and since January 1, 2020 have been, conducted in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977 and other similar applicable anti-bribery Laws in other jurisdictions (together, the “Anti-Bribery Laws”). None of the Company or its Subsidiaries or their respective directors or officers, or to the Knowledge of the Company, employees or agents of the Company or any of its Subsidiaries are in violation, or since January 1, 2020 have been in material violation, of any applicable Anti-Bribery Laws. The Company and its Subsidiaries have maintained accurate books and records and established sufficient internal controls and procedures to ensure material compliance with the Anti-Bribery Laws. There are no internal investigations or, to the Knowledge of the Company, prior or pending Legal Proceedings, in each case, regarding any action or any allegation of any action described above in this Section 3.22(a). To the Knowledge of the Company, none of the directors, officers, employees or agents of the Company or any of its Subsidiaries is a government official, political party official or candidate for political office, and there are no known familial relationships between any of the Company’s directors, officers, employees or agents, on the one hand, and any government official, political party official or candidate for political office, on the other hand.

(b) The operations of the Company and its Subsidiaries are being, and since January 1, 2020 have been, conducted in compliance in all material respects with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”). No material Legal Proceeding or internal investigation or, to the knowledge of the Company, governmental, regulatory or administrative investigation or proceeding involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(c) The businesses of each of the Company and its Subsidiaries are being, and since January 1, 2020 have been, conducted in compliance in all material respects with all applicable economic sanctions or export and import control Laws imposed by any Governmental Authority. Since January 1, 2020, neither the Company nor its Subsidiaries have done any material business with, and have not and currently does not have any material dealings related to, territories or persons targeted by sanctions. To the Knowledge of the Company, as of the date hereof, no investigation, review, audit or inquiry by any Governmental Authority with respect to any such sanctions or Laws is pending or threatened.

3.23 Related Party Transactions. No current director, officer or Affiliate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any of its Subsidiaries (other than a Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.24 Opinion of Financial Advisors of the Company. The Company Board has received the oral opinion of each Company Financial Advisor on or prior to the date of this Agreement (to be subsequently confirmed in writing) that, as of the date of such opinion, and based upon and subject to the matters set forth therein, including the assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be paid to the Company Stockholders (other than holders of Canceled Company Shares, Dissenting Company Shares and any Company Shares held by an affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders.

3.25 State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Merger Sub set forth in the first sentence of Section 4.6 are true, accurate and complete, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement and the Transactions, and to the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Transactions.

3.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III and in any certificate delivered by the Company or any of its Representatives pursuant to Section 7.2(d), neither the Company nor any Representative or other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, (a) neither Parent, Merger Sub nor any of their respective Representatives makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger, and the Company is not relying on any representation or warranty of Parent or Merger Sub except for those expressly set forth in this Agreement and (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to the Parent or Merger Sub or their businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent and Merger Sub is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization, with all requisite power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and conduct its business as currently conducted, except for such failures to be in good standing or have such power and authority that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent. Both Parent and Merger Sub are in compliance with the provisions of their respective certificates of incorporation and bylaws (or similar governing documents).

4.2 Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and, subject to the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the Transactions have been duly and validly authorized by all necessary corporate actions on the part of Parent and Merger Sub and no additional corporate proceedings or action on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. As of the date of this Agreement, (a) the Board of Directors of Parent has approved this Agreement and the Transactions and (b) the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its stockholder(s), and declared it advisable, to enter into this Agreement and (ii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, in each case of clauses (a) and (b) above, at meetings duly called and held (or by unanimous written consent). No vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.

4.3 Information Supplied. None of the information provided or to be provided in writing by or on behalf of Parent or Merger Sub or any of their Representatives for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the time the Proxy Statement (or any amendment or supplement thereto) is first sent or given to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any of its Representatives specifically for inclusion or incorporation by reference in the Proxy Statement or other required SEC filings.

4.4 Consents and Approvals; No Violation. Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions or the ability of Parent or Merger Sub to fulfill its obligations hereunder, the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the Transactions do not and will not (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of Parent or Merger Sub, (b) require any Permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required under the HSR Act, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the filing with the SEC of the Proxy Statement, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ and the NYSE, (c) violate, conflict with or result in a breach of any provision of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets are bound, or result in the loss of a material benefit or rights under any such Contract, or (d) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets or properties are bound.

4.5 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions.

4.6 Interested Stockholder. Neither Parent nor any of its Subsidiaries, nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof, is, or has been at any time during the period commencing three (3) years prior to the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. As of the date hereof, none of Parent, Merger Sub nor any of their Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares other than shares beneficially owned through mutual funds or benefit or pension plans.

4.7 Sufficient Funds. Parent currently has, and at all times from and after the date hereof and through the Effective Time will have, available to it, and Merger Sub will have as of the Effective Time, sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Merger Consideration, Option Consideration, PSU Consideration and RSU Consideration, and to pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of this Agreement. Parent’s and Merger Sub’s obligations hereunder, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Transactions.

4.8 No Other Operations. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those incidental to its formation or those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

4.9 Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by and on behalf of Parent and Merger Sub.

4.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV in any certificate delivered by Parent or any of its Representatives pursuant to Section 7.3(c), neither Parent, Merger Sub nor any Representative or other Person on behalf of either makes any express or implied representation or warranty with respect to them or with respect to any other information provided to the Company in connection with the Transactions. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, (a) neither the Company, its Subsidiaries nor any of their respective Representatives makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger, and neither Parent nor Merger Sub is relying on any representation or warranty of the Company except for those expressly set forth in this Agreement or any such certificate, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company or any of its Subsidiaries or their businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in Article III or in any such certificate.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Conduct of Business of the Company. Except (a) as described in Section 5.1 of the Company Disclosure Letter, (b) as required by applicable Law, (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as required or expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, (x) the Company will conduct and will cause each of its Subsidiaries to conduct its business according to its ordinary course of business consistent with past practice (including with respect to Company Programs, in accordance with Company Program Requirements), and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization and to preserve the present relationships with those Persons having business relationships with the Company or any of its Subsidiaries (including Regulatory Agencies and Company Program Parties and including as set forth in Section 5.1 of the Company Disclosure Letter) and to comply with and maintain all Permits (including Regulatory Permits) required to conduct its business and to own, lease and operate its properties and assets, in each case in this clause (x), in all material respects, and (y) without limiting the generality of the foregoing, the Company will not, and will not permit any of its Subsidiaries to:

(i) adopt any amendments to the certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries;

(ii) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities, other than Company Shares issuable upon exercise or settlement of Company Options, Company RSU Awards or Company PSU Awards, as applicable, in all cases, outstanding on the date hereof and in accordance with their respective existing terms;

(iii) acquire or redeem, directly or indirectly, or amend any Company Securities, other than (A) the acquisition by the Company of Company Shares in connection with the surrender of Company Shares by holders of Company Options outstanding on the date hereof in order to pay the exercise price of such Company Options, (B) the withholding of Company Shares to satisfy Tax obligations with respect to Company Equity Awards outstanding on the date hereof or (C) the acquisition by the Company of Company Equity Awards outstanding on the date hereof in connection with the forfeiture of such awards;

(iv) split, combine, subdivide or reclassify its capital stock or other equity interests or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock or other equity interests (other than dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock or other equity interests);

(v) (A) acquire, by means of a merger, consolidation, recapitalization or otherwise, any (1) material assets, (2) any services from contract manufacturing organizations or (3) ownership interest in any Person or any business or division thereof (other than, in each case, with respect to clauses (A)(1), (A)(2) and (A)(3), (I) capital expenditures in accordance with subclause (xi) below and (II) purchases of such services from contract manufacturing organizations or of raw materials or supplies, in each case with respect to this clause (II), in the ordinary course of business or that do not exceed $10,000,000 in the aggregate), (B) sell, lease, license, transfer or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any material assets of the Company or any of its Subsidiaries (including any material Company Intellectual Property Rights and shares in the capital stock of the Company or any of its Subsidiaries), except (1) dispositions of marketable securities in the ordinary course of business consistent with past practice, (2) sales of inventory or abandonments of obsolete or worn-out equipment in the ordinary course of business and consistent with past practice, (3) granting non-exclusive licenses to contractors for the Company in the ordinary course of business consistent with past practice, where the grant of rights to use any Company Intellectual Property Rights are incidental, and not material to any performance under such agreement and (4) with respect to Company Intellectual Property Rights, dispositions permitted by Section 5.1(y)(xiv), or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization, reorganization or restructuring;

(vi) incur, assume or otherwise become liable or responsible for any indebtedness for borrowed money;

(vii) make any loans, advances (other than for ordinary course business expenses or pursuant to the Company’s certificate of incorporation) or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company);

(viii) change any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable Law;

(ix) (A) change any annual Tax accounting period or method of Tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any audit or proceeding in respect of any material Tax, except any ordinary-course extension or waiver of an applicable statute of limitations, (D) file any material amended Tax Return, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, (F) surrender any right to claim a material Tax refund or (G) enter into any Tax indemnification, sharing, allocation, reimbursement or similar agreement, arrangement or understanding (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes);

(x) except as required pursuant to a Plan in existence as of the date hereof or established in accordance with this clause (x): (A) provide for any increase in the compensation or material benefits provided to any Participant, including any grant or promise to grant any awards under any Plan, other than increases in the ordinary course of business consistent with past practice for individuals with annualized base compensation of less than $220,000; (B) establish, adopt, enter into, materially amend or terminate any Plan or any collective bargaining or similar labor Contract (other than the entry into at-will offer letters); (C) accelerate the time of payment or vesting of any compensation, rights or benefits under any Plan; (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Plan; (E) grant any Participant change of control, severance, retention or termination compensation or benefits or provide for any increase thereto; (F) terminate the employment of any employee of the Company or any of its Subsidiaries with annualized base compensation of $220,000 or higher, other than terminations for cause (as determined by the Company in the ordinary course of business consistent with past practices); or (G) hire or promote any individual with annualized base compensation of $220,000 or higher, other than to replace a departed employee in the ordinary course of business consistent with past practice.

(xi) make or authorize any capital expenditure, or incur any obligations, Liabilities or indebtedness in respect thereof, except for (A) those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been made available to Parent prior to the date of this Agreement and (B) any unbudgeted capital expenditure, in an amount not to exceed, in any year, in the aggregate, $2,500,000;

(xii) settle any suit, action, claim, proceeding or investigation other than a settlement solely for monetary damages (net of insurance proceeds received) not in excess of $1,000,000 individually or $5,000,000 in the aggregate, or settle the Specified Litigation;

(xiii) except in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.1(y), (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract or a Real Property Lease, (B) materially modify, materially amend or terminate (other than expirations in accordance with its terms) any Material Contract or Real Property Lease or waive, release or assign any material rights or claims thereunder or (C) sublease or license any portion of Leased Real Property;

(xiv) except for the disposal of any Company Registered Intellectual Property at the end of its statutory life after all possible renewals and extensions have been filed, abandon, cancel, allow to lapse, or fail to renew, maintain, diligently pursue applications for or defend any Company Registered Intellectual Property;

(xv) initiate, enter into any Contract related to or otherwise commit to undertake any new clinical trials (other than exploratory clinical trials in indications that are agreed upon between Parent and the Company) or enter into any Contract related to any existing clinical trials where the Contract or commitment will require expenditures in excess of $2,500,000;

(xvi) adopt or implement any stockholder rights plan or similar arrangement;

(xvii) exercise any options under any Collaboration Agreement relating to “co-funding”, “co-commercialization” or similar cost-and-profit participation rights (whether an exercise to “opt in” or “opt out” of such rights) with respect to any Company Product to which such Collaboration Agreement relates;

(xviii) grant any right to a third party to become a contract manufacturing organization for the Company or any of its Subsidiaries with respect to commercial supply of clinical materials or drug products (including key intermediates);

(xix) enter into any supply agreement that will require expenditures in excess of $5,000,000;

(xx) grant any unjustified material refunds, credits, rebates or allowances to customers; or

(xxi) offer, authorize, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.2 No Solicitation.

(a) Subject to Section 5.2(c), at all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the

Effective Time, neither the Company nor any of its Subsidiaries shall, nor shall they authorize or permit any of their Representatives to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or knowingly facilitate or assist, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with, in response to or with the intent to encourage, facilitate or assist the making, submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in any discussions or negotiations with any Person with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iv) adopt, approve or enter into any merger agreement, purchase agreement, letter of intent, memorandum of understanding or similar agreement or Contract with respect to an Acquisition Transaction or (v) resolve or agree to do any of the foregoing. Subject to Section 5.2(c), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall, and shall cause its and their Representatives to, immediately cease all existing discussions or negotiations with any Person (other than Parent, Merger Sub and their Representatives) conducted prior to the date of this Agreement with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal. Promptly after and within one (1) day of the date of this Agreement, the Company will terminate access by any Person (other than Parent, Merger Sub and their Representatives) to any physical or electronic dataroom relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) and request that each Person (other than Parent, Merger Sub and their Representatives) that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) promptly return to the Company or destroy all non-public documents and materials containing non-public information of the Company that has been furnished by the Company or any of its Representatives to such Person pursuant to the terms of such confidentiality agreement.

(b) From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and obtaining the Company Stockholder Approval, as promptly as practicable, and in any event within twenty-four (24) hours following receipt of an Acquisition Proposal or any inquiries, proposals or offers relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with written notice thereof, which notice shall indicate the identity of the Person making such Acquisition Proposal, inquiry, proposal or offer, and include the material terms and conditions thereof (and the documentation and other written materials submitted, received, shared or otherwise exchanged to the extent such materials contains terms and conditions relating to such Acquisition Proposal). The Company shall keep Parent reasonably informed on a prompt and timely basis with respect to the status of or material terms and conditions of any such Acquisition Proposal, inquiry or proposal or offer (including any amendments or proposed amendments to such material terms) and shall promptly (and in any event within twenty-four (24) hours following receipt or delivery thereof) provide Parent with copies of all written Acquisition Proposals, and all written inquiries, proposals, offers or other materials (including proposed agreements and proposed financing documents) relating to any such Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal that, in each case, are either received by the Company or any of its Representatives from the Person(s) making any such Acquisition Proposal, inquiry, proposal or offer or any of its Representatives, or are delivered by the Company or any of its Representatives to such Person(s) or any of its or their Representatives.

(c) Notwithstanding anything to the contrary set forth in this Section 5.2, if at any time prior to obtaining the Company Stockholder Approval, (i) the Company has received a written, bona fide Acquisition Proposal from any Person after the date of this Agreement that did not result from a material breach of this

Section 5.2 and (ii) the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action described in clause (A), (B) or (C) below would be inconsistent with its fiduciary duties under applicable Law, then the Company may, as applicable, (A) enter into an Acceptable Confidentiality Agreement with such Person, (B) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives (provided that (x) the Company shall substantially concurrently provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to such Person and which was not previously provided or made available to Parent and (y) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person and provided Parent a copy of such Acceptable Confidentiality Agreement) and (C) participate and engage in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal (and waive such Person’s noncompliance with the provisions of any “standstill” agreement solely to the extent necessary to permit such discussions or negotiations). Prior to or concurrently with the Company first taking any of the actions described in clause (A), (B) or (C) of the immediately preceding sentence with respect to an Acquisition Proposal, the Company shall provide written notice to Parent of the determination of the Company Board made pursuant to clause (ii) of the immediately preceding sentence.

(d) Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in this Section 5.2 by any Subsidiary of the Company or any of its or their Representatives shall constitute a breach by the Company of this Section 5.2.

5.3 Company Board Recommendation.

(a) Subject to the terms of this Section 5.3, the Company Board shall recommend that the Company Stockholders vote in favor of and adopt this Agreement (the “Company Board Recommendation”).

(b) Subject to Section 5.3(c), neither the Company Board nor any committee thereof shall (i) withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal or (iii) fail to include the Company Board Recommendation in the Proxy Statement (each of clauses (i), (ii) and (iii), a “Company Board Recommendation Change”); provided, however, that none of (x) a “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, (y) a non-public determination by the Company Board that an Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal or (z) the delivery of a Change of Recommendation / Termination Notice as expressly contemplated by Section 5.3(c), in and of itself, shall be deemed to be a Company Board Recommendation Change.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board may (i) in response to (A) the receipt of a written, bona fide Acquisition Proposal received after the date hereof that did not result from a material breach of Section 5.2 or (B) the occurrence of an Intervening Event, effect a Company Board Recommendation Change and (ii) in response to the receipt of a written, bona fide Acquisition Proposal received after the date hereof that did not result from a material breach of Section 5.2, cause or permit the Company or any of the Company’s Subsidiaries to enter into a definitive agreement with respect to such applicable Acquisition Proposal and terminate this Agreement pursuant to Section 8.1(c)(ii); provided that the Company and Company Board may only take an action described in clause (i) or clause (ii) of this Section 5.3(c) if (A) the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (B) in the case of receipt of an Acquisition Proposal, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Company provides written notice to Parent at least four (4) Business Days prior to effecting a Company Board Recommendation Change or terminating this Agreement pursuant to Section 8.1(c)(ii) of its intent to take such action, specifying the reasons therefor, including, in the case of receipt of an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (including a copy of all definitive agreements in respect thereof and any other relevant proposed transaction documentation (including any financing commitments)) (a “Change of Recommendation/Termination Notice”), (D) prior to effecting such Company Board Recommendation Change or terminating this Agreement pursuant to Section 8.1(c)(ii), the Company negotiates, and causes its Representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) during such four (4) Business Day period to make such adjustments in the terms and conditions of this Agreement as would obviate the basis for a Company Board Recommendation Change or the termination of this Agreement pursuant to Section 8.1(c)(ii) and (E) no earlier than the end of such four (4) Business Day period, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any proposed amendments to the terms and conditions of this Agreement proposed by Parent during such four (4) Business Day period that if accepted by the Company would be binding on Parent, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (and, in the case of receipt of such Acquisition Proposal, that such Acquisition Proposal is a binding written offer capable of acceptance by the Company and continues to constitute a Superior Proposal). Following delivery of a Change of Recommendation/Termination Notice in the case of a Superior Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the terms or conditions of such Acquisition Proposal, the Company shall provide a new Change of Recommendation/Termination Notice to Parent, and any Company Board Recommendation Change or termination of this Agreement pursuant to Section 8.1(c)(ii) following delivery of such new Change of Recommendation/Termination Notice shall again be subject to clauses (C) through (E) of the immediately preceding sentence, except that references to four (4) Business Days shall be deemed to be two (2) Business Days.

(d) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Company Stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law or its obligations under applicable securities Laws; provided, however, that this Section 5.3(d) shall not permit the Company Board to make a Company Board Recommendation Change except to the extent permitted by Section 5.3(c).

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in all cases subject to Section 6.2(b), each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Transactions, including using reasonable best efforts to (i) cause each of the conditions to the Merger set forth in Article VII to be satisfied as promptly as reasonably practicable after the date of this Agreement, (ii) obtain, as promptly as reasonably practicable after the date of this Agreement, and maintain all necessary actions or non-actions and Consents from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger, (iii) obtain all necessary or appropriate Consents under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the Transactions and (iv) reasonably cooperate with the other party or parties with respect to any of the foregoing.

Notwithstanding anything to the contrary herein, neither party, prior to the Effective Time, shall be required to, and the Company shall not without the consent of Parent, pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments) or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract, or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any Liability, to obtain any Consent of any Person (including any Governmental Authority) under any Contract; provided that, if so requested by Parent, the Company shall agree to any such payment, consideration, security or Liability that is conditioned upon the Closing.

6.2 Antitrust Filings.

(a) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Transactions as required by the HSR Act as soon as reasonably practicable and advisable after the date of this Agreement, and in no event later than ten (10) Business Days following the date of this Agreement (unless a later date is mutually agreed between the parties). Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC or the DOJ and (iv) subject to Section 6.2(b), use reasonable best efforts to avoid any impediment to the consummation of the Transactions under any Antitrust Law. The parties shall contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions.

(b) Notwithstanding anything to the contrary contained herein, in obtaining all waiting period expirations or terminations or Consents necessary or advisable to be obtained from any third party and/or Governmental Authority in order to consummate the Transactions, nothing in this Agreement shall be deemed to, and the use of reasonable best efforts under Section 6.1 or Section 6.2 or elsewhere in this Agreement shall not, require Parent, Merger Sub or their Affiliates to (i) agree to, or proffer to, sell, divest, license or hold separate any rights or other assets or any portion of any business of (A) the Company or any of its respective Affiliates or (B) Parent or any of its Affiliates (other than the Company and its Subsidiaries) or (ii) agree to, or proffer to, other restrictions or limitations on any business, operations, assets, properties or contractual freedoms of any such businesses or operations of Parent and the Surviving Corporation, including the Company and its and their respective Subsidiaries and Affiliates, in the case of clause (i)(A) or clause (ii), such action is or would reasonably be expected to, individually or in the aggregate, result in a material impairment to the overall benefits expected to be realized from the consummation of the Transactions contemplated by this Agreement (any such requirement in clause (i) or (ii), a “Burdensome Condition”). The Company shall not, and shall not permit any of its Subsidiaries to, agree or proffer to take any of such actions without the prior written consent of Parent; provided that, if so requested by Parent, the Company shall agree to take any such action that is conditioned upon the Closing.

(c) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any substantive communication from any Governmental Authority regarding any of the Transactions in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the Transactions, including any proceedings initiated by a private party. Each of the parties hereto shall jointly direct, devise and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry, investigation or Legal Proceeding initiated by (including coordinating with one another with respect to the timing, nature and substance of all such responses), and in connection with all meetings and communications (including any negotiations) with, any Governmental Authority that has authority to enforce any Antitrust Law, including (i) whether to pull and refile, on one or more occasions, any filing made under the HSR Act or any other Antitrust Law in connection with the Transactions, prior to the Termination Date; (ii) whether to enter into a voluntary agreement between Parent and the Company, on the one hand, and the FTC and the DOJ, on the other hand, pursuant to which Parent and the Company have agreed not to consummate the Merger until a specified time shall have expired or been terminated; and (iii) the defense of any Legal Proceeding initiated by any Governmental Authority or any private party. Notwithstanding the foregoing, in the event of any disagreement concerning any joint determinations referenced in this Section 6.2(c), the parties shall use their respective best good faith efforts to resolve such disagreement; provided that Parent shall make the final determination and Parent’s decision shall prevail and control (and the Company may not take any actions in contravention of such determination by Parent).

(d) Parent shall not, and shall not permit its subsidiaries to, enter into a definitive agreement after the date of this Agreement providing for, or consummate, any acquisition, merger, joint venture, partnership, licensing agreement, collaboration or any other similar type of transaction, in each case, that would reasonably be expected to prevent or materially delay any required approvals or the expiration or termination of the applicable waiting period, under the HSR Act or any other Antitrust Laws applicable to the Transactions.

(e) To the extent not prohibited by applicable Law, each party shall furnish to the other copies of all filings, submissions, correspondence and communications between it and its Affiliates and their respective representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to the Transactions; provided that the materials provided to each other may be (A) designated by the providing party as restricted to “Outside Counsel Only” and any such information shall not be shared with employees, officers, managers or directors or their equivalents of the receiving party without written approval of the providing party, and (B) redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with Contractual arrangements or (z) as necessary to preserve legal privilege.

6.3 Public Statements and Disclosure. Neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, shall issue (or permit its Affiliates or Representatives to issue) any public release or make any public announcement concerning this Agreement or the Transactions without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement is required by applicable Law or the rules or regulations of NASDAQ or NYSE, as applicable, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto a reasonable opportunity to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 6.3 shall not apply to any release or announcement made or proposed to be made by any party with respect to the matters addressed in Section 5.2 or Section 5.3; provided further that the parties shall not be required by this Section 6.3 to provide such opportunity to comment to the other party in the event of any dispute between the parties relating to this Agreement. Notwithstanding the foregoing, (a) to the extent the content of any press release or other announcement has been approved and made in accordance with this Section 6.3, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other announcement and (b) each party may, without complying with the foregoing obligations, make any public statement regarding the Transactions in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, in each case, to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 6.3, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the Transactions.

6.4 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or the Transactions, the Company and the Company Board shall grant such approval and take such action as necessary so that the Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement.

6.5 Access. During the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall (and shall cause its Subsidiaries to) (i) afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and its Subsidiaries and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish reasonably promptly to Parent all information (financial or otherwise) concerning its business, properties and personnel (including for retention planning) as Parent may reasonably request, including with respect to the Company Programs and (ii) promptly advise Parent of any Legal Proceeding commenced after the date hereof relating to the Specified Litigation, and shall keep Parent reasonably informed regarding the Specified Litigation; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company or its Subsidiaries to restrict or otherwise prohibit access to such documents or information, (b) the Company reasonably determines access to such documents or information would result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (c) such documents or information relate to the evaluation or negotiation of this Agreement, the Transactions or, subject to Section 5.2 and Section 5.3, an Acquisition Proposal or Superior Proposal. In the event that the Company does not provide access or information in reliance on clause (a) or (b) of the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 6.5 shall be (i) conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries and (ii) subject to the Company’s reasonable security measures and insurance requirements. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.5.

6.6 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the Transactions by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries as of the Effective Time shall (and, Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the indemnification agreements set forth in Section 6.7(a) of the Company Disclosure Letter, in each case, true, accurate and complete copies of which have been made available to Parent and as in effect on the date of this Agreement, between (A) the Company or any of its Subsidiaries and (B) any of their respective current or former directors and officers or any Person serving or who served as a director, officer, employee, member, trustee or fiduciary of any corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or any of its Subsidiaries, in each case, prior to the Effective Time (collectively, the “Indemnified Persons”), and (ii) indemnification, expense advancement and exculpation provisions in the certificate of incorporation or bylaws (or similar governing documents) of the Company or its applicable Subsidiaries in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and/or bylaws (and/or similar governing documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to any acts or omissions occurring or alleged to have occurred at or prior to the Effective Time that are no less favorable, in the aggregate, than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or similar governing documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6)-year period, such provisions shall not be repealed, amended or otherwise modified in any manner materially adverse to the Indemnified Persons except as required by applicable Law.

(b) Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six (6)-year “tail” prepaid policy (the “D&O Tail Policy”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Person on terms with respect to such coverage and amounts no less favorable than the Company’s existing directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policies or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that if the D&O Tail Policy is not available at an aggregate cost not greater than 300% of the last annual premium paid prior to the date hereof under the Company’s existing directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policies (a true, correct and complete copy of which has been made available to Parent), then, prior to the Closing, the Company shall obtain as much comparable insurance as can be obtained at a cost up to but not exceeding 300% of the last annual premium paid prior to the date hereof. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time.

(c) Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time that a claim, action, suit, proceeding, arbitration or investigation (whether arising before, at or after the Effective Time) has been made against such Indemnified Person, the provisions of this Section 6.7 shall continue in effect with respect to such claim, action, suit, proceeding, arbitration or investigation until the final disposition thereof.

(d) In the event that Parent or the Surviving Corporation (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.7.

(e) This Section 6.7 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, the Indemnified Persons and their respective heirs and legal representatives, and shall not be terminated or modified in such a manner as to adversely affect in any material respect any Indemnified Person without the written consent of such affected Indemnified Person. The rights provided under this Section 6.7 shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise.

6.8 Employee Matters.

(a) For a period of twelve months following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide to each Continuing Employee for so long as he or she remains in the employment of the Surviving Corporation and its Subsidiaries: (i) a base salary or wage rate, as applicable, and short-term cash incentive opportunity that, in each case, is not less than the base salary or wage rate (as applicable), and short-term cash incentive opportunity, respectively, provided to such Continuing Employee immediately prior to the Effective Time; (ii) other compensation and employee benefits that are substantially comparable in the aggregate to the other compensation and employee benefits (excluding any equity-based compensation, defined benefit pensions or post-employment health or welfare benefits, and retention, change in control or other one-off payments or benefits) provided to such Continuing Employee immediately prior to the Effective Time; and (iii) severance benefits no less favorable than as set forth on Section 6.8(a) of the Company Disclosure Letter.

(b) To the extent that a Plan or any other employee benefit plan or other compensation or severance arrangement of the Parent, the Surviving Corporation or any of their respective Subsidiaries (together, the “New Plans”) is made available to any Continuing Employee on or following the Effective Time, Parent shall cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time (i) for purposes of vesting (but not eligibility or benefit accrual) under Parent’s defined benefit pension plan, (ii) for purposes of eligibility and benefit accrual for vacation under Parent’s vacation program, (iii) for purposes of eligibility to participate in any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan) and including for purposes of eligibility to participate in and vesting in the Parent 401(k) plans and (iv) unless covered under another arrangement with or of the Company or any of its Subsidiaries, for eligibility and benefit calculation purposes under Parent’s severance plan; provided, however, that in the case of each of clauses (i), (ii), (iii) and (iv), such service need not be credited to the extent that (A) such service is not taken into account under the analogous Plans before the Effective Time (as reflected in the records of the applicable Plan); or (B) it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to (or shall cause the Surviving Corporation to use commercially reasonable efforts to) ensure that (I) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under any such New Plan replaces coverage under a comparable Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (II) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan will be waived for such Continuing Employee and his or her covered dependents to the extent they did not apply to the Continuing Employee under the corresponding Old Plan and any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins will be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. For the avoidance of doubt, neither Parent nor any of its Affiliates shall be required to take any action to the extent Parent determines that such action could make a Continuing Employee (or eligible dependent) ineligible for a benefit (for example, if credit for past contributions would make the Continuing Employee ineligible for health savings account contributions from Parent).

(c) Prior to making any material broad-based written announcements to the employees of the Company or any of its Subsidiaries (other than solely to directors and/or executive officers) pertaining to compensation or benefit matters related to the Transactions, the Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on the communication and the Company shall consider any such comments in good faith.

(d) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Company, the Surviving Corporation or their respective Subsidiaries to terminate, any Continuing Employee for any reason, (ii) constitute an amendment to any Plan or any other compensation or benefit plan, program, policy, agreement or arrangement, (iii) require Parent, the Company, the Surviving Corporation or their respective Subsidiaries to continue any Plan or prevent the amendment, modification or termination thereof after the Effective Time or (iv) create any obligation of the parties to any Person (other than the other parties hereto) with respect to any employee compensation or benefit plan, program, policy, agreement or arrangement. The provisions of this Section 6.8 are solely for the benefit of the parties to this Agreement. No Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Section 6.8, and no provision of this Section 6.8 shall create such rights in any such Persons.

6.9 Obligations of Merger Sub. Parent shall cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time, as applicable (including, with respect to Merger Sub, to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement).

6.10 Certain Litigation. The Company shall promptly advise Parent of any Legal Proceeding commenced after the date hereof against the Company and/or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the Transactions, and shall keep Parent reasonably informed regarding any such Legal Proceeding. The Company shall give Parent the opportunity to consult with the Company regarding, or participate in, but not control, the defense or settlement of any such Legal Proceeding. The Company may not enter into any settlement agreement in respect of such Legal Proceeding against the Company and/or its directors or officers relating to this Agreement or any of the Transactions without Parent’s prior written consent. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.10 and Section 5.1 or Section 6.1, this Section 6.10 will control.

6.11 Delisting. Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Shares from NASDAQ and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

6.12 Preparation of the Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement and subject to applicable Law, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC. Subject to Section 5.3, the Company Board shall make the Company Board Recommendation to the Company Stockholders and shall include such recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent, Merger Sub and their respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC as may be reasonably requested by the Company from time to time. The Company shall cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable if and to the extent such information contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall notify Parent promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve any such comments with the SEC, and shall use reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the Proxy Statement Clearance Date. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the Company Stockholders, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.

(b) Notwithstanding any Company Board Recommendation Change but subject to Section 6.12(a) and applicable Law and to the extent not prohibited by any Order, the Company shall take all necessary actions in accordance with applicable Law, the certificate of incorporation or bylaws of the Company and the rules of NASDAQ to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, as promptly as practicable after the Proxy Statement Clearance Date. The Company shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with the DGCL and, unless the Company Board has effected a Company Board Recommendation Change in accordance with Section 5.3, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval at the Company Stockholders’ Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Stockholders’ Meeting without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed); provided that the Company shall postpone or adjourn the Company Stockholders’ Meeting (i) if the Company Board had determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Company Stockholders’ Meeting in order to allow the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders, (ii) to the extent required by a court of competent jurisdiction in connection with any Legal Proceedings in connection with this Agreement or the Transactions (provided that, without the prior consent of Parent, each such postponement or adjournment under this clause (ii) may be for no more than the amount of time specified by such court of competent jurisdiction), (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iv) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval (including at the reasonable request of Parent in connection with the foregoing); provided that, in the case of clause (i), (iii) or (iv), without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company Stockholders’ Meeting will not be postponed or adjourned (x) by more than 30 days after the date on which the Company Stockholders’ Meeting was originally scheduled or (y) to a date that is less than five (5) Business Days prior to the Termination Date. In no event will the record date of the Company Stockholders’ Meeting be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law or the organizational documents of the Company.

(c) Nothing in this Section 6.12 shall be deemed to prevent the Company or the Company Board or any duly authorized committee thereof from taking any action they are permitted or required to take under, and in compliance with, Section 5.2, Section 5.3 or applicable Law.

6.13 Notice of Certain Events. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, as applicable, (i) of any written notice or other written communication received by such party from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions, if the subject matter of such communication or the failure of such party to obtain such Consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any Legal Proceeding commenced or, to any party’s Knowledge, threatened against, such party or any of its Affiliates or otherwise relating to such party or any of its Affiliates, in each case relating to any of the Transactions and (iii) if it obtains Knowledge of, or otherwise becomes aware of (A) any breach by such party of its representations, warranties and covenants hereunder and (B) any Effect that would reasonably be expected to prevent, materially delay or materially impair the ability of such party to fulfill its obligations under this Agreement or consummate the Transactions or, in the case of the Company, any Effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.13 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party. Notwithstanding anything to the contrary in this Agreement, the failure to deliver any such notice, in and of itself, shall not affect any of the conditions to the Merger (or cause any such conditions to fail to be satisfied) or give rise to any right to terminate under Article VIII.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver by each of Parent and the Company (where permissible under applicable Law) on or prior to the Closing Date of each of the following conditions:

(a) No Legal Prohibition. No Governmental Authority of competent jurisdiction where Parent or any of its Subsidiaries, or the Company or any of its Subsidiaries has substantial operations or owns any material assets shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or imposing a Burdensome Condition as a result of the consummation of the Merger that was not agreed to by Parent or Merger Sub or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or imposing a Burdensome Condition as a result of the consummation of the Merger that was not agreed to by Parent or Merger Sub.

(b) Regulatory Approval. The waiting period (and any extensions thereof) applicable to consummation of the Merger under the HSR Act and any voluntary agreement between Parent and the Company, on the one hand, and the FTC and the DOJ, on the other hand, pursuant to which Parent and the Company have agreed not to consummate, or to delay the consummation of, the Merger until a specified time shall have expired or been terminated without the imposition of a Burdensome Condition that was not agreed to by Parent or Merger Sub.

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver by Parent (where permissible under applicable Law) on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in (i) Section 3.9(a) shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date, (ii) Section 3.2(a) (except for the last sentence thereof), Section 3.2(b) and Section 3.2(c) shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies, (iii) the first and third sentences of Section 3.1(a), the last sentence of Section 3.2(a), Section 3.2(d), Section 3.2(e), Section 3.2(f), Section 3.2(g), Section 3.3, Section 3.4, Section 3.5, Section 3.11 and Section 3.25 shall be true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) in all material respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) Article III (other than the representations and warranties listed in the immediately preceding clauses (i), (ii) and (iii)) shall be true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Compliance with Covenants. The Company shall have complied with or performed in all material respects any agreement or covenant to be performed, or complied with, by it under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have arisen or occurred that is continuing as of immediately prior to the Closing.

(d) Officer’s Certificate. The Company shall have delivered to Parent a certificate, signed on behalf of the Company by its chief executive officer, certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.

7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver by the Company (where permissible under applicable Law) on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct (without giving effect to any qualification as to “materiality” set forth therein) in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger.

(b) Compliance with Covenants. Each of Parent and Merger Sub shall have complied with or performed in all material respect any agreement or covenant to be performed, or complied with, by it under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, signed on behalf of Parent and Merger Sub by an executive officer of Parent, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination Prior to the Effective Time. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other party or parties hereto and that any termination by Parent also shall be an effective termination by Merger Sub):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Effective Time shall not have occurred on or before July 10, 2025 (the “Termination Date”) (provided that if on the original Termination Date any of the conditions set forth in Section 7.1(a) (solely in respect of any Antitrust Law or Order under any Antitrust Law), Section 7.1(b) shall not have been satisfied or waived, then the Termination Date shall be automatically extended to January 10, 2026 (and all references to the Termination Date herein shall be as so extended); provided, further, that if, on the Termination Date as extended by the immediately preceding proviso, any of the conditions set forth in Section 7.1(a) (solely in respect of any Antitrust Law or Order under any Antitrust Law), Section 7.1(b) shall not have been satisfied or waived, then the Termination Date shall be automatically extended to July 10, 2026 (and all references to the Termination Date herein shall be as so extended)); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose material breach of its representations, warranties or obligations under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to occur on or before the date of such termination;

(ii) if there exists any Law or Order having the effect set forth in Section 7.1(a) (which, in each case, has become final and non-appealable); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose material breach of its representations, warranties or obligations under this Agreement shall have been the principal cause of or resulted in the existence of such Law or Order or to any party that has failed to use its reasonable best efforts as required by Section 6.1 (subject to Section 6.2(b)) to remove such Law or Order; or

(iii) if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(c) by the Company, in the event that:

(i) (A) the Company is not in breach of this Agreement such that Parent has the right to terminate this Agreement pursuant to Section 8.1(d)(i), (B) Parent and/or Merger Sub shall have breached or otherwise failed to perform any of their respective covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become or been inaccurate, which in either case would give rise to the failure of any of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (if such condition were tested as of the date of such breach, failure to perform or inaccuracy), and (C) such breach, failure to perform or inaccuracy is not capable of being cured by the Termination Date or is not cured within twenty (20) Business Days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy; or

(ii) prior to obtaining the Company Stockholder Approval, the Company Board shall have determined to terminate this Agreement in accordance with the terms set forth in Section 5.3 in order to concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal; provided that (A) the Company has complied in all material respects with the terms of Section 5.2 and Section 5.3 with respect thereto, and (B) concurrently with and as a condition to such termination, the Company Board pays Parent the Company Termination Fee payable to Parent pursuant to Section 8.3(b)(ii); or

(d) by Parent in the event that:

(i) (A) Parent and Merger Sub are not in breach of this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 8.1(c)(i), (B) the Company shall have breached or failed to perform any of its covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have been or become inaccurate, which in either case would give rise to the failure of any of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (if such condition were tested as of the date of such breach, failure to perform or inaccuracy), and (C) such breach, failure to perform or inaccuracy is not capable of being cured by the Termination Date or is not cured within twenty (20) Business Days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy; or

(ii) (A) a Company Board Recommendation Change shall have occurred or (B) following receipt by the Company of an Acquisition Proposal that is publicly announced or otherwise publicly known, the Company shall have failed to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation.

8.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice by the terminating party to the other party or parties hereto, as applicable, specifying the provision or provisions pursuant to which such termination is being effected. In the event of the proper and valid termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect and there shall be no liability of any party or parties hereto (or any director, officer, employee, Affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of this Section 8.2, Section 8.3 and Article IX and the terms of the Confidentiality Agreement, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damage resulting from any Fraud or Willful Breach of this Agreement that occurs prior to such termination.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b) Company Termination Fee. The Company shall pay to Parent $475,500,000 (the “Company Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that:

(i) (A) this Agreement is terminated by Parent or the Company pursuant to (1) Section 8.1(b)(i) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the last proviso to Section 8.1(b)(i)) or (2) Section 8.1(b)(iii); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, an Acquisition Proposal shall have been publicly announced or shall have become publicly disclosed or publicly known and such Acquisition Proposal has not been publicly and unconditionally withdrawn prior to the date that is ten (10) Business Days prior to (1) in the case of clause (A)(1), such termination of this Agreement or (2) in the case of clause (A)(2), the Company Stockholders’ Meeting; and (C) within twelve (12) months following such termination of this Agreement, (x) the Company enters into a definitive agreement with any third party with respect to an Acquisition Transaction or (y) an Acquisition Transaction is consummated; in which case the Company Termination Fee shall be payable within two (2) Business Days after the earlier of the events in clause (C)(x) or (C)(y);

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), in which case the Company Termination Fee shall be payable concurrently with and as a condition to the effectiveness of such termination; or

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), in which case the Company Termination Fee shall be payable within two (2) Business Days after such termination.

For purposes of the references to an “Acquisition Proposal” or an “Acquisition Transaction” in Section 8.3(b)(i), all references to “twenty percent (20%)” or “eighty percent (80%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “fifty percent (50%)”.

(c) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) Transfer Taxes. Except as expressly provided in Section 2.8(d), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with the Transactions shall be paid by Parent and Merger Sub when due.

(e) Company Termination Fee as Sole and Exclusive Remedy. The parties acknowledge that the agreements contained in Section 8.3(b) are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.3(b), then (i) the Company shall reimburse Parent for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket disbursements and fees of outside counsel) incurred in the collection of such overdue amount, including in connection with any related Legal Proceedings, and (ii) the Company shall pay to Parent interest on the amount payable pursuant to Section 8.3(b) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. The payment by the Company of the Company Termination Fee pursuant to Section 8.3(b), and, if applicable, any payments under this Section 8.3(e), shall be the sole and exclusive remedy of Parent and Merger Sub in the event of termination of this Agreement under circumstances requiring the payment of a Company Termination Fee pursuant to Section 8.3(b) for any and all losses or damages suffered or incurred by Parent or any of its Affiliates or Representatives in connection with this Agreement and the Transactions (and the termination thereof or any matter forming the basis for such termination), including the Merger; provided, however, that nothing in this Section 8.3(e) shall limit the rights or remedies of Parent or any of its Affiliates under Section 9.8(b) or in the case of Fraud or Willful Breach.

8.4 Amendment. To the extent permitted by applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the Company Stockholders without such approval.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto (it being agreed that any extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time or are to be performed (in whole or in part) following the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder shall be in writing and delivered by email, and shall be deemed to have been duly delivered and received hereunder on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other parties hereto in accordance with this Section 9.2):

(a) if to Parent or Merger Sub, to:

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick NJ 08933

To the attention of the individuals and at the email addresses specified in Section 9.2(a) of the Parent Disclosure Letter with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York City, NY 10001

Attention:  Robert I. Townsend, III

       Ting S. Chen

       Jin-Kyu Baek

Email:    rtownsend@cravath.com

      tchen@cravath.com

      jbaek@cravath.com

(b) if to the Company, to:

Intra-Cellular Therapies, Inc.

135 Route 202/206, Suite 6

Bedminster, NJ 07921

Attention:  John P. Condon

Email:    [********]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Ave

New York, NY 10017

Attention:  Michael Davis

      Lee Hochbaum

Email:    michael.davis@davispolk.com

      lee.hochbaum@davispolk.com

9.3 Assignment. No party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Parent that is a U.S. tax resident for U.S. federal income Tax purposes; provided that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated as of December 17, 2024 (the “Confidentiality Agreement”), which will continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto; provided that the Company hereby waives the obligations of Parent and its Affiliates under any explicit or implicit “standstill” provisions therein.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Parent Disclosure Letter and the Annexes hereto, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.6 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 6.7, (b) from and after the Effective Time, the rights of Company Stockholders and the holders of other Company Equity Awards to receive the Merger Consideration, Option Consideration, PSU Consideration or RSU Consideration, as applicable, as provided in Article II and (c) following the valid termination of this Agreement pursuant to Article VIII, (i) the right of the Company, as sole and exclusive agent on behalf of Company Stockholders and the holders of other Company Equity Awards, to pursue damages for any Willful Breach of this Agreement by Parent or Merger Sub, as applicable, prior to such termination (which damages may include, to the extent proven and awarded by a court of competent jurisdiction, damages based on loss of the economic benefits of the transactions contemplated by this Agreement to Company Stockholders and the holders of other Company Equity Awards (provided that in no event shall any such Company Stockholder or any such holder of other Company Equity Awards be entitled to pursue such damages on their own behalf)) and (ii) any such damages recovered by the Company pursuant to the preceding clause (c)(i) may, in the Company’s sole and absolute discretion, be (x) distributed, in whole or in part, by the Company to Company Stockholders of record as of any date determined by the Company or (y) retained by the Company for the use and benefit of the Company on behalf of Company Stockholders and the holders of other Company Equity Awards, in any manner the Company deems fit.

9.7 Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be effected as originally contemplated to the fullest extent possible.

9.8 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent or restrain breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agree not to oppose the availability of the equitable remedy of specific performance on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

9.9 Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the Transactions, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware) in respect of any claim based upon, arising out of or relating to this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings in respect of any claim based upon, arising out of or relating to this Agreement or the Transactions shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action arising out of or relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.12 Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The Company Disclosure Letter shall not be deemed to be part of this Agreement but shall instead constitute facts ascertainable incorporated herein by reference for purposes of Section 251 of the DGCL.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

JOHNSON & JOHNSON

By:	/s/ Nauman Shah
Name: Nauman Shah
Title: Global Head, Innovative Medicine Business Development

FLEMING MERGER SUB, INC.

By:	/s/ William E. Korbich, Jr.
Name: William E. Korbich, Jr.
Title: Chief Financial Officer and Treasurer

INTRA-CELLULAR THERAPIES, INC.

By:	/s/ Sharon Mates
Name: Sharon Mates
Title: Chairman and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

ANNEX A

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

1.	The name of the corporation is: Intra-Cellular Therapies, Inc. (the “Corporation”).

2.

The address of the registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address is: The Corporation Trust Company.

3.	The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

4.	The total number of shares of stock, which the Corporation shall have authority to issue, is 100 shares of common stock, par value $0.01 per share.

5.	The Corporation is to have perpetual existence.

6.	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

7.

a.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in paragraph c of this article 7 with respect to proceedings to enforce rights to indemnification or an advancement of expenses or as otherwise required by law, the Corporation shall not be required to indemnify or advance expenses to any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

b.

In addition to the right to indemnification conferred in paragraph a of this article 7, an Indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this paragraph b or otherwise.

c.

If a claim under paragraph a or b of this article 7 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this article 7 or otherwise shall be on the Corporation.

d.

The rights to indemnification and to the advancement of expenses conferred in this article 7 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation as amended from time to time, the Corporation’s Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

e.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

f.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this article 7 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

g.

The rights conferred upon Indemnitees in this article 7 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this article 7 that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to any such amendment, alteration or repeal.

h.

If any word, clause, provision or provisions of this article 7 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this article 7 (including, without limitation, each portion of any section of this article 7 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this article 7 (including, without limitation, each such portion of any section of this article 7 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

8.

No director shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 or successor provisions of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

9.	Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Annex B

Centerview Partners LLC 31 West 52nd Street New York, NY 10019

January 10, 2025

The Board of Directors

Intra-Cellular Therapies, Inc.

135 Route 202/206, Suite 6

Bedminster, NJ 07921

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”) (other than Excluded Shares, as defined below), of Intra-Cellular Therapies, Inc., a Delaware corporation (the “Company”), of the $132.00 per Share in cash, without interest, proposed to be paid to such holders pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) by and among Johnson & Johnson, a New Jersey corporation (“Parent”), Fleming Merger Sub, Inc., a Delaware corporation and direct or indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Agreement provides that Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a direct or indirect wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) all Shares owned by Parent, Merger Sub or the Company (as treasury stock or otherwise), or by any direct or indirect wholly owned subsidiary of Parent or Merger Sub and (ii) any Dissenting Company Shares (as defined in the Agreement) (the shares referred to in clauses (i) and (ii), together with any Shares held by any affiliate of the Company or Parent, “Excluded Shares”)) will be converted into the right to receive $132.00 per Share in cash, without interest, (the $132.00 per Share consideration to be paid in the Merger, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion, and a substantial portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement, we have not been engaged to provide financial advisory or other services to the Company, and we have not received any compensation from the Company during such period. In the past two years, we

The Board of Directors

Intra-Cellular Therapies, Inc.

January 10, 2025

have not been engaged to provide financial advisory or other services to Parent, and we have not received any compensation from Parent during such period. In 2024, we were engaged to provide financial advisory services unrelated to the Company to Aliada Therapeutics Inc. (“Aliada”), in which Parent held a significant minority equity interest, in connection with Aliada’s sale to AbbVie, and we received compensation from Aliada for such services. We may provide financial advisory and other services to or with respect to the Company or Parent or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, or any of their respective affiliates, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated January 7, 2025 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2023, December 31, 2022 and December 31, 2021; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other

The Board of Directors

Intra-Cellular Therapies, Inc.

January 10, 2025

approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Centerview Partners LLC

CENTERVIEW PARTNERS LLC

Annex C

January 10, 2025

The Board of Directors

Intra-Cellular Therapies, Inc.

135 Route 202/206, Suite 6

Bedminster, NJ 07921

Members of the Board:

We understand that Intra-Cellular Therapies, Inc., a Delaware corporation (the “Company”), Johnson & Johnson, a New Jersey corporation (“Parent”), and Fleming Merger Sub, Inc., a Delaware corporation and a direct or indirect wholly owned subsidiary of Parent (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger, in a transaction in which each outstanding share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), other than (i) all shares of Common Stock owned by Parent, Merger Sub or the Company (as treasury stock or otherwise), or by any direct or indirect wholly owned subsidiary of Parent or Merger Sub, and (ii) any Dissenting Company Shares (as defined in the Merger Agreement) (the shares referred to in clauses (i) and (ii), together with any shares of Common Stock held by any affiliate of the Company or Parent, “Excluded Shares”), will be converted into the right to receive $132.00 in cash, without interest, (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received in the Merger by the holders of shares of Common Stock (other than Excluded Shares) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion, we have, among other things:

(i) reviewed a draft, provided to us on January 7, 2025 of the Merger Agreement;

(ii) reviewed certain publicly available financial and other information about the Company;

(iii) reviewed certain information furnished to us and approved for our use by the Company’s management, including financial forecasts, estimates and analyses, relating to the business, operations and prospects of the Company;

(iv) held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;

(v) reviewed the share trading price history for the Common Stock; and

(vi) conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to us by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on the assurances of the management of the Company that it is not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did we conduct a physical inspection of any of the properties or facilities of, the Company or any other entity, and we have not been furnished with and assume no responsibility to obtain or conduct any such evaluations, appraisals or physical inspections. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company or any other entity under any laws relating to bankruptcy, insolvency or similar matters. Our analysis and opinion also do not consider any actual or potential arbitration, litigation, claims or possible unasserted claims, investigations or other proceedings to which the Company or any other entity is or in the future may be a party or subject.

With respect to the financial forecasts and estimates provided to and, at your direction, reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to, and we have assumed that they are an appropriate basis upon which to evaluate, the future financial performance of the Company and the other matters covered thereby. We express no opinion as to the Company’s financial forecasts or estimates or the assumptions on which they are made.

We have relied upon the assessments of the management of the Company as to, among other things, (i) the potential impact on the Company of market, competitive and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the biopharmaceutical industry including with respect to the pricing of and third-party coverage and reimbursement for pharmaceutical products, (ii) matters relating to the product and product candidates of the Company, the potential use and indications for such product and product candidates, related technology and intellectual property and regulatory approval processes and risks, including with respect to the probability and timing for the development, clinical testing, manufacturing and commercialization of such product and product candidates and related use and indications, the validity and duration of licenses and patents, and (iii) the Company’s existing and future agreements and arrangements with, and ability to attract, retain and/or replace, key employees and consultants, customers, suppliers and other commercial and collaboration relationships. We have assumed that there would not be any developments with respect to any such matters that would be material in any respect to our analyses or opinion.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to the Company or the Merger, and we have assumed the correctness in all respects material to our analyses and opinion of all legal, regulatory, accounting and tax advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement. In addition, in preparing this opinion, we have not taken into account any tax consequences of the Merger to any holder of Common Stock. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft of the Merger Agreement reviewed by us in all respects material to our analyses and opinion. We have also assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement. We have also assumed that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, waivers and releases for the Merger, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger or that otherwise would be material in any respect to our analyses or opinion.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Common Stock (other than Excluded Shares). We express no opinion as to the price at which shares of Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration to be received by holders of shares of Common Stock. The issuance of our opinion has been authorized by the Fairness Opinion Committee of Jefferies LLC.

We have been engaged by the Company to act as a financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement.

As you are aware, in the past two years, we and our affiliates have not provided financial advisory or financing services to the Company or Parent for which we and our affiliates have received compensation. In the ordinary course of our business, we and our affiliates may trade or hold securities or financial instruments (including loans and other obligations) of the Company or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation. Our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent, except in accordance with our Engagement Letter with the Company.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received in the Merger by the holders of shares of Common Stock (other than Excluded Shares) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC

Intra-Cellular Therapies, Inc. Notice of Special Meeting of Stockholders Proxy Solicited by Board of Directors for Special Meeting — XXXX XX, 2025, X:XXpm ET Michael I. Halstead and John P. Condon or any of them (the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of Intra-Cellular Therapies, Inc. to be held on XXXX XX, 2025, X:XXpm ET virtually via the Internet at meetnow.global/MAQL2YS or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1, 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or at any postponement or adjournment thereof. CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important notice regarding the Internet availability of proxy materials for the Special Meeting of Stockholders. The Notice and Proxy Statement are available at: www.investorvote.com/ITCI

Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. Please mark your votes like this For Against Abstain 1. To adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated January 10, 2025, by and among Intra-Cellular Therapies, Inc. (“ITI”), Johnson & Johnson, a New Jersey corporation (“Johnson & Johnson”), and Fleming Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Johnson & Johnson (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into ITI (the “Merger”), with ITI surviving the Merger as a wholly owned subsidiary of Johnson & Johnson. 2. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to ITI’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. For Against Abstain 3. To adjourn the Company Stockholders’ Meeting to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting of Stockholders. For Against Abstain Mark box to the right if you plan to attend the Special Meeting of Stockholders Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data) Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) VIRTUAL CONTROL NUMBER Signature Signature (if held jointly) Date:, 2025 PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. VIRTUAL CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your control number ready when voting by Internet or Telephone INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/ITCI Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (XXX) XXX-XXXX Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

Intra-Cellular Therapies, Inc. Notice of Special Meeting of Stockholders Proxy Solicited by Board of Directors for Special Meeting — XXXX XX, 2025, X:XXpm ET Michael I. Halstead and John P. Condon or any of them (the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of Intra-Cellular Therapies, Inc. to be held on XXXX XX, 2025, X:XXpm ET virtually via the Internet at meetnow.global/MAQL2YS or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1, 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or at any postponement or adjournment thereof. CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. The Special Meeting of Stockholders of Intra-Cellular Therapies, Inc. will be held on XXXX XX, 2025, X:XXpm ET, virtually via the Internet at meetnow.global/MAQL2YS. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Important notice regarding the Internet availability of proxy materials for the Special Meeting of Stockholders. The Notice and Proxy Statement are available at: www.investorvote.com/ITCI

Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. Please mark your votes like this 1. To adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated January 10, 2025, by and among Intra-Cellular Therapies, Inc. (“ITI”), Johnson & Johnson, a New Jersey corporation (“Johnson & Johnson”), and Fleming Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Johnson & Johnson (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into ITI (the “Merger”), with ITI surviving the Merger as a wholly owned subsidiary of Johnson & Johnson. For Against Abstain 2. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to ITI’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. For Against Abstain 3. To adjourn the Company Stockholders’ Meeting to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting of Stockholders. For Against Abstain DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data) Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) VIRTUAL CONTROL NUMBER Mark box to the right if you plan to attend the Special Meeting of Stockholders Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature Signature (if held jointly) Date: , 2025 PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. VIRTUAL CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your control number ready when voting by Internet or Telephone INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/ITCI Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (XXX) XXX-XXXX Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.